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PROSPECTUS

Up To 1,365,674 Shares
Common Stock

        We are offering to our stockholders up to an aggregate of 1,365,674 shares of our common stock, which includes 150,000 shares which will be purchased by our employee stock ownership plan. For every two shares of common stock held at the close of business on January 26, 2004, the record date for the distribution, you will receive one non-transferable subscription right to purchase shares of our common stock.

        Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, you may purchase one share of our common stock at a subscription price of $20.00 per share. Under the oversubscription privilege, upon the exercise of the basic subscription privilege, in full, you will be entitled to subscribe, at the same subscription price, for shares of common stock that are not purchased by other rightsholders under their basic subscription privilege. The rights may not be sold or transferred. The rights will not be listed for trading on any stock exchange or trading market.

        At the same time as we are conducting the rights offering, we are offering shares of our common stock at the same subscription price of $20.00 to members of the general public to whom a copy of this prospectus is delivered. The offering of shares of our common stock to members of the general public is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part.

        There is no minimum number of shares that must be sold to complete the offering. No person is permitted to purchase shares of our common stock in the offering which, when added to current holdings, would exceed 9.9% of the total number of our outstanding shares after the offering. All exercises of rights and subscriptions for our common stock are irrevocable. The offering to stockholders and members of the general public expires at 5 p.m., Eastern Time, on April 20, 2004.

        Our common stock is quoted on the Nasdaq National Market System under the trading symbol PCBI. On March 12, 2004, the closing price of a share of our common stock on Nasdaq was $20.25.

        Keefe, Bruyette & Woods, Inc. is not required to sell any specific number or dollar amount of our common stock but will use their best efforts to assist us in selling shares of the common stock we are offering. Members of our senior management may also solicit responses from stockholders and members of the general public.

        For a discussion of the material risks that you should consider, see "Risk Factors" beginning on page 13.

	Subscription Price	Proceeds To Our Company(1)

Per Share	$20.00	$19.36

Total	$27,313,480	$26,438,480

(1)
After deducting expenses associated with this offering, which we shall pay. We estimate that these expenses will total approximately $875,000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or obligations of any bank and are not insured by Peoples Community Bank, the Federal Deposit Insurance Corporation or any other federal or state government agency.

Keefe, Bruyette & Woods, Inc.

The date of this Prospectus is March 12, 2004.

ii

AVAILABLE INFORMATION ON THE COMPANY

        We filed a registration statement on Form S-2 under the Securities Act of 1933 to register with the Securities and Exchange Commission ("SEC") the shares of our common stock offered hereby. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge through the SEC's world wide web site on the internet at http://www.sec.gov. Our internet address is http://www.pcbionline.com.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

        We incorporate by reference our Annual Report on Form 10-K for the year ended September 30, 2003, our Amended Annual Report on Form 10-K/A for the year ended September 30, 2003, our quarterly report on Form 10-Q for the period ended December 31, 2003 and, until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

        A copy of our Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2003 and our quarterly report on Form 10-Q for the quarter ended December 31, 2003 is included with this prospectus. We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference. You may request free copies of any or all of the documents incorporated by reference by writing or telephoning us at the following address:

Teresa A. O'Quinn
Chief Financial Officer
Peoples Community Bancorp, Inc.
6100 West Chester Road
P.O. Box 1130
West Chester, Ohio 45071-1130
(513) 870-3530

        You should only rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

OUR COMPANY

        General.    We were formed in December 1999 in connection with the mutual to stock conversion of our wholly owned subsidiary, Peoples Community Bank, and the sale of 1,190,000 shares of our common stock to depositors and members of the community. We are a unitary savings and loan holding company for the Bank. The Bank, a federally-chartered stock savings bank that was originally organized in 1889, conducts its business from thirteen full service offices in Hamilton, Warren and Butler counties in Southwest Ohio. The Bank offers a wide variety of loan products, including single and multi-family residential loans, nonresidential real estate and land loans and construction loans. In addition, the Bank invests in securities. The funds for the Bank's lending and investment activities are primarily provided by deposits and borrowings. At December 31, 2003, we had $822.5 million in total assets, $450.8 million in deposits, $308.3 million in borrowings (excluding subordinated debentures) and $47.8 million of stockholders' equity. Our principal executive office is located at 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130. Our telephone number is (513) 870-3530.

        Our Growth.    As a result of acquisitions and internal growth, we have grown significantly from $320.6 million in total assets as of September 30, 2000 to $822.5 million in total assets as of December 31, 2003. Since the completion of our initial public offering in March 2000, we have acquired three financial institutions with aggregate total assets as of the time of acquisition of $231.2 million. In addition, in September 2003, we purchased $32.8 million in loans and assumed $55.6 million in deposits in connection with the acquisition of two branch offices from another financial institution. We have supplemented this growth from acquisitions with loan generation secured primarily by real estate in our market area. Loan originations increased from $73.7 million in fiscal 2000, to $241.1 million in fiscal 2001, $261.6 million in fiscal 2002 and $278.6 million in fiscal 2003. Loans receivable, net increased from $196.5 million at September 30, 2000 to $565.6 million at December 31, 2003. In addition, since September 30, 2000, we have expanded our franchise through the opening of three full service branch offices. We have also received regulatory approval to open two new branch offices and these branches are currently under construction. These new branch offices, as well as acquired branch offices, have expanded our market presence and facilitated our loan production growth. Our loan growth has been funded in part by deposits. We have placed an emphasis on deposit generation both internally and through whole bank and branch acquisitions. Deposits have increased from $151.4 million at September 30, 2000 to $450.8 million at December 31, 2003.

        On March 12, 2004, we entered into a stock purchase agreement with various stockholders of Columbia Bancorp, Inc., a privately held bank holding company, to acquire 69,925 shares held by these stockholders for an aggregate purchase price of $2.5 million. These shares represent approximately 38% of Columbia's presently issued and outstanding common stock. We presently intend to hold these shares as a passive investment. This proposed stock purchase is subject to regulatory approval. Assuming regulatory approval, we would become a bank holding company. We do not anticipate any significant changes to our operations if we become a bank holding company.

        Our Business Strategy.    We intend to continue to pursue growth both internally and through strategic acquisitions. We believe our internal growth will continue to come from loan originations, and, in particular, multi-family residential loans, nonresidential real estate and land loans and construction loans. These loan types complement our single-family lending, diversify our loan portfolio and are expected to increase our yield on interest-earning assets. Our primary funding vehicle will continue to be deposits. We intend to increase our deposit generation by expanding our products and services, increasing our branch network and cross-selling our current and prospective business customers. The expansion of our market share through selective branching and opportunistic acquisitions will depend on market and economic conditions.

        We are also pursuing a capital strategy, of which this offering is a part, to permit us to continue our growth and enhance profitability. Assuming net proceeds from this offering of $26.4 million and the loan of $3.0 million to our employee stock ownership plan to fund the purchase of common stock in the offering, our pro forma stockholders' equity to total assets ratio at December 31, 2003 will increase from 5.8% to 8.7%. We believe that the net proceeds from this offering, as well as net earnings from operations, will provide sufficient capital and liquidity to support measured growth and sustained profitability.

2

QUESTIONS AND ANSWERS ABOUT THE OFFERING

What is a rights offering?

        A rights offering is an opportunity for our stockholders to purchase additional shares of common stock at a fixed price to be determined before the offering begins and in an amount proportional to the stockholders' existing interests.

What is a subscription right?

        We are distributing to our stockholders, at no charge, one subscription right for every two shares of common stock that are owned on January 26, 2004. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the nearest whole number. Each subscription right entitles you to purchase one share of common stock at a subscription price of $20.00 per share. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. All subscription rights expire as of 5:00 p.m., Eastern Time, on April 20, 2004.

What is the basic subscription privilege?

        The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $20.00 per share.

What is the oversubscription privilege?

        We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending oversubscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. You must exercise your oversubscription privilege at the same time you exercise your basic subscription right.

What are the limitations on the oversubscription privilege?

        We will issue a maximum of 1,365,674 shares of common stock in this offering. The 1,365,674 shares include 150,000 shares that will be purchased by our employee stock ownership plan. The number of shares available for oversubscription privileges will be 1,215,674 minus the number of shares purchased upon exercise of all basic subscription privileges. If sufficient shares are available, we will seek to honor the oversubscription requests in full. If the oversubscription requests exceed the number of shares available, we will allocate the available shares pro rata among those who oversubscribed based on each rightholder's percentage ownership of shares of our common stock as of January 26, 2004 compared to the total ownership of all rightsholders participating in the oversubscription round, or, if less, the number of shares for which you oversubscribed.

What happens if I exercise less than all of my rights?

        If you subscribe for fewer than all of the shares represented by your rights, your remaining rights are nontransferable. You may not sell your remaining rights.

What if a broker, bank or other nominee is the record holder of my common stock?

        Your broker or other nominee record holder must exercise the rights on your behalf for shares you wish to purchase or arrange for a subscription agreement to be issued in your name so that you may directly exercise the rights. You must give your broker, bank or other nominee instructions in advance of the expiration time to permit them to exercise subscription rights for you. If you wish to exercise your rights and purchase our common stock, please promptly contact the broker, bank or other company holding your common stock.

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Will I pay any commissions or fees if I purchase any shares of common stock in the offering?

        No.

What happens if I choose not to exercise my subscription rights?

        You will retain your current number of shares of common stock in our company even if you do not exercise your subscription rights. However, depending on purchases of our common stock by stockholders or members of the general public, your percentage ownership interest in our Company will diminish, and your relative voting rights and economic interests will be diluted.

Can I sell, transfer or give away my subscription rights?

        No.

Must I exercise my subscription rights?

        No.

What are the federal income tax consequences of exercising my subscription rights?

        The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

Are the shares being offered to the general public?

        Yes. At the same time as we are conducting our rights offering, we are also offering shares of our common stock to members of the general public to whom a copy of this prospectus is delivered. Investors may "subscribe" for shares of our common stock. The offering of shares of our common stock to members of the general public is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part.

What are the limitations in the offering?

        No person is permitted to purchase shares of our common stock in the offering which, when added to current holdings, would exceed 9.9% of the total number of our outstanding shares after the offering.

Why are we engaging in an offering?

        We are offering shares of our common stock to current stockholders and other members of the general public primarily to raise additional capital to facilitate our growth strategy and for general corporate purposes. The offering also is expected to increase the liquidity of our common stock.

How did we arrive at the subscription price?

        Our board of directors considered several factors in determining the price at which a share of common stock may be purchased in this offering. These factors include the historic and current market price of the common stock, our business prospects, our recent and anticipated operating results, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, and the desire to offer shares at a price that would be attractive to our stockholders and other investors relative to the current trading price of our common stock.

4

How do I exercise my subscription rights or subscribe for shares of common stock?

        You must properly complete the accompanying subscription agreement and deliver it to us before 5 p.m., Eastern Time, on April 20, 2004. The subscription agreements should be delivered to Peoples Community Bancorp, Inc., 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130, attention Stock Center. Your subscription agreement must be accompanied by proper payment for each share that you wish to purchase.

What forms and payment are required to purchase shares?

        Stockholders and prospective investors received along with this prospectus a subscription agreement and instructions on how to purchase shares. You must properly fill out, execute and deliver the subscription agreement along with full payment to us before the expiration date. For payment options, see "The Offering—How You Should Pay When You Exercise Your Rights or Subscribe For Shares of Our Common Stock."

How long will the offering last?

        The offering begins on the date of this prospectus and ends at 5:00 p.m., Eastern Time, on April 20, 2004. No rights exercises by stockholders or subscriptions by potential investors will be accepted following the expiration time.

After I exercise my rights or submit a subscription, can I change my mind?

        No. You cannot revoke the exercise of your rights or your subscription, even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights or submit a subscription for our common stock unless you are certain that you wish to purchase shares of our common stock at a price of $20.00 per share.

Is the completion of the offering conditioned on the sale of a minimum number of shares?

        No. Since we have not established a minimum offering level, we may not sell a sufficient number of shares to fund additional growth.

Is participating in this offering risky?

        The purchase of our common stock involves certain risks and you should carefully consider this investment as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" beginning on page 13 of this document.

When will I receive my new shares?

        If you purchase shares of common stock through this offering, you will receive certificates representing those shares promptly after the expiration date.

Can we cancel the offering?

        Yes. Our board of directors may cancel the offering at any time on or before the expiration date, for any reason. If we cancel this offering, we will promptly refund any money that we received from stockholders and other investors, without interest.

Will we extend the offering?

        No.

5

How much money will the Company receive from the offering?

        Our gross proceeds from the offering will depend on the number of shares that are purchased. If we sell all 1,365,674 shares that are being offered by this prospectus, then we will receive proceeds of $27.3 million, before deducting expenses payable by us. We estimate that those expenses will be approximately $875,000. In addition, we estimate that we will have fixed expenses of $125,000 regardless of the sale of any shares of our common stock.

How many shares are anticipated to be purchased by our employee stock ownership plan and our officers and directors?

        Our employee stock ownership plan intends to purchase 150,000 shares or $3.0 million of our common stock. In addition, it is anticipated that our directors and executive officers will exercise their basic subscription rights for 107,559 shares or $2.2 million of our common stock. Assuming that these purchases are the minimum amount of shares purchased, we estimate that expenses would be approximately $177,000.

How will we use the proceeds from the offering?

        We will use the proceeds from this offering to continue our growth strategy and for general corporate purposes.

How many shares will be outstanding after the offering?

        There are 2,522,088 shares of common stock outstanding as of January 26, 2004. The number of shares of common stock that will be outstanding after this offering will depend on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 1,365,674 new shares of common stock during this offering, representing a 54.1% increase in our outstanding common stock. In that case, we will have 3,887,762 shares of common stock outstanding after this rights offering. One of the purposes of this offering is to increase the liquidity in our common stock.

How are we conducting the offering?

        We are offering 1,365,674 shares of our common stock with the assistance of Keefe, Bruyette & Woods, Inc. Keefe Bruyette will use its best efforts to assist us in the offering but is not obligated to purchase any shares of common stock in the offering.

Are our shares of common stock federally insured?

        Our securities are not savings accounts, deposits or obligations of any bank and are not insured by Peoples Community Bank, the Federal Deposit Insurance Corporation or any other federal or state government agency.

What should I do if I have other questions?

        If you have any questions or if you need assistance or additional copies of the offering documents, please call Keefe, Bruyette & Woods, Inc., our Information Agent for the offering, toll free at (877) 298-6520. In addition, you may call or write Thomas J. Noe, our Executive Vice President, at Peoples Community Bancorp, Inc., 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130, telephone number (513) 870-3530. You will not pay any fees for your questions or requests.

6

SUMMARY

        THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

Securities offered and purchase price	We are offering for purchase 1,365,674 shares of our common stock including 150,000 shares to be purchased by our employee stock ownership plan. We are offering these shares to our stockholders as of January 26, 2004 and, at the same time, to members of the general public to whom a copy of the prospectus is delivered. The purchase price of the common stock is $20.00 per share. There is no minimum number of shares of common stock that is required to be sold to complete the offering.
Stockholders receiving rights	Only stockholders who hold shares of our common stock on the record date will receive rights.
Record date	January 26, 2004.
Expiration date and time	The offering expires at 5:00 p.m., Eastern Time, on April 20, 2004. All rights expire on this date.
Number of Rights	You will receive one right for every two shares of common stock you own on the record date.
Rights	Each right entitles you to purchase one share of common stock for $20.00 per share.
Unsubscribed shares	Stockholders who exercise their rights in full will be given additional rights to purchase unsubscribed shares on a pro rata basis.
Nontransferability of Rights	The rights are nontransferable.
Community Offering	We are also offering shares of our common stock at the same subscription price of $20.00 per share to members of the general public to whom a copy of this prospectus is delivered.
Limitations
The offering of shares of our common stock to members of the general public is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part. No person is permitted to purchase shares of our common stock in the offering which, when added to current holdings, would exceed 9.9% of the total number of our outstanding shares after the offering.
Use of proceeds	We will use the net proceeds of this offering to fund our growth strategy and for general corporate purposes.

7

No revocation	If you exercise any rights or otherwise subscribe for any shares of our common stock, you are not allowed to revoke or reduce the exercise or the subscription or request a refund of monies paid.
Information Agent
Keefe, Bruyette & Woods, Inc. will act as our information agent and will use its best efforts to assist us in selling our common stock in the offering. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering. You may contact Keefe, Bruyette toll free at (877) 298-6520.
Procedure for exercising rights or subscribing for shares of common stock
To exercise rights or otherwise subscribe for any shares of our common stock, you must complete the subscription agreement and deliver it to us with full payment for the stock you elect to purchase. We must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If you use regular mail for this purpose, we recommend using insured, registered mail.
Payment adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares is not specified in the forms you return, we will apply the payment received to exercise rights or subscribe for shares of common stock to the extent of the payment. If your payment exceeds the purchase price for the full exercise of rights or subscription of shares of common stock, we will refund that excess as soon as practicable. We will not pay any interest on any payments received in this offering.
Nominee accounts
If you wish to purchase shares in this offering and your common stock is held by a securities broker, bank, trust company or other nominee, you should promptly contact those record holders and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate rights exercise agreement to you.

If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange that method of exercise. You are responsible for the payment of any fees that brokers or other persons holding your common stock may charge.

8

Exercise by foreign and certain other stockholders
We will hold subscription agreements for holders of our common stock having addresses outside the United States. In order to exercise rights, these holders must notify us and timely follow the other procedures discussed in this prospectus on or before the expiration date.
U.S. income tax consequences
For United States federal income tax purposes, we believe that holders of our common stock will not recognize taxable income upon the receipt or exercise of the rights. If you sell the stock you acquire in this offering, you will recognize taxable income equal to the excess of the amount realized over your basis in the stock. You should consult your own tax advisor concerning the tax consequences of this offering under your own tax situation. For further information on tax consequences, please see "The Offering — Federal Income Tax Consequences" beginning on page 22.
Stock Certificates	We will deliver stock certificates representing shares of our common stock to those who purchase shares promptly after the expiration date.
Amendment, extension and termination	We will hold open our offering until the expiration date. We may amend, withdraw or terminate our offering at our discretion.
Issuer	Peoples Community Bancorp, Inc., 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130. Our telephone number is (513) 870-3530.

9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following condensed financial data contains certain information concerning the consolidated financial position and results of operations of Peoples Community Bancorp. The data presented as of and for the three months ended December 31, 2003 and 2002 has been derived from unaudited financial statements prepared in accordance with instructions for Form 10-Q and is unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the condensed financial statements have been included. The data presented for all of the years ended September 30, 1999 through 2003 has been derived from audited financial statements. The selected consolidated financial and other data does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information, including the Consolidated Financial Statements and related notes, appearing in the Form 10-K/A included with this prospectus.

		At September 30,
	At December 31, 2003
		2003	2002	2001	2000	1999(1)
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$822,548	$738,683	$581,632	$415,970	$320,620	$107,313
Cash and cash equivalents	14,574	10,023	26,637	14,595	4,627	5,183
Investment securities available for sale	2,286	2,156	1,231	1,364	8,211	3,650
Mortgage-backed securities available for sale	199,767	133,828	18,763	—	94,050	1,185
Loans receivable, net	565,646	554,351	504,012	377,727	196,485	94,551
Deposits	450,832	455,900	369,080	233,063	151,353	91,018
Advances from the Federal Home Loan Bank and other borrowed money	320,750	232,400	165,450	140,000	134,500	—
Stockholders' equity (2)	47,845	46,699	42,990	38,778	31,664	14,677
	Three Months Ended December 31,		Year Ended September 30,
	2003	2002	2003	2002	2001	2000	1999(1)
	(In thousands, except per share data)
Selected Consolidated Operating Data:
Interest income	$9,873	$9,543	$37,169	$33,712	$25,897	$15,429	$7,872
Interest expense	4,812	4,833	18,072	15,598	15,543	10,091	4,581

Net interest income	5,061	4,710	19,097	18,114	10,354	5,338	3,291
Provision for losses on loans	900	1,051	4,198	5,265	2,449	156	175

Net interest income after provision for losses on loans	4,161	3,659	14,899	12,849	7,905	5,182	3,116
Other income	395	152	1,251	2,509	4,847	101	20
General, administrative and other expense	3,290	2,345	10,504	9,817	8,124	4,273	2,030

Earnings before income taxes	1,266	1,466	5,646	5,541	4,628	1,010	1,106
Federal income taxes	431	500	1,922	2,392	2,304	462	371

Net earnings	$835	$966	$3,724	$3,149	$2,324	$548	$735

Earnings per share
Basic	$.33	$.39	$1.51	$1.29	$1.08	N/A	N/A

Diluted	$.33	$.39	$1.48	$1.27	$1.08	N/A	N/A

(Footnotes on following page)

10

	At or for the three months ended December 31,		At or for the year ended September 30,
	2003	2002	2003	2002	2001	2000	1999(1)
Key Operating Ratios:(3)
Performance Ratios:(4)
Return on average assets	0.42%	0.64%	0.59%	0.67%	0.65%	0.26%	0.70%
Return on average equity	7.10	8.85	8.28	8.09	6.46	2.41	5.14
Average interest-earning assets to average interest-bearing liabilities	104.54	106.31	105.83	107.27	110.13	110.39	115.48
Interest rate spread (5)	2.53	3.02	2.96	3.74	2.57	2.12	2.48
Net interest margin (5)	2.65	3.23	3.13	3.99	3.03	2.63	3.17
General, administrative and other expense to average assets	1.66	1.55	1.65	2.07	2.26	2.04	1.92
Asset Quality Ratios:
Nonperforming assets to total assets at end of period (6)	1.07%	0.75%	1.16%	1.30%	.19%	.43%	1.01%
Allowance for loan losses to nonperforming loans at end of period	133.68	188.80	134.14	102.19	467.69	60.67	38.46
Allowance for loan losses to total loans at end of period	1.66	1.69	1.57	1.37	.87	.36	.42
Capital and Other Ratios:
Average stockholders' equity to average assets	5.94%	7.22%	7.07%	8.22%	10.00%	10.84%	13.54%
Tangible stockholders' equity to tangible assets	6.88	8.50	7.51	8.75	8.60	8.10	12.80
Total capital to risk-weighted assets	11.64	13.90	12.09	13.69	14.01	18.05	24.60

(1)
The information as of and for the fiscal year ended September 30, 1999, has previously been restated to reflect the effects of the merger with The Oakley Improved Building and Loan Company in March 2000.

(2)
Consists solely of retained earnings at September 30, 1999.

(3)
Information for the three months ended December 31, 2003 and 2002, has been annualized as appropriate.

(4)
All ratios are based on average monthly balances during the respective periods.

(5)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6)
Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu of foreclosure.

11

MARKET FOR OUR COMMON STOCK

        The Company's common shares have been listed on the Nasdaq National Market since March 29, 2000, under the symbol "PCBI." Presented below are the high and low trading prices for the Company's common shares for the two years ended September 30, 2003 and the quarter ended December 31, 2003. Such prices do not include retail financial markups, markdowns or commissions.

Fiscal 2004	High	Low
Quarter ended:
December 31, 2003	$24.50	$20.44
Fiscal 2003	High	Low
Quarter ended:
September 30, 2003	$24.24	$21.50
June 30, 2003	25.25	20.51
March 31, 2003	22.90	20.88
December 31, 2002	23.50	20.95
Fiscal 2002	High	Low
Quarter ended:
September 30, 2002	$23.73	$19.90
June 30, 2002	22.73	20.05
March 31, 2002	20.80	18.75
December 31, 2001	20.70	15.50

        As of January 26, 2004, Peoples Community Bancorp had 2,522,088 common shares outstanding held of record by approximately 986 stockholders. The number of stockholders does not reflect the number of persons or entities who may hold stock in nominee or "street" name through brokerage firms or others. Peoples Community Bancorp did not declare or pay any dividends during the fiscal years ended September 30, 2003 or 2002 or the quarter ended December 31, 2003.

OUR DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers.

Name	Position with Peoples Community Bancorp and Principal Occupation
Directors:
Paul E. Hasselbring	Chairman of the Board
Jerry D. Williams	President and Chief Executive Officer
John L. Buchanan	President of Buchanan's Power Equipment Center, Inc.
James R. Van DeGrift	Trustee, Turtlecreek Township, Lebanon, Ohio
Thomas J. Noe	Treasurer and Executive Vice-President
John E. Rathkamp	Secretary and Chief Lending Officer
Nicholas N. Nelson	County Auditor, Warren County, Ohio
Donald L. Hawke	Retired
Executive Officers:
Teresa A. O'Quinn	Senior Vice President and Chief Financial Officer
Dennis J. Slattery	Senior Vice President and Chief Operating Officer
Jerry L. Boate	Senior Vice President and Director of Human Resources and Marketing
Lori M. Henn	Senior Vice President and Compliance Officer

12

RISK FACTORS

        Prospective investors should carefully consider the following risk factors in addition to other information set forth in this prospectus before making a decision to purchase shares of our common stock offered hereby.

If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership of our common stock.

        The rights offering is designed to enable each of our stockholders to acquire our stock at $20.00 per share and thereby maintain their relative proportionate voting and economic interest.

        To the extent that you do not exercise your rights and other stockholders purchase shares in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the exercise of the rights will be disproportionately diluted. Similarly, your voting and percentage ownership will be diluted if members of the general public subscribe and purchase shares of our common stock.

The market price for our common stock may decline due to the discount for the shares being offered.

        The subscription price represents a 1.23% discount from the closing price of our common stock on the date hereof and could result in a reduction in the market price for our common stock.

You may not revoke your decision to purchase our common stock after you send us your subscription.

        If you change your mind about exercising your rights or subscribing for shares of our common stock, you may not revoke or reduce the amount of your exercise or subscription after you send in your subscription forms and payment.

The price of our common stock may decline before or after the offering expires.

        The public trading price of our common stock may decline after you exercise your rights or subscribe for our common stock. If such a decline occurs, you will have committed to buy our common stock at a price above the prevailing market price, resulting in an immediate unrealized loss to you. Moreover, following your exercise of rights or subscription for shares of our common stock, you may not be able to sell your common stock at a price equal to or greater than the subscription price. Until certificates are delivered to you or until new shares are issued to you in book-entry form, which will not occur until after the closing of this offering, you will not be able to sell the common stock you purchase in this offering. Certificates representing our common stock purchased by you will be delivered and book-entry issuances will be completed as soon as practicable after the expiration of this offering.

Our loan portfolio includes loans with a higher risk of loss.

        In recent years, we have significantly increased multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans, both in terms of dollar amounts and as a percentage of our loan portfolio. We intend to continue to grow our portfolio of these types of loans. These loan types complement our single-family loans, diversify our loan portfolio and are expected to increase our yield on interest-earning assets. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate amount of these loans has increased to $399.6 million, or 70.6% of the net loan portfolio at December 31, 2003, compared to $57.8 million, or 29.4% of the net loan portfolio at September 30, 2000. Single-family residential loans have decreased from 78.2% of the net loan portfolio at September 30, 2000 to 41.6% of the net loan portfolio at December 31, 2003. Construction and land development loans and commercial real estate loans all generally have a higher risk of loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property. Our commercial loans consist primarily of unsecured lines of credit for working capital purposes and, to a lesser extent, loans secured by business equipment. This type of lending is considered to have a higher risk of loss due to the dependence on the underlying business and the unsecured nature of our lines of credit. Consumer loans also are considered to involve greater risk of default than single-family residential mortgage loans because they often are secured by rapidly depreciating assets or are unsecured.

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Market rates of interest could hurt profitability.

        Market rates of interest are at historically low levels. The low levels of market rates of interest generally have reduced the yields earned by financial institutions, including Peoples Community Bank, on interest-earning assets such as loans and investment securities. Peoples Community Bank's average yield on its interest-earning assets was 6.09% during the year ended September 30, 2003 compared to 7.43% for the year ended September 30, 2002. In addition, many institutions, including Peoples Community Bank, have experienced a narrowing or "compression" of their interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin, the net interest income as a percentage of average interest-earning assets. This compression has occurred since the yields on our interest-earnings assets have adjusted downward more rapidly than the rate on our interest-bearing liabilities. Further reductions in market rates of interest would be expected to further narrow the interest rate spread. Peoples Community Bank's interest rate spread was 2.96% for the year ended September 30, 2003 compared to 3.74% for the year ended September 30, 2002. Peoples Community Bank's net interest margin was 3.13% for the year ended September 30, 2003 compared to 3.99% for the year ended September 30, 2002. Peoples Community Bank's interest rate spread and net interest margin for the quarter ended December 31, 2003 was 2.53% and 2.65%, respectively, compared to 3.02% and 3.23% for the same period in 2002.

Our concentration of loans may create a greater risk of loan defaults and losses.

        At December 31, 2003, the preponderance of Peoples Community Bank's total loans were to individuals and/or secured by real estate located in the greater Cincinnati metropolitan area. Peoples Community Bank's loan diversification outside of the greater Cincinnati metropolitan area was insignificant at such date. As a result, we may have a greater risk of loan defaults and losses in the event of an economic downturn in our primary market area.

We may not be able to maintain our historical growth rate, which may adversely impact our results of operations and financial condition.

        We have grown substantially in the past few years from $320.6 million in total assets at September 30, 2000 to $822.5 million in total assets at December 31, 2003. This growth has been achieved through a combination of internal growth and acquisitions. Our future profitability will depend in part on our continued ability to grow. In recent years, we have incurred additional expenses to hire additional employees and upgrade our management information systems to build an infrastructure to support our future growth. We may not be able to sustain our historical rate of growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions, regulatory considerations and competition, may impede or prohibit our opening of new branch offices. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to existing and projected levels of operating costs.

The issuance of new shares of our common stock will dilute our earnings per share.

        We are offering up to 1,365,674 shares of authorized but unissued common stock. The issuance of any shares in this offering will increase the number of our outstanding shares and, as a result, will dilute our earnings per share and may negatively impact our stock price.

Although publicly traded, our common stock has substantially less liquidity than the average trading market for a stock quoted on the Nasdaq National Market, and our price may fluctuate in the future.

        Although our common stock is listed for trading on the National Market of the Nasdaq Stock Market, the trading market in our common stock has substantially less liquidity than the average trading market for companies quoted on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Although we believe that this offering will improve the liquidity of the market for our common stock, no assurance can be given that the offering will increase the volume of trading in our common stock.

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        The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Our benefit plans will be dilutive.

        At our annual meeting of stockholders held on February 4, 2004, our stockholders approved a stock recognition and retention plan and a stock option plan. We intend to reserve authorized but unissued shares for the stock recognition plan and the option plan in an amount equal to approximately 2.4% of our currently outstanding shares for the stock recognition plan and 5.9% of our currently outstanding shares for the stock option plan. If all of the 1,365,674 shares are purchased in this offering and the shares for the stock recognition plan and stock option plan are issued from authorized but unissued stock, and all options are exercised, the ownership percentage of our outstanding shares after this offering could be diluted by 1.5% and 3.9%, respectively.

Our employee stock benefit plans will increase our costs.

        Our employee stock ownership plan will purchase 150,000 shares of common stock sold in the offering, with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be $3.0 million. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. At our annual meeting of stockholders held on February 4, 2004, our stockholders approved a stock recognition and retention plan and a stock option plan. Our officers, employees and directors could be awarded, at no cost to them, under the stock recognition and retention plan, up to an aggregate of 2.4% of the shares presently outstanding. The amount of compensation expense will be based on the fair market value of the common stock at the date of grant to recipients and the amount is expensed over the vesting period of the award. The vesting of awards will increase our compensation expense. In addition, the vesting of stock options will increase our compensation expense.

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations, and certain of the other disclosures in this prospectus, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "hope," "might," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions or the negative thereof constitute forward-looking statements.

        These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

  •
  inflation, interest rate, market and monetary fluctuations;

  •
  our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations;

15

  •
  our timely development of new products and services to a changing environment, including the features, pricing and quality compared to the products and services of our competitors;

  •
  the willingness of users to substitute competitors' products and services for our products and services;

  •
  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  technological changes;

  •
  changes in consumer spending and savings habits;

  •
  regulatory or judicial proceedings; and

  •
  the other risks set forth under "Risk Factors" beginning on page 13.

        If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

        We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

        The net proceeds from the offering are estimated to be approximately $26.4 million after the payment of expenses associated with the offering and assuming the offering is fully subscribed. We believe that current market conditions make this a favorable time to undertake the offering. The net proceeds will increase the regulatory capital of Peoples Community Bank and will position us for future internal growth and possible acquisitions of other financial institutions or their assets and related liabilities. We frequently evaluate acquisition opportunities and from time to time enter into discussions regarding possible acquisitions. Other than the proposed purchase of approximately 38% of the presently outstanding common stock of Columbia Bancorp, Inc. for $2.5 million, discussed under "Our Company" on page 2, we do not have any specific plans, arrangements, agreements or understandings with any other person for any acquisitions at the current time.

        We intend to invest at least 50% of the net proceeds in Peoples Community Bank, where such proceeds would be available for general corporate purposes, including funding of Peoples Community Bank's lending and investment activities as well as Peoples Community Bank's continued branch expansion. Any investment in Peoples Community Bank will also increase the Bank's regulatory capital. In addition, we will loan $3.0 million to our employee stock ownership plan to purchase shares in the offering. Further, we intend to use approximately $1.8 million of the net proceeds to repay outstanding indebtedness of Peoples Community Bancorp. Pending such uses, the net proceeds will be invested in a variety of short-term assets, including federal funds, interest-bearing deposits in other banks and similar investments or be used to temporarily reduce short-term borrowings.

WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

        If we complete this offering, we intend to pay quarterly cash dividends on the common stock at an initial quarterly rate of $0.15 per share, commencing with the quarter ending June 30, 2004. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

16

PROPOSED MANAGEMENT PURCHASES

        The following table sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, certain information about their current ownership and their proposed purchases of common stock.

	Current Ownership(1)			Proposed Purchase
Name	Number of Shares		Percent	Number of Shares	Amount		Pro Forma Percentage Ownership(2)
Directors:
Paul E. Hasselbring	35,258	(3)(4)	1.4%	2,500	$50,000		1.0%
Jerry D. Williams	90,222	(5)	3.6	10,000	200,000		2.6
John L. Buchanan	37,258	(3)(6)	1.5	2,500	50,000		1.0
Donald L. Hawke	20,258	(3)	*	2,500	50,000		*
Nicholas N. Nelson	16,258	(3)(7)	*	1,000	20,000		*
James R. Van DeGrift	25,358	(3)(8)	1.0	2,500	50,000		*
Thomas J. Noe	154,310	(9)	6.1	74,559	1,491,180	(15)	5.9
John E. Rathkamp	31,232	(10)	1.2	3,000	60,000		*
Other Executive Officers:
Jerry Boate	11,110	(11)	*	3,000	60,000		*
Dennis J. Slattery	24,685	(12)	1.0	2,000	40,000		*
Teresa A. O'Quinn	7,384	(13)	*	2,500	50,000		*
Lori M. Henn	14,251	(14)	*	1,500	30,000		*
All Directors and Executive Officers of the Company as a group (12 persons)	467,584		18.4%	107,559	$2,151,180		14.69%

*
Represents less than 1.0% of the outstanding stock.

(1)
As of January 26, 2004. Based upon filings made pursuant to the Securities Exchange Act of 1934 and information provided by each of the individuals. Shares of Company common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Based upon the sale of 1,365,674 shares.

(3)
Includes options to purchase 3,676 shares of our common stock for each of Messrs. Hasselbring, Buchanan, Hawke, Nelson and Van DeGrift which may be exercised within 60 days of the record date.

(4)
Includes 30,000 shares held in the Paul E. Hasselbring Trust.

(5)
Includes 27,300 shares held in Mr. Williams' individual retirement account, 4,500 shares held by Mr. Williams for the benefit of his daughter, 4,918 shares which have been allocated to Mr. Williams' account in our employee stock ownership plan and options to purchase 1,776 shares of our common stock which may be exercised within 60 days of the record date.

(6)
Includes 5,400 shares held in Mr. Buchanan's individual retirement account, 4,100 shares held by Mr. Buchanan's spouse in her individual retirement account, 20,500 shares held in the Buchanan Family Trust and 2,000 shares held by Buchanan's Power Equipment Center, Inc., a company of which Mr. Buchanan is the president.

(Footnotes continued on following page)

17

(7)
Includes 11,000 shares held jointly with Mr. Nelson's wife and 500 shares held jointly with Mr. Nelson's son.

(8)
Includes 20,000 shares held jointly with Mr. Van DeGrift's wife and 100 shares held by Mr. Van DeGrift for the benefit of his grandchildren.

(9)
Includes 54,395 shares held in Mr. Noe's individual retirement account, 7,000 shares held by Mr. Noe's spouse, 3,860 shares which have been allocated to Mr. Noe's account in our employee stock ownership plan and options to purchase 1,332 shares of our common stock which may be exercised within 60 days of the record date.

(10)
Includes 16,859 shares held in Mr. Rathkamp's individual retirement account, 1,800 shares held by Mr. Rathkamp's spouse in her individual retirement account, 3,558 shares which have been allocated to Mr. Rathkamp's account in our employee stock ownership plan and options to purchase 1,020 shares of our common stock which may be exercised within 60 days of the voting record date.

(11)
Includes 7,440 shares held in Mr. Boate's individual retirement account, 2,650 shares which have been allocated to Mr. Boate's account in our employee stock ownership plan and options to purchase 1,020 shares of our common stock which may be exercised within 60 days of the voting record date.

(12)
Includes 1,800 shares held jointly with Mr. Slattery's wife, 180 shares held jointly with Mr. Slattery's child, 13,932 shares held in Mr. Slattery's individual retirement account, 3,592 shares which have been allocated to Mr. Slattery's account in our employee stock ownership plan and options to purchase 1,332 shares of common stock which may be exercised within 60 days of the record date.

(13)
Includes 2,951 shares allocated to Ms. O'Quinn's account in our employee stock ownership plan and options to purchase 888 shares of common stock which may be exercised within 60 days of the record date.

(14)
Includes 2,403 shares allocated to Ms. Henn's account in our employee stock ownership plan and options to purchase 592 shares of common stock which may be exercised within 60 days of the record date.

(15)
To the extent shares of common stock are available, Mr. Noe may purchase up to 9.9% of the pro forma outstanding shares of common stock. Based on Mr. Noe's current beneficial ownership and assuming the sale of all of the 1,365,674 shares of common stock offered, Mr. Noe could purchase up to an additional 230,578 shares, or $4.6 million.

DETERMINATION OF SUBSCRIPTION PRICE

        In determining the price at which a share of common stock may be purchased, the Board of Directors considered several factors, including the historic and current market price of the common stock, our business prospects, our recent and anticipated operating results, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the desire to offer shares at a price that would be attractive to our stockholders and other investors relative to the current trading price of our common stock.

        On March 12, 2004, the last reported sales price of our common stock on Nasdaq was $20.25 per share. We will not list the rights on Nasdaq or any exchange.

THE OFFERING

The Rights

  •
  Only holders of record of our common stock at the close of business on the record date may exercise rights. You are a record holder only if your name is registered as a common stockholder as of the record date. As of January 26, 2004, the record date, we had outstanding 2,431,348 shares of our common stock excluding 90,740 shares held by our employee stock ownership plan. Because we have granted one right for every two shares held on the record date, excluding shares held by the employee stock ownership plan, we granted in the aggregate 1,215,674 rights.

18

  •
  The record date is January 26, 2004.

  •
  We are conducting this rights offering of 1,365,674 shares of our common stock, which includes 150,000 shares that will be purchased by our employee stock ownership plan. If, as of January 26, 2004, you held shares of our common stock, we have granted you one non-transferable right for every two shares of common stock held on the record date. We will not distribute any fractional subscription rights but will round the number of subscription rights you receive up to the nearest whole number.

  •
  In addition, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription. If sufficient shares are available, we will seek to honor the oversubscription requests in full. If the oversubscription requests exceed the number of shares available, we will allocate the available shares pro rata among those who oversubscribed based on each rightholder's percentage ownership of shares of our common stock as of January 26, 2004 compared to the total ownership of all rightsholders participating in the oversubscription round, or, if less, the number of shares for which you oversubscribed.

  •
  Each right will entitle you to purchase one share of common stock for $20.00 per share.

  •
  Rights are nontransferable.

  •
  If your common stock is held in a brokerage, bank or other custodial or nominee account, you should promptly send the subscription agreement to your broker or other person holding your stock to exercise your rights. Your broker or other person holding your stock is the record holder and will have to act on your behalf for you to exercise your rights. We have asked the brokers and other nominee holders of our common stock to contact you to obtain your subscription agreement concerning the rights you are entitled to exercise.

Subscription Price

        The subscription price for the common stock in the offering is $20.00 per share.

When the Offering Expires

        The offering expires at 5:00 p.m., Eastern Time, on April 20, 2004. After the expiration date, no one can exercise rights or subscribe for shares.

        To exercise rights or subscribe for shares in a timely manner, we must actually receive before the expiration date your properly executed and completed subscription agreement, together with full payment for all shares you wish to purchase.

How to Exercise Your Rights or Subscribe for Shares of Our Common Stock

        You should read carefully the subscription agreement and other forms and related instructions that accompany this prospectus. You should promptly call us with any questions you may have regarding how to exercise your rights.

        You may exercise your rights by delivering to us before the expiration time:

  •
  the properly completed and executed subscription agreement that evidence your rights or your subscription for shares of our common stock, and

  •
  payment of the purchase price in full for each share of common stock you wish to purchase.

19

        All subscription agreements, payments of the purchase price and nominee holder certifications must be delivered to us at the address below:

Peoples Community Bancorp, Inc.
6100 West Chester Road
P.O. Box 1130
West Chester, Ohio 45071-1130
Attn: Stock Center

How You Should Pay When You Exercise Your Rights or Subscribe for Shares of Our Common Stock

        To timely exercise your rights or subscribe for shares of our common stock, we must receive the purchase price before the expiration time in the form of:

  •
  a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to the Peoples Community Bancorp, Inc. Stock Offering;

  •
  a personal check payable to the Peoples Community Bancorp, Inc. Stock Offering that must have cleared payment;

  •
  an authorization of withdrawal from deposit accounts maintained with Peoples Community Bank; or

  •
  a wire transfer of funds to the account maintained by us for this offering at:

Peoples Community Bank
ABA #242070791
Further Credit—Peoples Community Bancorp, Inc.
Stock Offering
Acct. # 1842003271
For Benefit of (Insert Subscriber Name)

        Funds paid by uncertified personal check may take at least five business days to clear. If you pay the purchase price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and we receive your payment before that time. We are not responsible for any delay in payment by you. We recommend that you consider payment by means of a certified or cashier's check, money order or wire transfer of funds.

        If a subscriber authorizes Peoples Community Bank to withdraw the amount of the purchase price from his deposit account, Peoples Community Bank will do so as of the date of receipt of such authorization. Peoples Community Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

Incomplete Forms and Insufficient or Excess Payments

        If you do not indicate the number of rights being exercised or shares being subscribed for, or do not forward sufficient payment for the number of rights that you indicate are being exercised or the shares being purchased, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised or shares purchased based on the actual payment delivered. We will return any payment not applied to the purchase of shares under these procedures to those who made these payments as soon as practicable by mail without interest.

Instructions to Nominee Holders

        If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the common stock, we request you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. We have included along with this prospectus a

20

suggested form of letter of instructions from nominee holders to beneficial owners. Our request is discussed further in that form.

        If instructed by beneficial owners, nominee holders should complete appropriate subscription agreements on behalf of those owners and submit the agreement on a timely basis to us with the proper payment. Nominee holders bear the risk of loss on delivery of rights exercise agreements and payments. Nominee holders bear all risk of the method of delivery to us of subscription agreement and payments of the purchase price.

        If you send subscription agreements and payments by mail, we urge you to allow a sufficient number of days to ensure delivery to us and clearance of payment before the expiration time.

        Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

We Resolve All Procedural and Other Questions

        We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights or subscription for our common stock. Our resolution will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right or subscription for our common stock because of any defect or irregularity.

        We will not consider subscription agreements as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. We do not have any duty to notify you of any defect or irregularity in your submission of subscription agreements or any other required documents. We will not incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights or subscription for our common stock if it does not comply with the terms of this offering or is not in proper form.

If You Have Any Questions or Need Assistance Concerning Exercising Your Rights or Subscribing for Shares of Our Common Stock

        If you have any questions or requests for assistance concerning the method of exercising your rights or subscribing for shares of our common stock, or if you need additional copies of this prospectus, please contact Keefe, Bruyette & Woods, Inc., our Information Agent for this rights offering, toll free at (877) 298-6520. In addition, you may contact us at Peoples Community Bancorp, Inc., 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130 telephone: (513) 870-3530, attention: Thomas J. Noe, Executive Vice President. You will not pay any fees for your questions or requests for assistance or documents.

You Cannot Revoke Your Exercise of Rights or Subscription for Shares of Our Common Stock

        Once you have exercised your rights or subscribed for shares of our common stock, you may not revoke or change your exercise or subscription.

Foreign and Unknown Addresses

        We are not mailing subscription exercise agreements to participants whose addresses are outside the United States or who have an APO or FPO address. In those cases, we will hold the subscription agreements for these foreign participants. To exercise their rights, these foreign participants must notify us prior to 5:00 p.m., Eastern Time, on April 10, 2004. At that time, if a foreign participant has not given any other instructions, we will terminate the participant's rights so the rights will be available to other stockholders pursuant to oversubscription privileges.

We Will Not Make Adjustments to Outstanding Stock Options

        We will not, as a result of this offering, adjust the option price of any option reserved for issuance under our stock option plan for employees and other eligible participants.

21

Amendment, Withdrawal and Termination

        We may amend, withdraw or terminate this offering at any time at our discretion.

Issuance of Stock Certificates

        Separate certificates evidencing the rights will not be issued. We will issue stock certificates for common stock purchased in this offering promptly after the expiration date. If you exercise rights or subscribe for shares of our common stock, you will have no rights as a stockholder of those shares you purchased until we issue you stock certificates representing the shares you purchased. We will register shares purchased by your exercise of rights in the name of the person exercising the rights. Similarly, we will register shares purchased by investors in the name of the person subscribing for our shares of common stock.

Federal Income Tax Consequences

        General.    This section discusses federal income tax consequences of rights distributed in this offering to beneficial owners of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively.

        This discussion is limited to U.S. taxpayers who hold our common stock and any common stock acquired upon exercise of the rights as capital assets (generally property held for investment within the meaning of Section 1221 of the Code). This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our stock, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

        Distribution of Rights to Holders of the Common Stock.    You will not recognize taxable income upon the receipt of the rights.

        Tax Basis of Rights Distributed to the Holders of the Common Stock.    The tax basis of rights distributed to a holder of the common stock should be zero, unless either (i) the fair market value of the rights, on the date of distribution, is 15% or more of the fair market value (on the date of distribution) of the common stock held as of that time or (ii) the holder elects, with his or her federal income tax return for this year, to allocate the tax basis of such common stock to the rights. In such case, the tax basis in the common stock should be allocated between the stock and the rights in proportion to the fair market value of each as of the date of the rights distribution.

        Exercise of the Rights; Tax Basis And Holding Period of the Common Stock.    You will not recognize gain or loss upon exercise of your rights. Your tax basis in the common stock acquired through your exercise of rights will equal to the sum of the purchase price for the common stock acquired by exercise of the rights and your basis in the rights (if any). The holding period for this common stock will begin on the date you exercise the rights.

        Expiration of Rights.    If the rights we are distributing to you expire unexercised, you will not recognize any gain or loss, the rights will be treated as having no basis, and no adjustment will be made to the basis of your common stock.

        Sale of Shares.    If you exercise rights and acquire shares of our common stock, you generally should recognize gain or loss upon the sale of the shares in an amount equal to the difference between the amount realized and your basis in the shares. Gain or loss from an asset held more than one year will generally be taxable as long-term capital gain or loss.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE, FOREIGN AND LOCAL INCOME AND OTHER TAX LAWS.

22

PLAN OF DISTRIBUTION

        The common stock offered hereby is being offered by us pursuant to the issuance of rights directly to holders of shares of common stock on the record date. In addition, we are offering our common stock to members of the general public to whom a copy of this prospectus is delivered. Jerry D. Williams, the President and Chief Executive Officer, and Thomas J. Noe, the Executive Vice President and Treasurer, may solicit responses from stockholders and members of the general public to whom a copy of this prospectus is delivered, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation. Keefe, Bruyette & Woods, the Information Agent for this offering, may solicit responses from stockholders and members of the general public to whom a copy of this prospectus is delivered. As set forth below, we have agreed to pay Keefe, Bruyette for their services. All stockholders and prospective purchasers are to send payment directly to us, where the funds will be held in a segregated savings account and not released until the offering is completed or terminated.

INFORMATION AGENT

        To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. We have entered into a Sales Agency Agreement with Keefe, Bruyette & Woods regarding the engagement. Keefe, Bruyette & Woods was appointed because of its general experience in the financial services industry and because of its experience in transactions involving stockholder rights offerings and community offerings.

        Keefe, Bruyette & Woods has provided advice to us regarding the structure of the offering and marketing the shares of common stock to be issued in the offering. Keefe, Bruyette & Woods will use its best efforts to solicit subscriptions for shares of common stock in the offering. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.

        Keefe, Bruyette & Woods has not prepared any report or opinion constituting a recommendation or advice to us or our stockholders, nor have they prepared an opinion as to the fairness of the subscription price or the terms of the offering to us or our stockholders. Keefe, Bruyette & Woods expresses no opinion and makes no recommendation to holders of rights as to whether such holders should exercise their rights. Keefe, Bruyette & Woods also expresses no opinion as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued or at any future time.

        As compensation for its services, we have agreed to pay Keefe, Bruyette & Woods a cash fee in the following amount:

  (a)
  one percent (1%) of any gross proceeds from the sale of our common stock to the directors, executive officers and employees of the Company or any of our subsidiaries, to any benefit plan of the Company or any of our subsidiaries, and to any current stockholders of the Company;

  (b)
  three percent (3%) of any gross proceeds from the sale of shares to members of the local community and contacts of the Company who are not directors, executive officers, employees or current stockholders of the Company; and

  (c)
  five percent (5%) of any gross proceeds from the sale of our common stock to clients of Keefe, Bruyette & Woods who are not described in (a) or (b) above.

        In connection with our engagement of Keefe, Bruyette & Woods, we have agreed to indemnify them against certain liabilities arising out of their engagement or, in the event indemnification is unavailable, to contribute payments that Keefe, Bruyette & Woods may be required to make in respect of such liabilities.

23

DESCRIPTION OF CAPITAL STOCK

        Our articles of incorporation provide for the authority to issue up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 12, 2004, 2,522,088 shares of common stock were issued and outstanding and no shares were held as treasury stock. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock. All outstanding shares of common stock, and the shares offered hereby (upon payment of the subscription price), are fully paid and nonassessable.

        Our common stock represents nonwithdrawable capital, is not an account of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

        Dividends.    We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for such dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    The holders of our common stock possess exclusive voting rights in the Company. They elect our board of directors and act on such other matters as are required to be presented to them under Maryland law or our articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of our common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

        Liquidation.    In the event of any liquidation, dissolution or winding up of the Company, the holders of the then-outstanding shares of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

        Preemptive Rights.    Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued in the future. Our common stock is not subject to redemption.

Preferred Stock

        None of the shares of our authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of our common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar and Exchange Agent

        The transfer agent and registrar and exchange agent for our common stock is Registrar and Transfer Company.

LEGAL MATTERS

        The legality of the common stock is being passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., 734 15th Street, N.W., Washington, D.C. 20005.

EXPERTS

        The consolidated financial statements of Peoples Community Bancorp, Inc. as of September 30, 2003 and September 30, 2002, and for each of the years in the three-year period ended September 30, 2003, have been incorporated by reference into this prospectus in reliance upon the report of Grant Thornton LLP independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

24

1,365,674 SHARES
COMMON STOCK

PROSPECTUS

KEEFE, BRUYETTE & WOODS, INC.

March 12, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K/A
(Amendment No. 1)

(Mark One)

☒ Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended September 30, 2003

OR

☐ Transition report pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Commission File No.: 000-29949

PEOPLES COMMUNITY BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	31-1686242 (I.R.S. Employer Identification Number)
6100 West Chester Road, West Chester, Ohio (Address of Principal Executive Offices)	45069 (Zip Code)

(513) 870-3530
(Registrant's Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Exchange Act:
 Not Applicable

Securities registered under Section 12(g) of the Exchange Act:

Common Stock (par value $.01 per share)
(Title of Class)

        Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2) Yes ☐    No ☒

        As of December 22, 2003, the aggregate value of the 2,080,844 shares of Common Stock of the Registrant issued and outstanding on such date, which excludes 441,244 shares held by all directors and executives officers of the Registrant and the Registrant's Employee Stock Ownership Plan ("ESOP") as a group, was approximately $44.7 million. This figure is based on the closing sales price of $21.50 per share of the Registrant's Common Stock on December 22, 2003. Although directors and executive officers and the ESOP were assumed to be "affiliates" of the Registrant for purposes of this calculation, the classification is not to be interpreted as an admission of such status.

        Number of shares of Common Stock outstanding as of December 22, 2003: 2,522,088

Explanatory Note

        This Amendment No. 1 on Form 10-K/A amends Items 1, 7, 8 and 15 of the Annual Report on Form 10-K of Peoples Community Bancorp, Inc. (the "Company") for the fiscal year ended September 30, 2003, which was originally filed on December 29, 2003 ("Original Filing"). This amendment does not otherwise update information in the Original Filing to reflect facts or events occurring subsequent to the date of the Original Filing.

PART I

Item 1. Business

General

        Peoples Community Bancorp, Inc. ("Peoples" or the "Company") was organized in December 1999 at the direction of the Board of Directors of The People's Building, Loan and Savings Company, presently Peoples Community Bank, (the "Bank") for the purpose of holding all of the capital stock of the Bank and in order to facilitate the conversion of the Bank from an Ohio-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Conversion"). (Unless the context otherwise requires, reference to Peoples includes the Bank). Peoples is a unitary savings and loan holding company whose assets consist primarily of the outstanding shares of common stock of the Bank, investments made with the portion of the net proceeds from the issuance of Peoples shares to the public (the "Offering") retained by Peoples and Peoples' loan to the employee stock ownership plan (the "ESOP"). Peoples has no significant liabilities other than junior subordinated debentures issued in fiscal 2002. The management of Peoples and the Bank are substantially identical and Peoples neither owns nor leases any property but instead uses the premises, equipment and furniture of the Bank. The Bank is a federally-chartered stock savings bank that was originally organized in 1889. The Bank conducts its business from thirteen offices in Hamilton, Warren, and Butler Counties in Ohio. The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans and invest in securities. The Bank's primary lending emphasis has been, and continues to be, loans secured by first liens on single-family (one- to-four units) residential properties located in Hamilton, Warren and Butler Counties in Ohio. However, over the past three fiscal years, the Bank has placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans. As a result, as a percentage of the total loan portfolio, single-family residential loans have decreased from 72.7% at September 30, 2000 to 37.1% at September 30, 2003, while multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans have increased during the same time period from 4.3% to 15.3%, 9.7% to 21.1%, 12.8% to 19.7%, 0.0% to 4.8% and 0.1% to 1.9%, respectively. At September 30, 2003, Peoples had $738.7 million in total assets, $455.9 million in deposits and $46.7 million of stockholders' equity.

        Immediately prior to the Conversion, The Oakley Improved Building and Loan Company, an Ohio-chartered mutual savings and loan association ("Oakley"), merged with and into the Bank (the "Oakley merger"). No consideration was exchanged in the Oakley merger. The Oakley merger was accounted for on a pooling of interests basis whereby prior year amounts are restated to include the assets and liabilities of Oakley. Simultaneously with the Conversion, Harvest Home Financial Corporation, an Ohio corporation with its principal place of business in Ohio ("Harvest Home Financial"), merged with and into Peoples (the "Harvest Home merger"). The Harvest Home merger was accounted for using the purchase method of accounting and as such, prior period amounts are not restated. The Conversion, the Oakley merger and the Harvest Home merger were interdependent transactions.

        On March 30, 2001, Peoples Bancorp acquired Market Financial Corporation for total consideration of $13.8 million in cash and shares of common stock. Under the terms of the agreement, each share of Market's common stock was exchanged for a combination of cash and shares of Peoples Bancorp totaling $13.00 per share. The acquisition was accounted for using the purchase method of accounting and, consequently, prior period amounts were not restated. As of March 30, 2001, Market Financial Corporation had approximately $56.7 million in assets, $50.7 million in liabilities and $6.0 million in stockholders' equity.

        On January 18, 2002, the Bank sold $11.0 million in total loans subject to the assumption of $9.9 million in total deposits to another financial institution pursuant to a Purchase and Assumption

Agreement. These assets and liabilities had been assigned to the Bank's branch office located in Blanchester, Ohio. This transaction reflected the Bank's exit strategy from the Clinton County market area and represented a part of the broader marketing strategy of concentrating more fully on Butler, Hamilton and Warren counties. A gain of $1.5 million was recorded on this transaction in the fiscal year ended September 30, 2002.

        On April 26, 2002, the Company completed its acquisition of Kenwood Bancorp, Inc. for total consideration of $7.9 million in cash. Kenwood was merged with and into the Company and Kenwood's wholly-owned banking subsidiary, Kenwood Savings Bank, became a wholly-owned subsidiary of Peoples Bank. The Company acquired $56.6 million in total assets and initially recorded approximately $3.4 million in goodwill as part of the transaction.

        On July 25, 2003, Peoples Bank sold Kenwood Savings Bank to a Midwest insurance company for $1.8 million including the transfer of $10.0 million in loans and the assumption of $10.2 million of deposits. This transaction was conducted in order to maximize the value of the original Kenwood purchase through the sale of the Savings Bank's charter. The Company recorded a gain during fiscal 2003 of approximately $150,000, with an adjustment to goodwill related to the charter totaling $1.65 million.

        On September 26, 2003, Peoples Bank acquired $32.8 million in loans, $19.7 million in cash and assumed $55.6 million in deposits, along with the acquisition of two branches located in the Deer Park and Landen areas of Greater Cincinnati. The purchase price was $6.5 million, with approximately $3.9 million of the purchase price assigned as a premium on the loan portfolio, $300,000 assigned to office premises and $2.3 million recorded as goodwill.

        The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision, which is the Bank's chartering authority and primary federal regulator. The Bank is also regulated by the Federal Deposit Insurance Corporation (the "FDIC"), administrator of the Savings Association Insurance Fund. The Bank is also subject to certain reserve requirements established by the Federal Reserve Board (the "FRB") and is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati, which is one of the 12 regional banks comprising the FHLB System.

Peoples Lending Activities

        General.    At September 30, 2003, the gross loan portfolio of Peoples totaled $622.0 million, representing approximately 84.2% of total assets at that date. The principal lending activity of Peoples is the origination of residential and nonresidential real estate loans. At September 30, 2003, residential loans (including construction loans secured by residential real estate) amounted to $417.0 million, or 67.1% of the gross loan portfolio. Nonresidential real estate and land loans totaled $131.4 million, or 21.1% of the gross loan portfolio and nonresidential construction loans amounted to $31.8 million, or 5.1% of the gross loan portfolio as of September 30, 2003. Further, commercial loans amounted to $30.0 million, or 4.8% of the gross loan portfolio at September 30, 2003 and consumer loans amounted to $11.8 million, or 1.9% of the gross loan portfolio at such time. Peoples has placed an increased emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans over the last three fiscal years. The aggregate amount of these loans has increased to $391.2 million, or 62.9% of the gross loan portfolio at September 30, 2003, compared to $57.8 million, or 27.3% of the gross loan portfolio at September 30, 2000.

        The types of loans that Peoples may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

        A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus. However, loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 2003, Peoples' regulatory limit on loans-to-one borrower was $9.7 million. All of Peoples' five largest loans or groups of loans-to-one borrower, amounting to $9.7 million, $9.0 million, $8.6 million, $8.6 million and $8.6 million at September 30, were performing in accordance with their terms at such date. See "Asset Quality—Classified Assets."

        Loan Portfolio Composition.    The following table sets forth the composition of Peoples' loans at the dates indicated.

	September 30,
	2003		2002		2001		2000		1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Mortgage loans:
Single-family residential	$230,775	41.7%	$296,294	58.8%	$242,540	64.2%	$153,627	78.1%	$87,574	92.6%
Multi-family residential	95,459	17.2	56,980	11.3	36,487	9.7	8,999	4.6	1,588	1.7
Nonresidential real estate and land	131,444	23.7	88,029	17.5	65,842	17.4	20,440	10.4	5,935	6.3
Construction loans	122,598	22.1	90,002	17.9	62,982	16.7	27,056	13.8	3,473	3.7

Total mortgage loans	580,276	104.7	531,305	105.5	407,851	108.0	210,122	106.9	98,570	104.3
Commercial loans	29,955	5.4	21,280	4.2	9,800	2.6	—	—	—	—
Consumer loans	11,769	2.1	4,265	0.8	1,883	0.5	1,307	0.7	133	0.1

Total loans receivable	622,000	112.2	556,850	110.5	419,534	111.1	211,429	107.6	98,703	104.4
Less:
Undisbursed portion of loans in process	(55,308)	(10.0)	(43,144)	(8.6)	(36,782)	(9.7)	(13,546)	(6.9)	(3,337)	(3.6)
Allowance for loan losses	(9,744)	(1.8)	(7,656)	(1.5)	(3,662)	(1.0)	(762)	(0.4)	(415)	(0.4)
Deferred loan fees	(2,597)	(0.4)	(2,038)	(0.4)	(1,363)	(0.4)	(636)	(0.3)	(400)	(0.4)

Loans receivable, net	$554,351	100.0%	$504,012	100.0%	$377,727	100.0%	$196,485	100.0%	$94,551	100.0%

        Origination of Loans.    The lending activities of Peoples are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan officers. Loan processors obtain or procure credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of Peoples.

        Under the real estate lending policy of Peoples, a title opinion must be obtained for each real estate loan. Peoples also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Peoples does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

        Peoples' loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the collateral that will secure the loan. The Board of Directors has granted authority to approve secured loans as follows: loans up to $500,000 must be approved by two senior executive officers; loans between $500,000 and $1.0 million must be approved by three senior officers and loans greater than $1.0 million are approved by the Board of Directors or the executive committee of the Board of Directors.

        Unsecured loans up to $500,000 require approval by three senior executive officers and those greater than $500,000 must be approved by the Board of Directors or the executive committee of the

Board of Directors. The executive committee shall ratify all approvals and present its report on a monthly basis for the Board of Directors review and approval.

        Activity in Loans.    The following table shows the activity in Peoples' loans during the periods indicated.

	Year Ended September 30,
	2003	2002	2001	2000	1999
	(In Thousands)
Total loans held at beginning of period	$556,850	$419,534	$211,429	$98,703	$93,303
Originations of loans:
Mortgage loans:
Single-family residential (1)	63,502	90,592	87,272	51,281	28,236
Multi-family residential	50,686	28,531	30,605	4,886	484
Commercial real estate and land	30,170	39,855	51,030	16,519	2,514
Construction	101,019	72,167	58,467	—	—
Commercial loans	25,852	26,656	12,394	—	—
Consumer loans	7,344	3,775	1,344	1,037	50

Total originations (2)	278,573	261,576	241,112	73,723	31,284
Increase due to Harvest Home acquisition	—	—	—	62,334	—
Increase due to Market acquisition	—	—	37,476	—	—
Increase due to Kenwood acquisition	—	40,326	—	—	—
Increase due to Ameriana branch acquisition	32,769	—	—	—	—

Total increases	311,342	301,902	278,588	136,057	31,284
Transfers to real estate owned	(2,863)	(620)	(197)	(110)	—
Charge-offs	(2,122)	(1,547)	—	(4)	—
Other increases (decreases) (3)	5,879	(9,212)	22,285	10,772	121
Repayments	(247,086)	(153,207)	(92,571)	(33,989)	(26,005)

Net activity in loans	65,150	137,316	208,105	112,726	5,400

Gross loans held at end of period	$622,000	$556,850	$419,534	$211,429	$98,703

(1)
Includes construction loan originations made during fiscal year 2000 and 1999.

(2)
Undisbursed portions of loans in process totaled $55.3 million, $43.1 million, $36.8 million, $13.5 million and $3.3 million at September 30, 2003, 2002, 2001, 2000 and 1999 respectively.

(3)
Reflects loan participations sold of $10.2 million, $6.7 million and $2.7 million in fiscal 2003, 2002 and 2001, respectively. Peoples did not sell any loan participations in fiscal 2000 or 1999. The reduction in total loans resulting from loan sales in fiscal 2003, 2002 and 2001 were offset (increased) by increases (decreases) in undisbursed loans in process, and other net items totaling approximately $16.1 million, ($2.5 million), and $25.0 million, respectively.

        The significant repayments of $247.1 million and $153.2 million during fiscal 2003 and 2002, respectively, were primarily due to the refinancing activity related to single-family residential loans in the low interest rate environment during such period. The transfers to real estate owned of $2.9 million during fiscal 2003 were partially due to a troubled builder of 1-4 family residential real estate, who deeded five properties back to the bank in lieu of foreclosure. These properties are being actively marketed with one property sold in November 2003. Additionally, during fiscal year 2003, the Bank continued to foreclose on the residential properties of a now defunct builder, with two properties remaining unsold as of September 30, 2003.

        Charge-offs of $2.1 million during fiscal 2003, consisted primarily of $1.8 million in loans secured by commercial real estate, equipment and other assets. This loss resulted from the liquidation of assets of a troubled manufacturing company, which was further complicated by environmental issues.

        Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Peoples generally confines its lending activity to its primary market area of Warren, Butler and Hamilton Counties, Ohio. Subject to its loans-to-one borrower limitation, Peoples is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Peoples may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Peoples may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At September 30, 2003, Peoples was within each of the above lending limits.

        One- to Four-Family Residential Real Estate Loans. A primary real estate lending activity of Peoples is the origination of loans secured by first mortgage liens on one- to four-family residences. At September 30, 2003, $230.8 million, or 41.7% of the net loan portfolio of Peoples consisted of conventional first mortgage, one- to four-family residential loans, compared to $296.3 million, or 58.8% at September 30, 2002. The decrease of $65.5 million, or 22.1%, was due to the refinancing activity in the low interest rate environment as well as the use of such excess funds to originate multi-family residential, nonresidential real estate, land and commercial loans.

        The loan-to-value ratio, maturity and other provisions of the loans made by Peoples generally have reflected Peoples' policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Peoples. Peoples' lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

        The residential mortgage loans originated by Peoples consist of fixed rate and adjustable rate loans. Presently, the single-family fixed-rate residential mortgage loans originated by Peoples have terms of up to 30 years. In addition, Peoples originates adjustable-rate mortgage loans on which the interest rate adjusts every one or three years based upon the one-year or three-year rate on T-bills plus a specified margin. At September 30, 2003, $129.1 million, or 55.9% of our single-family residential loans were adjustable rate and $101.7 million, or 44.1% were fixed-rate. Although significantly all of Peoples' single-family loans are originated for its portfolio, the single-family residential mortgage loans presently being originated by Peoples generally conform to Fannie Mae and Freddie Mac requirements and are available for sale in the secondary market.

        Multi-family Residential Loans.    Peoples also originates multi-family (over four units) residential loans. Peoples' multi-family loans are primarily secured by apartment buildings. The multi-family residential mortgage loans of Peoples are underwritten on substantially the same basis as its nonresidential real estate loans, discussed below, although loan-to-value ratios are limited to 80%. At September 30, 2003, Peoples had $95.5 million in multi-family residential mortgage loans, which amounted to 17.2% of Peoples' net loan portfolio, compared to $57.0 million, or 11.3% of Peoples' net loan portfolio at September 30, 2002. During the year ended September 30, 2003, Peoples originated $50.7 million of multi-family residential loans compared to $28.5 million during fiscal 2002. Peoples intends to continue its increased emphasis on this type of lending.

        Nonresidential Real Estate and Land Loans.    Peoples' nonresidential real estate and land loan portfolio primarily consists of loans secured by professional offices, small retail centers, warehouses and land for development purposes located within Peoples' primary market area. Nonresidential real estate and land loans amounted to $131.4 million, or 23.7% of the net loan portfolio at September 30, 2003, with an average loan balance of approximately $387,000. This compares to $88.0 million, or 17.5% at September 30, 2002, with an average loan balance of approximately $304,000.

        The nonresidential real estate loans of Peoples typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than single-family residential mortgage loans. The maximum term of Peoples' nonresidential real estate loans is 25 years. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt services. In evaluating whether to make a nonresidential real estate loan, Peoples places primary emphasis on the ratio of net cash flow to debt service on the property and generally requires a ratio of cash flow to debt service of at least 120%, computed after deduction for a vacancy factor and property expenses as Peoples deems appropriate.

        The land loans of Peoples generally are secured by single-family residential lots or undeveloped land being held for residential development. Loans made on undeveloped land have a loan-to-value ratio of 75% or less (on an undeveloped basis) and are amortized over a five-year period or over a 15-year period with a balloon payment of the remaining principal amount due at five years from the date of origination. Land loans secured by single-family residential lots are structured similar to undeveloped land with a loan-to-value ratio of 80% or less.

        Nonresidential real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Peoples generally attempts to mitigate the risks associated with its nonresidential real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

        Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions as well as local economic conditions.

        Construction Loans.    At September 30, 2003, Peoples had approximately $122.6 million, or 22.1% of the net loan portfolio, in construction loans, compared to $90.0 million, or 17.9% of the total loan portfolio at September 30, 2002. Of this amount, $90.8 million, or 74.1%, consisted of residential construction loans and $31.8 million, or 25.9%, consisted of nonresidential construction loans. The increase in construction loans during fiscal 2003 was due primarily to increased originations of construction loans to builders. The construction loans of Peoples are comprised largely of loans made to builders on a pre-sold basis, as well as, to a lesser extent, to builders for homes on an unsold or speculative basis. Peoples' construction loans to builders are generally made with a term not to exceed twelve months. Interest-only payments are required during the construction period, which is typically twelve months. Peoples generally limits the number of unsold homes under construction to its builders. This number is dependent on the reputation of the builder, the present exposure of the builder, the location of the property and the financial strength of the builder. In addition, loans made to borrowers to construct their homes are originated at one closing as a construction/permanent loan.

        Peoples also originates loans for the construction of nonresidential real estate such as small office buildings and warehouses. These loans are typically originated as construction/permanent loans with interest only payments during the construction period and converting to a permanent loan at the end of the construction period. These loans are generally made with a construction term of 12 months. The loan to value ratio is generally limited to 75% on these loans on an as completed basis. At September 30, 2003, nonresidential construction loans amounted to $31.8 million, or 5.7% of the net loan portfolio.

        Prior to making a commitment to fund a construction loan, Peoples requires an appraisal of the property. Peoples' also requires inspections of each project. Loan proceeds are then disbursed based on a percentage of completion.

        Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Peoples generally attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process.

        Commercial Loans.    Peoples' commercial loans consist primarily of unsecured lines of credit for working capital purposes, and to a lesser extent, loans secured by business equipment. At September 30, 2003, commercial loans amounted to $30.0 million, or 5.4% of Peoples' net loan portfolio, compared to $21.3 million, or 4.2% of the net loan portfolio at September 30, 2002.

        Consumer Loans.    Peoples' consumer and other loans consist of loans secured by deposit accounts, automobiles and stock. At September 30, 2003, consumer and other loans amounted to $11.8 million, or 2.1% of Peoples' net loan portfolio, compared to $4.3 million, or 0.8% of Peoples' net loan portfolio as of September 30, 2002. The increase in consumer loans was primarily due to the origination of $7.1 million in loans secured by stock from initial public offerings of several financial institutions, as well as the purchase of $1.0 million of consumer loans in connection with the acquisition of two branch offices from Ameriana Bank and Trust on September 26, 2003.

        Loan Origination and Other Fees.    In addition to interest earned on loans, Peoples receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. In accordance with Statement of Financial Accounting Standards No. 91, loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At September 30, 2003, Peoples had $2.6 million of deferred loan fees compared to $2.0 million of deferred loan fees at September 30, 2002.

        Contractual Principal Repayments and Interest Rates.    The following table sets forth scheduled contractual amortization of Peoples' loans at September 30, 2003 as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates.

Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

	Principal Repayments Contractually Due in Year(s) Ended September 30,
	2004	2005	2006	2007- 2008	2009- 2014	2015- 2019	Thereafter	Total at September 30, 2003
	(In Thousands)
Mortgage loans:
Single-family residential	$8,047	$7,465	$8,393	$15,964	$81,942	$34,751	$74,213	$230,775
Multi-family residential	2,089	1,807	1,895	3,950	16,218	15,463	54,037	95,459
Nonresidential real estate and land	30,732	26,125	19,351	4,500	18,270	10,538	21,928	131,444
Construction loans	57,292	19,495	774	6,385	6,632	7,593	24,427	122,598
Commercial loans	24,606	3,588	209	429	1,096	11	16	29,955
Consumer loans	592	1,178	257	9,642	100	—	—	11,769

Total (1)	$123,358	$59,658	$30,879	$40,870	$124,258	$68,356	$174,621	$622,000

(1)
Of the $498.6 million of loan principal payments contractually due after September 30, 2004, $143.8 million have fixed rates of interest and $354.8 million have adjustable rates of interest.

        Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted-average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

Asset Quality

        General.    Peoples mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices begin when a loan becomes 30 days past due. If a loan becomes 90 days past due, Peoples refers it to an attorney to commence foreclosure. In most cases, deficiencies are cured promptly. While Peoples generally prefers to work with borrowers to resolve such problems, Peoples will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

        Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Peoples generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

        Real estate acquired by Peoples as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Peoples had real estate owned of $1.3 million and $97,000 at September 30, 2003 and 2002, respectively. There was no real estate owned at September 30, 2001.

        Delinquent Loans.    The following table sets forth information concerning delinquent mortgage loans at the dates indicated, in dollar amounts and as a percentage of each category of Peoples' loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

	At September 30,
	2003 60-89 Days Delinquent		2002 60-89 Days Delinquent		2001 60-89 Days Delinquent
	Amount	Percent of Loan Category	Amount	Percent of Loan Category	2001 Amount	Percent of Loan Category
	(Dollars in Thousands)
Mortgage loans:
Single-family	$1,146.50%		$3,027	1.02%	$1,904.79%
Multi-family	—	—%	112.20%		—	—%
Nonresidential real estate and land	354.27%		198.22%		232.35%

Total	$1,500.27%		$3,337.66%		$2,136.57%

        Non-Performing Assets.    The following table sets forth information with respect to non-performing assets identified by Peoples, including non-accrual loans, loans more than 90 days past due and still accruing interest and other real estate owned.

	At September 30,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Loans past due 90 days or more and still accruing:
Single-family residential	$—	$—	$—	$—	$223
Nonresidential real estate and land	—	—	—	—	166

Total	—	—	—	—	389
Non-accrual loans:
Single-family residential	1,752	1,274	783	1,062	690
Multi-family residential	3,557	3,217	—	194	—
Nonresidential real estate and land	—	232	—	—	—
Construction loans	1,951	2,769	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	4	—	—	—	—

Total non-accruing loans	7,264	7,492	783	1,256	690

Total non-performing loans	7,264	7,492	783	1,256	1,079
Other real estate owned, net	1,293	97	—	110	—

Total non-performing assets	$8,557	$7,589	$783	$1,366	$1,079

Non-performing assets to total assets	1.16%	1.30%	0.19%	0.43%	1.01%
Non-performing loans to total loans-net	1.31%	1.49%	0.21%	0.64%	1.14%

        The $967,000 increase in nonperforming assets resulted primarily from an increase of $1.2 million in other real estate owned. During fiscal year 2003, the Bank continued to foreclose on the residential properties of a now defunct builder, with two properties remaining unsold as of September 30, 2003. Additionally, a financially troubled builder of 1-4 family residential real estate, deeded five properties back to the bank in lieu of foreclosure. These properties are being actively marketed with one property sold in November 2003.

        If the $8.6 million of non-accruing and nonperforming loans of Peoples had been current in accordance with their terms during fiscal 2003, the gross income on such loans would have been approximately $645,000. A total of approximately $206,000 of interest income was actually recorded by Peoples on such loans in the fiscal year ended September 30, 2003.

        Classified Assets.    Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful may require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included indetermining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

        Peoples' total classified assets at September 30, 2003 amounted to $14.5 million, of which $11.2 million and $3.3 million were classified as substandard and special mention, respectively. The largest classified asset at September 30, 2003 consisted of a $3.5 million multi-family loan which was classified as substandard due to its delinquent status. The remaining $11.0 million of classified assets at September 30, 2003 consisted of approximately $9.1 million of residential real estate loans, $1.2 million of foreclosed real estate, $373,000 of nonresidential real estate and land loans, and $345,000 of commercial loans.

        Allowance for Loan Losses.    The allocation of the allowance for loan losses based on particular types of loans at September 30, 2003, 2002 and 2001 was as follows:

	2003		2002		2001
	Balance	Percent of total loans	Balance	Percent of total loans	Balance	Percent of total loans
	(Dollars in Thousands)
Single-family residential	$1,120	37.1%	$954	53.2%	$690	63.7%
Multi-family residential	1,342	15.4	1,015	10.2	469	9.5
Nonresidential real estate and land	1,721	21.1	1,428	15.8	999	17.2
Construction loans	2,192	19.7	1,729	16.2	281	6.9
Commercial loans	3,124	4.8	2,452	3.8	1,189	2.3
Consumer loans	245	1.9	78.8		34.4

	$9,744	100.0%	$7,656	100.0%	$3,662	100.0%

        The allowance for loan losses is maintained by management at a level considered sufficient to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time.

        Loans acquired through the acquisition of Harvest Home, Market and Kenwood were determined by management to have adequate allowances at the time of acquisition. The loan loss allowances of Harvest Home, Market, and Kenwood totaling $195,000, $451,000 and $267,000, respectively, were added to Peoples' allowance. Peoples did not record additional provisions for these loans unless deterioration of the credit quality was subsequently noted through Peoples normal credit review policies. Peoples continues to increase its allowance for loan losses due to an increase in the volume of loans, as well as change in the mix of the loan portfolio and increase in the level of charge-offs, impaired loans and nonperforming loans.

        A quarterly analysis of the allowance for loan loss requirements includes general allocations based on the type of collateral securing the loan. In the analysis, loans determined to have a higher risk will have higher allowance requirements. Unfunded commitments are allocated the same allowance requirements as their funded counterparts. Additional allowance requirements are allocated to criticized assets, based on the classified status on the loan. For example, loans classified substandard require higher loan loss allowances as compared to loans classified special mention. No special allowances are provided for concentration of loans to one borrower, unless management becomes aware of a potential problem with collectibility. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that should be charged-off.

        Peoples increased its allowance for loan losses in fiscal 2003 by recording a $4.2 million provision for losses on loans due to an increase in the volume of loans, as well as changes in the composition of the loan portfolio during the year and increases in the level of charge-offs, impaired loans and nonperforming loans. The change in the mix of the loan portfolio during the fiscal year 2003, resulted in increases to the allowance related to growth in multi-family residential loans, nonresidential real estate and land loans, construction loans and unsecured commercial lines of credit, all of which are generally considered to involve a higher degree of risk than single-family owner-occupied residential lending. Peoples intends to continue to increase its allowance for loan losses as its loan portfolio increases and will adjust its allowance should the composition and relative credit risk of the portfolio change. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net earnings.

        The following table sets forth the activity in Peoples' allowance for loan losses during the periods indicated.

	Year Ended September 30,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Allowance at beginning of period	$7,656	$3,662	$762	$415	$240
Increase due to Harvest Home Financial acquisition	—	—	—	195	—
Increase due to Market acquisition	—	—	451	—	—
Increase due to Kenwood acquisition	—	276	—	—	—
Provision for losses on loans	4,198	5,265	2,449	156	175
Charge-offs:
Single-family residential	(97)	—	—	(4)	—
Multi-family residential	—	—	—	—	—
Nonresidential real estate and land	(1,097)	—	—	—	—
Construction	(62)	—	—	—	—
Commercial	(866)	(1,547)	—	—	—
Consumer and other loans	—	—	—	—	—

Total charge-offs	(2,122)	(1,547)	—	(4)	—
Recoveries:
Single-family residential	12	—	—	—	—
Multi-family residential	—	—	—	—	—
Nonresidential real estate and land	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total recoveries	12	—	—	—	—

Net loans charged-off to allowance for loan losses	(2,110)	(1,547)	—	(4)	—

Allowance at end of period	$9,744	$7,656	$3,662	$762	$415

Allowance for loan losses to total nonperforming loans at end of period	134.15%	102.19%	467.69%	60.67%	38.46%
Allowance for loan losses to total loans at end of period	1.57%	1.37%	0.87%	0.36%	0.42%

Investment Securities

        Peoples has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each significant purchase of an investment security is approved by the Board of Directors.

        The following table sets forth information regarding the carrying value and fair value of Peoples' securities at the dates indicated.

	September 30,
	2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Mortgage-backed securities	$134,598	$133,828	$18,479	$18,763	$—	$—
FHLMC stock	1,391	1,123	1,391	1,199	1,391	1,364
Mutual funds	1,039	1,033	—	—	—	—
Other equity securities	—	—	29	32	—	—

Total	$137,028	$135,984	$19,899	$19,994	$1,391	$1,364

Required investment:
Federal Home Loan Bank stock	$10,221	$10,221	$9,907	$9,907	$7,880	$7,880

        The following table sets forth the activity in Peoples' aggregate securities portfolio during the periods indicated.

	Year Ended September 30,
	2003	2002	2001
	(In Thousands)
Securities at beginning of period	$29,901	$9,244	$109,113
Purchases (1)	209,532	21,664	528
Sales of available for sale securities	(67,996)	(3,523)	(71,181)
Amortization of premiums and discounts	(1,058)	(264)	436
Repayments, prepayments and maturities	(23,032)	(1,730)	(37,112)
Securities acquired through acquisition — net	—	4,386	9,589
Increase (decrease) in unrealized gains on available-for-sale securities	(1,142)	124	(2,129)

Securities at end of period (2)	$146,205	$29,901	$9,244

(1)
Includes increases in Federal Home Loan Bank stock and mutual funds from purchases and dividends.

(2)
At September 30, 2003 and 2002, $133.8 million or 91.5%, and $18.8 million or 62.8%, respectively, of Peoples' securities portfolio consisted of adjustable-rate securities. At September 30, 2001, Peoples had no adjustable-rate securities.

        The following table sets forth certain information regarding the maturities of Peoples' mortgage-backed securities at September 30, 2003.

	Contractually Maturing
	Under 1 Year	Weighted Average Yield	1-5 Years	Weighted Average Yield	6-10 Years	Weighted Average Yield	Over 10 Years	Weighted Average Yield
	(Dollars in Thousands)
Mortgage-backed securities	$—	—%	$—	—%	$—	—%	$133,828	2.92%

        Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages.

Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

        Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

        The mortgage-backed securities of Peoples may consist of Government National Mortgage Association ("Ginnie Mae"), Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Ginnie Mae securities are guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.

        Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Peoples. At September 30, 2003, Peoples had mortgage-backed securities with a fair value totaling $133.8 million.

        During fiscal year 2003, management purchased $208.1 million in adjustable-rate mortgage-backed securities as a tool to manage liquidity and interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guaranty of government-sponsored agencies.

Sources of Funds

        General.    Deposits are the primary source of Peoples' funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

        Deposits.    Deposits are attracted by Peoples principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Peoples offers traditional passbook savings accounts, money market accounts, checking accounts and certificates of deposit.

        Peoples obtains deposits primarily from residents of southwestern Ohio. Peoples has not solicited deposits from outside Ohio or paid fees to brokers to solicit funds for deposit.

        Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations.

        The following table sets forth the activity in Peoples' deposits during the periods indicated.

	Year Ended September 30,
	2003	2002	2001
	(In Thousands)
Beginning balance	$369,080	$233,063	$151,353
Net increase before interest credited	76,378	125,999	72,117
Interest credited	10,442	10,018	9,593

Net increase in deposits (including acquisitions)	86,820	136,017	81,710

Ending balance	$455,900	$369,080	$233,063

        The following table sets forth by various interest rate categories the certificates of deposit with Peoples at the dates indicated.

	September 30,
	2003	2002	2001
	(In Thousands)
0.00% to 2.99%	$104,180	$69,445	$—
3.00% to 3.99%	56,216	62,981	2,232
4.00% to 4.99%	48,162	53,175	58,763
5.00% to 6.99%	35,713	43,266	95,008
7.00% to 8.99%	562	460	9,835

Total	$244,833	$229,327	$165,838

        The following table sets forth the amount and remaining maturities of Peoples' certificates of deposit at September 30, 2003.

	Six Months And Less	Over Six Months Through One Year	Over One Year Through Two Years	Over Two Years Through Three Years	Over Three Years
	(In Thousands)
0.00% to 2.99%	$50,157	$30,236	$17,994	$5,656	$137
3.00% to 3.99%	16,005	13,030	6,081	3,036	18,064
4.00% to 4.99%	2,073	3,175	14,124	7,454	21,336
5.00% to 6.99%	6,671	3,432	9,183	4,104	12,323
7.00% to 8.99%	433	—	129	—	—

Total	$75,339	$49,873	$47,511	$20,250	$51,860

        As of September 30, 2003, the aggregate amount of outstanding certificates of deposit at Peoples, in amounts greater than $100,000, was approximately $46.2 million. The following table presents the maturity of these certificates of deposit at such date.

September 30, 2003
(In Thousands)
3 months or less	$6,491
Over 3 months through 6 months	5,196
Over 6 months through 12 months	7,538
Over 12 months	26,952

$46,177

        The following table sets forth the dollar amount of deposits in various types of deposits offered by Peoples at the dates indicated.

	At September 30,
	2003		2002		2001
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in Thousands)
Non-interest checking accounts	$9,266	2.03%	$6,075	1.65%	$7,552	3.24%
Savings and checking accounts	164,369	36.06	104,413	28.29	32,082	13.77
Certificates of deposit	244,883	53.71	229,327	62.13	165,838	71.15
Money market accounts	37,382	8.20	29,265	7.93	27,591	11.84

Total	$455,900	100.00%	$369,080	100.00%	$233,063	100.00%

        Peoples attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

        Borrowings.    Peoples may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the common stock Peoples owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. As of September 30, 2003, Peoples was permitted to borrow up to $302.0 million from the Federal Home Loan Bank of Cincinnati. At such date, Peoples had $218.5 million of Federal Home Loan Bank advances.

        Also, Peoples has a line of credit with another financial institution for $10 million. As of September 30, 2003, Peoples had drawn $1.4 million on this line of credit. This line of credit matures on March 31, 2004.

        The following table shows certain information regarding the borrowings of Peoples at or for the dates indicated:

	At or for the Year Ended September 30,
	2003	2002	2001
	(Dollars in Thousands)
Federal Home Loan Bank advances:
Average balance outstanding	$173,731	$152,995	$129,923
Maximum amount outstanding at any month-end during the period	$218,500	$180,489	$140,000
Balance outstanding at end of period	$218,500	$152,500	$140,000
Average interest rate during the period	3.59%	2.86%	5.05%
Weighted-average interest rate at end of period	3.08%	3.93%	3.31%
Line of Credit:
Average balance outstanding	$946	$113	$—
Maximum amount outstanding at any month-end during the period	$1,400	$450	—
Balance outstanding at end of period	$1,400	$450	—
Average interest rate during the period	2.85%	3.55%	—
Weighted-average interest rate at end of period	2.62%	3.31%	—

Subsidiaries

        At September 30, 2003, Peoples did not have any direct unconsolidated subsidiaries.

Total Employees

        Peoples had 114 full-time employees and 5 part-time employees at September 30, 2003. None of these employees are represented by a collective bargaining agent, and Peoples believes that it enjoys good relations with its personnel.

Competition

        Peoples faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, it faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Peoples does not rely upon any individual group or entity for a material portion of its deposits. The ability of Peoples to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

        Peoples' competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. It competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

REGULATION

        The following is a summary of certain statutes and regulations affecting Peoples and the Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on Peoples, the Bank and the business of Peoples and the Bank.

General

        Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Peoples and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Office of Thrift Supervision, the Federal Reserve Board, the FDIC, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

        Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Peoples and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank and the public, rather than shareholders of the Bank or Peoples.

        Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Peoples Community Bancorp

        Holding Company Acquisitions.    Peoples is a registered savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act, and is subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

        Holding Company Activities.    Peoples operates as a unitary savings and loan holding company. The activities of Peoples and its non-savings institution subsidiaries are restricted to activities traditionally permitted to multiple savings and loan holding companies and to financial holding companies under newly added provisions of the Bank Holding Company Act. Multiple savings and loan holding companies may:

  •
  furnish or perform management services for a savings association subsidiary of a savings and loan holding company;

  •
  hold, manage or liquidate assets owned or acquired from a savings association subsidiary of a savings and loan holding company;

  •
  hold or manage properties used or occupied by a savings association subsidiary of a savings and loan holding company;

  •
  engage in activities determined by the Federal Reserve to be closely related to banking and a proper incident thereto; and

  •
  engage in services and activities previously determined by the Federal Home Loan Bank Board by regulation to be permissible for a multiple savings and loan holding company as of March 5, 1987.

        The activities financial holding companies may engage in include:

  •
  lending, exchanging, transferring or investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing or indemnifying others, issuing annuities, and acting as principal, agent or broker for purposes of the foregoing;

  •
  providing financial, investment or economic advisory services, including advising an investment company;

  •
  issuing or selling interests in pooled assets that a bank could hold directly;

  •
  underwriting, dealing in or making a market in securities; and

  •
  merchant banking activities.

        If the Office of Thrift Supervision determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Office of Thrift Supervision may impose such restrictions as deemed necessary to address such risk. These restrictions include limiting the following:

  •
  the payment of dividends by the savings institution;

  •
  transactions between the savings institution and its affiliates; and

  •
  any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

        Every savings institution subsidiary of a savings and loan holding company is required to give the Office of Thrift Supervision at least 30 days' advance notice of any proposed dividends to be made on its guaranty, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "Peoples Community Bank—Capital Distributions."

        Restrictions on Transactions With Affiliates.    Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution generally include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution. However, most subsidiaries of savings institutions are not considered affiliates for the purposes of these rules.

        In general, a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates up to certain limits. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party;

or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, a savings institution may not:

  •
  make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

  •
  purchase or invest in securities of an affiliate other than shares of a subsidiary;

  •
  purchase a low-quality asset from an affiliate; or

  •
  engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

        With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

        Federal Securities Laws.    Peoples registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Peoples is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the Plan of Conversion, Peoples has agreed to maintain such registration for a minimum of three years following the conversion in March 2000.

        Sarbanes-Oxley Act of 2002.    On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee members. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Longer prison terms and increased penalties will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution ("FAIR") provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

        The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" ("RPAF"). Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) accounting principles generally accepted in the United States of America and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the SEC.

Peoples Community Bank

        General.    The Bank is a federally chartered stock savings bank. The Office of Thrift Supervision is the chartering authority and primary federal regulator of the Bank. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The Bank also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund.

        The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

        Insurance of Accounts.    The deposits of the Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action. Currently, FDIC deposit insurance rates generally range from zero basis points to 27 basis points, depending on the assessment risk classification assigned to the depository institution.

        The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the deposit insurance of the Bank.

        Regulatory Capital Requirements.    Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

        Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 4.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Tangible capital generally equals common stockholders' equity (including retained earnings) minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Core capital generally consists of tangible capital plus qualifying intangible assets.

        In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 50%) and repossessed assets.

        Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on securities reported as a separate component of generally accepted accounting principles capital.

        At September 30, 2003, the Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 7.5%, 7.5% and 12.1%, respectively.

        Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

        Prompt Corrective Action.    The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

        In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

        An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

        At September 30, 2003, the Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

        Safety and Soundness Guidelines.    The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The Bank believes that it is in compliance with these guidelines and standards.

        Capital Distributions.    Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's retained net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

        Community Reinvestment Act and the Fair Lending Laws.    Savings institutions have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the Office of

Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies, and the Department of Justice.

        Qualified Thrift Lender Test.    All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or by maintaining at least 65% of its portfolio assets in certain housing and consumer-related assets such as:

  •
  loans made to purchase, refinance, construct, improve or repair domestic residential housing;

  •
  home equity loans;

  •
  most mortgage-backed securities;

  •
  stock issued by a Federal Home Loan Bank; and

  •
  direct or indirect obligations of the FDIC.

        A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with certain restrictions on its operations.

        At September 30, 2003, the qualified thrift investments of the Bank were approximately 82.9% of its portfolio assets.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

        As a member, the Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2003, the Bank had $10.2 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

        The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

        Federal Reserve System.    The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

TAXATION

Federal Taxation

        General.    Peoples and the Bank are subject to the corporate tax provisions of the Internal Revenue Code, and the Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of Peoples and the Bank and is not a comprehensive discussion of the tax rules applicable to Peoples and the Bank.

        Fiscal Year.    Peoples and the Bank file federal income tax returns on the basis of a calendar year ending on December 31.

        Bad Debt Reserves.    In 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. The Bank must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. The Bank's post-1987 excess reserves amounted to approximately $1.2 million. The recapture will occur over a six-year period, which commenced in fiscal 1999. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in the Bank's deferred tax liability.

        At September 30, 2003, the federal income tax reserves of the Bank included $1.6 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account established for the benefit of certain depositors of the Bank in connection with the recent conversion, the retained earnings of the Bank are substantially restricted.

        Distributions.    If Peoples were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Peoples to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to its stock is a non-qualified distribution to the extent that, for federal income tax purposes,

  •
  it is in redemption of its shares,

  •
  it is pursuant to a liquidation of the institution, or

  •
  in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

        The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

        Minimum Tax.    The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income") and is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Tax preference items include the following:

  •
  depreciation, and

  •
  75% of the excess (if any) of:

  (1)
  alternative minimum taxable income determined without regard to this preference and prior to reduction by net operating losses, over

  (2)
  adjusted current earnings as defined in the Code.

        Peoples has not been subject to the alternative minimum tax or had any such amounts available as credits for carry-over.

        Capital Gains and Corporate Dividends-Received Deduction.    Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

        Other Matters.    Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Peoples.

        Peoples' federal income tax returns for the tax years ended 2002, 2001 and 2000 are open under the statute of limitations and are subject to review by the IRS. Peoples has not been audited by the IRS during the last five years.

State Taxation

        Ohio Taxation.    Peoples is subject to the Ohio corporation franchise tax, which is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

        In computing Peoples' tax under the net worth method, 100% of the investment in the capital stock of the Bank after the conversion may be excluded, as reflected on the balance sheet, in computing taxable net worth as long as Peoples owns at least 25% of the issued and outstanding capital stock of the Bank. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, Peoples may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

        A special litter tax is also applicable to all corporations, including Peoples, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.

        The Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.3% of the Bank's book net worth determined in accordance with generally accepted accounting principles. As a "financial institution", the Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

        Maryland Taxation.    As a Maryland holding company not earning income in Maryland, Peoples is exempt from Maryland corporate income tax.

PART II

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

Peoples Community Bancorp, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        Peoples Bancorp's profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other financial institutions, and interest expense, principally on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Cincinnati. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Peoples Bancorp's profitability also depends, to a lesser extent, on the level of other income, the provision for losses on loans, general, administrative and other expenses and federal income taxes.

        Peoples Bancorp's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond management's control.

        On March 29, 2000 the following transactions were completed:

  •
  The Oakley Improved Building and Loan was merged with and into Peoples Bank;

  •
  Peoples Bank converted to a federally chartered stock savings bank and Peoples Bancorp sold 1,190,000 shares of its common stock; and

  •
  Peoples Bancorp acquired Harvest Home Financial Corporation and its wholly owned subsidiary, Harvest Home Savings Bank.

        Peoples Bancorp's consolidated financial statements give effect to the conversion, the merger between Peoples Bank and Oakley using the pooling of interests method of accounting and the merger between Peoples Bancorp and Harvest Home Financial using the purchase method of accounting. In the conversion, Peoples Bancorp issued 1,190,000 shares of common stock, which resulted in net proceeds of approximately $10.3 million. In addition, Peoples Bancorp issued 787,733 common shares in connection with the acquisition of Harvest Home.

        On March 30, 2001, Peoples Bancorp acquired Market Financial Corporation for total consideration of $13.8 million in cash and shares of common stock. Under the terms of the agreement, each share of Market's common stock was exchanged for a combination of cash and shares of Peoples Bancorp totaling $13.00 per share. The acquisition was accounted for using the purchase method of accounting and, consequently, prior period amounts were not restated. As of March 30, 2001, Market Financial Corporation had approximately $56.7 million in assets, $50.7 million in liabilities and $6.0 million in stockholders' equity.

        On January 18, 2002, the Bank sold $11.0 million in total loans subject to the assumption of $9.9 million in total deposits to another financial institution pursuant to a Purchase and Assumption Agreement. These assets and liabilities had been assigned to the Bank's branch office located in Blanchester, Ohio. This transaction reflected the Bank's exit strategy from the Clinton County market area and represented a part of the broader marketing strategy of concentrating more fully on Butler, Hamilton and Warren counties. A gain of $1.5 million was recorded on this transaction in the fiscal year ended September 30, 2002.

        On April 26, 2002, the Company completed its acquisition of Kenwood Bancorp, Inc. for total consideration of $7.9 million in cash. Kenwood was merged with and into the Company and Kenwood's wholly-owned banking subsidiary, Kenwood Savings Bank, became a wholly-owned subsidiary of Peoples Bank. The Company acquired $56.6 million in total assets and initially recorded approximately $3.4 million in goodwill as part of the transaction.

        On July 25, 2003, Peoples Bank sold Kenwood Savings Bank to a Midwest insurance company for $1.8 million including the transfer of $10.0 million in loans and the assumption of $10.2 million of deposits. This transaction was conducted in order to maximize the value of the original Kenwood purchase through the sale of the Savings Bank's charter. The Company recorded a gain during fiscal 2003 of approximately $150,000, with an adjustment to goodwill related to the charter totaling $1.65 million.

        On September 26, 2003, Peoples Bank acquired $32.8 million in loans, $19.7 million in cash and assumed $55.6 million in deposits, along with the acquisition of two branches located in the Deer Park and Landen areas of Greater Cincinnati. The purchase price was $6.5 million, with approximately $3.9 million of the purchase price assigned as a premium on the loan portfolio, $300,000 assigned to office premises and $2.3 million recorded as goodwill.

        In evaluating and recording acquisitions, the Company's management consults with investment banking professionals who assist in assigning fair values to acquired assets and liabilities assumed. Fair values of interest-bearing assets are derived by reference to market values for instruments of similar risk. The fair value of interest-bearing liabilities is similarly derived from market quotes on comparable term liabilities. Fair values with respect to office premises are determined by appraisal or reference to recent appraisals.

        Additionally, management reviews acquisitions for the possible existence of intangible assets, such as core deposit intangibles or customer related and location related intangibles. As a general rule, the intense financial services competition in Hamilton, Warren and Butler counties creates rate sensitive deposit bases that preclude recognition of these types of intangible assets.

Critical Accounting Policies

        The "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures found elsewhere in this annual report, are based upon the Company's consolidated financial statements, which are prepared in accordance with US GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information, including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under US GAAP.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and goodwill impairment. Actual results could differ from those estimates.

        Allowance for Loan Losses.    The procedures for detemining the amount of the allowance for loan losses reflect management's evaluation of credit risk after consideration of all information available. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

        The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank's trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.

        Goodwill.    The Company has developed procedures to test goodwill for impairment on an annual basis using September 30 financial data. The evaluation of possible impairment is outsourced to a third party. This evaluation is based on the analysis set forth below.

        The test involves assigning tangible assets and liabilities, identified intangible assets and goodwill of the Bank (which is the Company's reporting unit as defined under SFAS No. 142) and comparing the fair value of this reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. The third party selected by management utilizes the following common approaches to valuing business combination transactions involving financial institutions to derive the fair value of the reporting unit: (1) the comparable transactions approach which is specifically based on earnings, book value, assets and deposit premium multiples received in recent sales of comparable bank franchises; and (2) the discounted cash flow ("DCF") approach. The application of the valuation techniques takes into account the reporting unit's operating history, the current market environment and future prospects. As of the most recent evaluation, the only reporting unit carrying goodwill is the Bank.

        If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If the fair value does not exceed the carrying amount, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value.

        After each testing period, the third party compiles a summary of the test that is then provided to the audit committee for review.

Forward-Looking Statements Are Subject to Change

        Certain statements are made in this document as to what management expects may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on management's current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. Management's current expectations and beliefs as to future events are subject to change at any time, and no assurances can be provided that the future events will actually occur.

Peoples Community Bancorp, Inc.
AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from the daily average balances.

	Year ended September 30,
	2003			2002			2001
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)(2)	$520,647	$34,952	6.71%	$425,318	$32,790	7.71%	$282,425	$22,098	7.82%
Mortgage-backed securities	62,688	1,568	2.50	12,239	361	2.95	42,195	2,867	6.79
Investment securities (3)	12,079	479	3.97	9,688	446	4.60	12,952	769	5.94
Interest-earning deposits	15,089	170	1.13	6,224	115	1.85	4,594	163	3.54

Total interest-earning assets	610,503	37,169	6.09	453,469	33,712	7.43	342,166	25,897	7.57
Non-interest-earning assets	25,514			19,949			17,724

Total assets	$636,017			$473,418			$359,890

Interest-bearing liabilities:
Savings and checking accounts	$135,640	2,666	1.97	$53,741	1,610	3.00	$25,344	879	3.47
Money market deposit accounts	30,653	604	1.97	28,252	776	2.75	22,638	818	3.61
Certificates of deposit	223,390	7,990	3.58	177,229	8,078	4.56	132,774	7,279	5.48
FHLB advances and other borrowings	174,677	6,263	3.59	153,108	4,384	2.86	129,923	6,567	5.05
Subordinated debentures	12,500	549	4.39	10,417	750	7.20	—	—	—

Total interest-bearing liabilities	576,860	18,072	3.13	422,747	15,598	3.69	310,679	15,543	5.00

Non-interest-bearing liabilities	14,202			11,735			13,228

Total liabilities	591,062			434,482			323,907
Stockholders' equity	44,955			38,936			35,983

Total liabilities and stockholders' equity	$636,017			$473,418			$359,890

Net interest income		$19,097			$18,114			$10,354

Interest rate spread			2.96%			3.74%			2.57%

Net interest margin (4)			3.13%			3.99%			3.03%

Average interest-earning assets to average interest- bearing liabilities			105.83%			107.27%			110.13%

(1)
Includes non-accruing loans.

(2)
For all relevant periods, the allowance for loan losses contemplates the amount of probable losses related to loan commitments as well as the probable losses related to loans in the loan portfolio.

(3)
Includes Federal Home Loan Bank and Federal Home Loan Mortgage Corp. stock and other equity securities.

(4)
Equals net interest income divided by average interest-earning assets.

Peoples Community Bancorp, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate/Volume Analysis

        The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected Peoples Bancorp's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year ended September 30,
	2003 vs. 2002			2002 vs. 2001
	Increase (decrease) due to			Increase (decrease) due to
	Rate	Volume	Total	Rate	Volume	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(4,253)	$6,415	$2,162	$(316)	$11,008	$10,692
Mortgage-backed securities	(55)	1,262	1,207	(1,112)	(1,394)	(2,506)
Investment securities (1)	(61)	94	33	(152)	(171)	(323)
Interest-earning deposits	(45)	100	55	(58)	10	(48)

Total interest-earning assets	(4,414)	7,871	3,457	(1,638)	9,453	7,815
Interest-bearing liabilities:
Savings and checking accounts	(556)	1,612	1,056	(137)	868	731
Money market deposit accounts	(220)	48	(172)	(218)	176	(42)
Certificates of deposit	(1,739)	1,651	(88)	(1,331)	2,130	799
FHLB advances and other borrowings	1,110	769	1,879	(3,206)	1,023	(2,183)
Subordinated debentures	(292)	91	(201)	—	750	750

Total interest-bearing liabilities	(1,697)	4,171	2,474	(4,892)	4,947	55

Increase in net interest income	$(2,717)	$3,700	$983	$3,254	$4,506	$7,760

(1)
Includes Federal Home Loan Bank stock and certificates of deposit at other institutions.

Discussion of Financial Condition Changes from September 30, 2002 to September 30, 2003

        At September 30, 2003, Peoples Bancorp's total assets amounted to $738.7 million, an increase of $157.1 million, or 27.0%, compared to the $581.6 million total at September 30, 2002. The increase in assets was comprised primarily of a $50.3 million increase in loans and a $115.1 million increase in mortgage-backed securities. The increase in assets was funded by growth in deposits of $86.8 million and an increase in advances from the Federal Home Loan Bank and other borrowings totaling $67.0 million.

        Liquid assets (i.e. cash and interest-bearing deposits) totaled $10.2 million at September 30, 2003, a decrease of $16.4 million, or 61.5%, compared to September 30, 2002. Investment securities totaled $2.2 million at September 30, 2003, an increase of $925,000, or 75.1%, over September 30, 2002 levels.

        Mortgage-backed securities totaled $133.8 million at September 30, 2003, an increase of $115.1 million over September 30, 2002. The Company purchased $208.1 million in adjustable rate mortgage-backed securities during fiscal 2003 as a tool to manage liquidity and interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guarantee of government sponsored agencies. During fiscal 2003, principal repayments on mortgage-backed securities totaled $23.0 million and sales amounted to $68.4 million. The proceeds from the sale and repayment of mortgage-backed securities were generally used to fund loan originations during the period.

        Loans receivable totaled $554.4 million at September 30, 2003, an increase of $50.3 million, or 10.0%, over September 30, 2002 levels. The Company obtained loans totaling $32.8 million in September 2003 through the acquisition of two branch offices of Ameriana Bank and Trust. Loan disbursements amounted to $278.6 million during fiscal 2003, which were partially offset by principal repayments of $247.1 million and loans sold totaling $10.2 million. The overall growth in the loan portfolio during the year was comprised primarily of $38.5 million in loans secured by multi-family residential real estate, $32.6 million in construction loans, $43.4 million in loans secured by nonresidential real estate and land, and $16.2 million in commercial and consumer loans. Over the past three fiscal years, the Bank has placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, unsecured commercial loans and consumer loans. As a result, as a percentage of the total loan portfolio, single-family residential loans have decreased from 72.7% at September 30, 2000 to 37.1% at September 30, 2003, while multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans have increased during the same time period from 4.3% to 15.3%, 9.7% to 21.1%, 12.8% to 19.7%, 0.0% to 4.8% and 0.1% to 1.9%, respectively. Nonresidential real estate lending and unsecured commercial lending are generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effect of general economic conditions on the successful operation of the related business and/or income-producing properties. Peoples Bank has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the borrowers' management, the debt service ratio, the quality and characteristics of the income stream generated by the business or the property and appraisals supporting the property's valuation, as applicable.

        The allowance for loan losses totaled $9.7 million at September 30, 2003, an increase of $2.1 million, or 27.3%, compared to September 30, 2002. Loans charged-off amounted to $2.1 million during fiscal 2003 and $4.2 million was added through the provision for losses on loans, due primarily to the overall growth in the loan portfolio from September 30, 2002, as well as the changes in the composition of the loan portfolio and the level of charge-offs and nonperforming loans.

        The allowance for loan losses represented 1.57% and 1.37% of total loans at September 30, 2003 and 2002, respectively. The allowance for loan losses represented 134.1% and 102.2% of nonperforming loans at September 30, 2003 and 2002, respectively. Nonperforming and impaired loans totaled $9.6 million and $7.5 million at September 30, 2003 and 2002, respectively. Nonperforming multi-family residential loans, totaling $3.6 million, or 49.0%, of total nonperforming loans, consisted primarily of a $3.5 million loan in the process of foreclosure. Nonperforming construction loans totaling $2.0 million, or 26.9% of total nonperforming loans, consisted primarily of a series of condominium loans to a financially troubled builder aggregating $1.8 million. The Bank is closely monitoring the construction progress and the builder has commitments to sell four individual units. Management has considered these loan concentrations as a part of its overall evaluation of the adequacy of the Bank's allowance for loan losses. Although management believes that its allowance for loan losses at September 30, 2003 was appropriate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect the Bank's results of operations.

        Deposits totaled $455.9 million at September 30, 2003, an increase of $86.8 million, or 23.5%, over the total at September 30, 2002. Total demand, transaction and savings deposits increased to $211.0 million at September 30, 2003, from $139.8 million at September 30, 2002, while total certificates of deposit increased from $229.3 million to $244.9 million, respectively. The increase in deposits was primarily attributable to the addition of $55.6 million in deposits in connection with the acquisition of two branch offices purchased from Ameriana Bank and Trust in September 2003, as well as management's efforts to maintain deposit growth through marketing strategies. Proceeds from deposit growth were generally used to fund new loan originations and the purchase mortgage-backed securities.

        Advances from the Federal Home Loan Bank and other borrowings totaled $219.9 million at September 30, 2003, an increase of $67.0 million, or 43.8%, compared to September 30, 2002 totals. Borrowings totaling $96.0 million were repaid during fiscal 2003, primarily using proceeds from deposit growth and principal repayments on loans, while new borrowings of $163.0 million were obtained, generally to fund new loan originations and purchase mortgage-backed securities.

        Stockholders' equity totaled $46.7 million at September 30, 2003, an increase of $3.7 million, or 8.6%, over September 30, 2002. The increase resulted primarily from net earnings of $3.7 million and the amortization effects of the stock benefit and option plans totaling $730,000, which were partially offset by a $752,000 decrease in net unrealized gains on available for sale securities.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2003 and 2002

General

        The inclusion of the accounts of Kenwood, which the Company acquired in April 2002, in a transaction accounted for using the purchase method of accounting, contributed to the increases in the level of income and expense during the fiscal year ended September 30, 2003, compared to fiscal 2002. In accordance with the purchase method of accounting, the consolidated statement of earnings for the fiscal year ended September 30, 2002 was not restated for the acquisition.

        Peoples Bancorp recorded net earnings of $3.7 million for the fiscal year ended September 30, 2003, an increase of $575,000, or 18.3%, compared to fiscal 2002. The increase in earnings resulted primarily from a $983,000 increase in net interest income, a $1.1 million decrease in the provision for losses on loans and a $470,000 decrease in federal income taxes, which were partially offset by a $1.3 million decrease in other income and a $687,000 increase in general, administrative and other expense.

Net Interest Income

        Total interest income amounted to $37.2 million for the fiscal year ended September 30, 2003, a $3.5 million, or 10.3%, increase over fiscal 2002. The increase was due to a $157.0 million, or 34.6%, increase in average interest-earning assets, partially offset by a 134 basis point decline in the average yield year to year. Approximately $29.1 million, or 6.8%, of the growth in average interest-earning assets resulted from the acquisition of Kenwood Savings Bank in fiscal 2002.

        Interest income on loans totaled $35.0 million for the fiscal year ended September 30, 2003, an increase of $2.2 million, or 6.6%, over fiscal 2002. This increase was due primarily to a $95.3 million, or 22.4%, increase in the average portfolio balance outstanding year to year, partially offset by a 100 basis point decline in the weighted-average yield, to 6.71% for fiscal 2003. The increase in the average balance was due to continued strong loan origination activity, particularly with respect to single and multi-family residential loans, construction and nonresidential real estate and land loans. The impact on the Bank's yield on its loan portfolio from the increased emphasis on higher yielding multi-family and nonresidential real estate, as well as unsecured commercial loans was offset by the decrease in market interest rates, such as the repricing of its adjustable-rate loans and refinancing at lower rates. Interest income on mortgage-backed securities totaled $1.6 million for fiscal 2003, an increase of $1.2 million, or 334.3%, over fiscal 2002, due primarily to a $50.4 million, or 412.2%, increase in the average balance outstanding year to year. Interest income on investment securities and interest-bearing deposits and other totaled $649,000, an increase of $88,000, or 15.7%, due primarily to an $11.3 million, or 70.7%, increase in the average balance of the related assets, partially offset by a decrease in the weighted-average yield year to year.

        Interest expense on deposits totaled $11.3 million for the fiscal year ended September 30, 2003, an increase of $796,000, or 7.6%, over the $10.5 million recorded in fiscal 2002. The increase was due primarily to a $130.5 million, or 50.3%, increase in the average balance of deposits outstanding year to year, partially offset by a decrease in the weighted-average cost of deposits of 115 basis points, to 2.89% for fiscal 2003. The decrease in the average cost of deposits was primarily due to the decrease in market interest rates. Approximately $26.5 million, or 10.2%, of the growth in the average balance of deposits resulted from the acquisition of Kenwood Savings Bank in fiscal 2002.

        Interest expense on borrowings totaled $6.8 million for fiscal 2003, an increase of $1.7 million, or 32.7%, compared to fiscal 2002, due primarily to a $23.7 million, or 14.5%, increase in the average balance of borrowings outstanding, and a 50 basis point increase in the average cost of borrowings, to 3.64% for fiscal 2003. The increase in the average cost resulted from management converting existing short-term adjustable-rate advances from the Federal Home Loan Bank to fixed-rate long-term advances to provide a more favorable interest rate risk position. The increase in the average balance was due to the use of borrowings as an additional source of funds for investment in mortgage-backed securities and the origination of loans. During fiscal 2003, approximately $119,000 of interest was paid on FHLB advances assumed in the Kenwood Savings Bank acquisition in fiscal 2002.

        As a result of the foregoing changes in interest income and interest expense, net interest income increased by $983,000, or 5.4%, during the fiscal year ended September 30, 2003, compared to fiscal 2002. The interest rate spread amounted to 2.96% for fiscal 2003 compared to 3.74% for fiscal 2002. The net interest margin totaled 3.13% and 3.99% for the fiscal years ended September 30, 2003 and 2002, respectively.

Provision for Losses on Loans

        A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $4.2 million and $5.3 million for the fiscal years ended September 30, 2003 and 2002, respectively. The provision recorded during the fiscal 2003 period was predicated primarily upon the $65.2 million, or 11.7%, of growth in the gross loan portfolio, as well as the increase in loans secured by multi-family and nonresidential real estate, the origination of approximately $25.7 million in unsecured commercial lines of credit during fiscal 2003 and an increase in the level of charge-offs and impaired and nonperforming loans year to year. Such types of lending are generally considered to involve a higher degree of risk than one- to four-family residential lending. There can be no assurance that the allowance for loan losses will be sufficient to cover losses on nonperforming loans in the future.

Other Income

        Other income totaled $1.3 million for the fiscal year ended September 30, 2003, a decrease of $1.3 million, or 50.1%, compared to fiscal 2002. The decrease was due primarily to a $2.0 million, or 93.1%, decrease in gain on the sale of branch premises, deposits and loans, which was partially offset by a $496,000 increase in gain on sale of investment and mortgage-backed securities and a $238,000, or 64.0%, increase in other operating income during fiscal 2003. In January 2002, the Bank sold $11.0 million in total loans and $9.9 million in total deposits associated with its Blanchester branch office. The increase in other operating income resulted primarily from increases in fees related to the growth of loan and deposit transactions from year to year. Approximately $31,000, or 8.3%, of the growth in other operating income resulted from the acquisition of deposit and loan accounts in the Kenwood Savings Bank transaction in fiscal 2002.

General, Administrative and Other Expense

        General, administrative and other expense totaled $10.5 million for the fiscal year ended September 30, 2003, an increase of $687,000, or 7.0%, compared to fiscal 2002. This increase resulted primarily from a $1.4 million, or 37.7%, increase in employee compensation and benefits, a $329,000, or 20.6%, increase in occupancy and equipment expense, a $199,000, or 50.4%, increase in franchise tax, and a $259,000, or 71.0%, increase in data processing, which were partially offset by a $70,000, or 3.1%, decrease in other operating expense and a $1.5 million decrease in goodwill amortization and related charges.

        As previously noted, the inclusion of the accounts of Kenwood, which the Company acquired in April 2002, contributed to the increases in the level of expenses during the fiscal year ended September 30, 2003, compared to fiscal 2002. A full year of expenses on these acquired assets and liabilities was recognized in fiscal 2003 compared to 5 months of expenses recognized in fiscal 2002. Of the $687,000 increase in general, administrative and other expenses recorded in fiscal 2003, approximately $525,000 was directly associated with the inclusion of accounts, staff and branches acquired in the Kenwood acquisition.

        The Bank employed approximately 94 and 117 full-time employees as of September 30, 2002 and 2003, respectively. Eleven full-time employees were obtained in the acquisition of Kenwood in April, 2002 and approximately 16 full-time employees were acquired in the two branch office acquisition from Ameriana Bank in September, 2003. The increase in employee compensation and benefits was due to the increase in staffing levels to support growth in the overall infrastructure of the Company, as well as normal merit increases and increases in health insurance and other benefit costs.

        The increase in occupancy and equipment expense primarily reflects increased depreciation and maintenance costs associated with the Company's new branch offices. Two new offices replacing existing branch buildings were opened in the third and fourth quarter of fiscal 2003. These projects reflect the effects of the Company's ongoing commitment to expand its branch office network through acquisition and construction of new branch facilities. The increase in franchise taxes was due to the Company's growth year to year, as well as the tax of approximately $45,000 recorded on Kenwood Savings Bank for fiscal 2003. The increase in data processing reflects continued growth in loan and deposit accounts, including expenses of $137,000 in data processing expenses for the accounts acquired through the acquisition of Kenwood Savings Bank. The decrease in goodwill amortization reflects the Company's adoption of SFAS No. 142 effective October 1, 2002. Pursuant to SFAS No. 142, goodwill is no longer amortized, but is subject to a periodic impairment evaluation.

Federal Income Taxes

        Peoples Bancorp recorded a tax provision totaling $1.9 million for the fiscal year ended September 30, 2003, compared to a provision of $2.4 million for fiscal 2002. The effective tax rates were 34.0% and 43.2% for the fiscal years ended September 30, 2003 and 2002, respectively. The higher effective tax rate for fiscal 2002 was primarily due to nondeductible amortization and other charges related to goodwill.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2002 and 2001

General

        The inclusion of the accounts of Kenwood which the Company acquired in April 2002 and the inclusion of the accounts of Market Bank which the Company acquired in March 2001, significantly contributed to the increases in the level of income and expense during the fiscal year ended September 30, 2002, compared to fiscal 2001. A full year of expenses on the acquired assets and liabilities from Market Bank was recognized in fiscal 2002 compared to 6 months of expenses recognized in fiscal 2001. Likewise, approximately 5 months of expenses were recognized in fiscal 2002 on the assets and liabilities acquired in the Kenwood transaction. Both transactions were accounted for using the purchase method of accounting. The statement of earnings for the fiscal year ended September 30, 2001, was not restated for the acquisition.

        Peoples Bancorp recorded net earnings of $3.1 million for the fiscal year ended September 30, 2002, an increase of $825,000, or 35.5%, compared to fiscal 2001. The increase in earnings resulted primarily from a $7.8 million increase in net interest income, which was partially offset by a $2.8 million increase in the provision for losses on loans, a $2.3 million decrease in other income and a $1.7 million increase in general, administrative and other expense.

Net Interest Income

        Total interest income amounted to $33.7 million for the fiscal year ended September 30, 2002, a $7.8 million, or 30.2%, increase over fiscal 2001. The increase was due to a $111.3 million, or 32.5%, increase in average interest-earning assets, partially offset by a 14 basis point decline in the average yield year to year. Approximately $22.0 million, or 6.4%, of the growth in average interest-earning assets resulted from the acquisition of Kenwood Savings Bank in April, 2002, while approximately $22.9 million, or 6.7%, of the growth in average interest-earning assets resulted from the acquisition of Market Bank in fiscal 2001.

        Interest income on loans totaled $32.8 million for the fiscal year ended September 30, 2002, an increase of $10.7 million, or 48.4%, over fiscal 2001. This increase was due primarily to a $142.9 million, or 50.6%, increase in the average portfolio balance outstanding year to year, partially offset by an 11 basis point decline in weighted-average yield, to 7.71% for fiscal 2002. The impact on the Bank's yield on its loan portfolio from the decrease in market interest rates, such as the repricing of its adjustable-rate loans and refinancing at lower rates, was substantially offset by the Bank's increased emphasis on higher yielding multi-family, commercial real estate and unsecured commercial loans. Interest income on investment and mortgage-backed securities and interest-bearing deposits and other totaled $922,000, a decrease of $2.9 million, or 75.7%, due primarily to a $31.6 million, or 52.9%, decrease in the average balance of the related assets, a 308 basis point decrease in the weighted-average yield year to year and a $264,000 write down of premiums on mortgage-backed securities based upon management's estimate of prepayment speeds. The decrease in the average yield was primarily due to the decrease in market interest rates. The decrease in the average outstanding balance of these assets was due to repayments and sales, which proceeds were used to fund loan originations.

        Interest expense on deposits totaled $10.5 million for the fiscal year ended September 30, 2002, an increase of $1.5 million, or 16.6%, over the $9.0 million recorded in fiscal 2001. The increase was due primarily to a $78.5 million, or 43.4%, increase in the average balance of deposits outstanding year to year, which included the addition of $48.4 million in deposits from the acquisition of Kenwood, partially offset by a decrease in the weighted-average cost of deposits of 93 basis points, to 4.04% for fiscal 2002. The decrease in the average rate was primarily due to the decrease in market interest rates.

        Interest expense on borrowings totaled $5.1 million for fiscal 2002, a decrease of $1.4 million, or 21.8%, compared to fiscal 2001, due primarily to a 191 basis point decrease in the average cost of borrowings, to 3.14% for fiscal 2002, partially offset by a $33.6 million, or 25.9%, increase in the average balance of borrowings outstanding for fiscal 2002. The decrease in the average cost of borrowings was primarily due to a decrease in market interest rates.

        As a result of the foregoing changes in interest income and interest expense, net interest income increased by $7.8 million, or 74.9%, during the fiscal year ended September 30, 2002, compared to fiscal 2001. The interest rate spread amounted to 3.74% for fiscal 2002 compared to 2.57% for fiscal 2001. The net interest margin totaled 3.99% and 3.03% for the fiscal years ended September 30, 2002 and 2001, respectively.

Provision for Losses on Loans

        A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $5.3 million and $2.4 million for the fiscal years ended September 30, 2002 and 2001, respectively. The provision recorded during the fiscal 2002 period was predicated primarily upon the $137.3 million, or 32.7%, of growth in the gross loan portfolio, taking into account the increase in loans secured by multi-family, nonresidential real estate, the origination of approximately $26.7 million in unsecured commercial lines of credit during fiscal 2002 and the increase in the level of nonperforming loans year to year. Such types of lending are generally considered to involve a higher degree of risk than one- to four-family residential lending.

Other Income

        Other income totaled $2.5 million for the fiscal year ended September 30, 2002, a decrease of $2.3 million, or 48.2%, compared to fiscal 2001. The decrease was due primarily to the effects of a $4.7 million gain on securities transactions recorded during fiscal 2001, which was partially offset by a $2.1 million gain on the sale of branch offices during fiscal 2002 and a $238,000, or 177.6%, increase in other operating income. During fiscal 2002, in connection with it's building, branch renovation and branch relocation projects, the Corporation sold three of its former branch buildings, as well as $11.0 million in loans and $9.9 million in deposits from it's former Blanchester office, all of which resulted in the $2.1 million gain on sale. Approximately $22,000, or 16.4%, of the growth in other operating income resulted from the acquisition of deposit and loan accounts in the Kenwood Savings Bank transaction in April 2002, while approximately $41,000, or 30.6% of the growth resulted from the acquisition of accounts of Market Bank in fiscal 2001.

General, Administrative and Other Expense

        General, administrative and other expense totaled $9.8 million for the fiscal year ended September 30, 2002, an increase of $1.7 million, or 20.8%, compared to fiscal 2001. This increase resulted primarily from a $409,000, or 12.1%, increase in employee compensation and benefits, a $1.0 million, or 168.0%, increase in occupancy and equipment expense, and a $1.1 million, or 94.1%, increase in other operating expense, which were partially offset by a $402,000 decrease in goodwill amortization. Amortization of goodwill will be eliminated in future periods upon adoption of a recently issued accounting pronouncement. Management adopted SFAS No. 142 effective October 1, 2002, which will result in annual expense reduction totaling approximately $460,000 beginning in fiscal 2003.

        As previously noted, the inclusion of the accounts of Kenwood, which the Company acquired in April 2002, contributed to the increases in the level of expenses during the fiscal year ended September 30, 2002, compared to fiscal 2001. Also, a full year of expenses on the acquired assets and liabilities of Market Bank was recognized in fiscal 2002 compared to 6 months of expenses recognized in fiscal 2001. Of the $1.7 million increase in general, administrative and other expenses recorded in fiscal 2002, approximately $547,000 was directly associated with the inclusion of accounts, staff and branches acquired in the Market acquisition and approximately $390,000 was directly associated with the accounts, staff and branches acquired in the Kenwood acquisition.

        The Bank employed approximately 68 and 94 full-time employees as of September 30, 2001 and 2002, respectively. Eleven full-time employees were obtained in the acquisition of Kenwood in April 2002 and approximately 6 full-time employees were obtained in the acquisition of Market Bank in 2001. The increase in employee compensation and benefits was primarily due to the increase in staffing levels, normal merit increases and $143,000 expensed for stock options awards vesting during the fiscal year.

        The increase in occupancy and equipment expense primarily reflects increased depreciation and maintenance costs associated with the Company's new main office and additions and improvements made at several branch office locations. During fiscal 2002, the Corporation committed to begin construction of four new branch office facilities located in southwestern Ohio. Two of the new offices will replace existing branch buildings and two represent expansion into new markets. The new offices are scheduled to be opened over the period through the second quarter of fiscal 2004. These improvements reflect the effects of the Company's previously announced ongoing commitment to expand its branch office network through the acquisition and construction of new branch facilities. Additionally, during fiscal 2002 management reduced its estimate of depreciable lives for certain furniture and equipment assets. As a result of this downward change in estimate, the Corporation recognized additional depreciation expense during fiscal 2002 of approximately $215,000, or $.06 per share on an after-tax basis. The increase in other operating expense relates primarily to expenses related to the trust preferred offering totaling $385,000, an increase in legal expenses, including those related to nonperforming loans, an increase in advertising costs, office supplies and pro-rata increases in costs associated with the Company's overall growth year to year.

Federal Income Taxes

        Peoples Bancorp recorded a tax provision totaling $2.4 million for the fiscal year ended September 30, 2002, compared to a provision of $2.3 million for fiscal 2001. The increase was due primarily to the increase in pre-tax earnings of $913,000, or 19.7%. The effective tax rates were 43.2% and 49.8% for the fiscal years ended September 30, 2002 and 2001, respectively. The relatively high effective tax rates were primarily due to nondeductible amortization and other charges related to goodwill. The effective tax rate for fiscal 2001 was also affected by nondeductible merger-related expenses.

Exposure to Changes in Interest Rates

        Peoples Bancorp's ability to maintain net interest income depends upon its ability to earn a higher yield on interest-earning assets than the rates paid on deposits and borrowings. Peoples Bank's ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Historically long-term, fixed-rate mortgage loans made up the dominant portion of Peoples Bank's interest-earning assets. A predominance of long-term fixed rate loans would make Peoples Bank particularly susceptible to the risk of changing interest rates. However, during fiscal 2000, Peoples Bank began to emphasize the origination of adjustable-rate mortgage ("ARM") loans and shorter-term loans secured by non-residential real estate, in an effort to improve its interest rate risk position. At September 30, 2003, approximately $174.5 million, or 31.5%, of the Company's loan portfolio consisted of loans with fixed rates of interest and approximately $379.9 million, or 68.5%, had adjustable rates of interest. During fiscal year 2003, management purchased $208.1 million in adjustable rate mortgage-backed securities as a tool to manage liquidity and interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guarantee of government sponsored agencies.

Quantitative Analysis

        The OTS provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the OTS that show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The application of the methodology attempts to quantify interest rate risk and the change in NPV which would result from a theoretical 100, 200 and 300 basis point change in market interest rates.

        The following tables present Peoples Bank's net portfolio value as of September 30, 2003 and 2002, as calculated by the OTS, based on information provided to the OTS by Peoples Bank. The information presented is based on the feature in Peoples Bank's mortgage loans which permits the loans to be called any time after three years from the date of origination and the assumed repricing of called loans at a higher rate in a rising rate environment.

	September 30, 2003
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value $ Change	% Change	Net Portfolio Value as a % of Portfolio Value of Assets	Change in Net Portfolio Value as a % of Portfolio Value of Assets
	(Dollars in thousands)
300bp	$59,047	$(548)	(1)%	8.09%	21	bp
200	62,184	2,589	4	8.39	51
100	62,625	3,030	5	8.35	47
0	59,595	—	—	7.88	—
(100)	54,391	(5,204)	(9)	7.15	(74)

	September 30, 2002
Change in Interest Rates In Basis Points (Rate Shock)	Amount	Net Portfolio Value $ Change	% Change	Net Portfolio Value as a % of Portfolio Value of Assets	Change in Net Portfolio Value as a % of Portfolio Value of Assets
	(Dollars in thousands)
300bp	$53,285	$(4,472)	(8)%	9.34%	(27	)bp
200	56,980	(777)	(1)	9.79	18
100	59,105	1,348	2	9.97	36
0	57,757	—	—	9.61	—
(100)	53,081	(4,676)	(8)	8.73	(88)

        As shown by the 2003 table above, a 100 basis point increase in interest rates would result in an increase in Peoples Bank's net portfolio value based on OTS calculations as of September 30, 2003, primarily due to Peoples Bank's efforts to originate adjustable-rate loans and shorter-term fixed-rate loans in recent periods. The table also indicates a decrease in net portfolio value at a 300 basis point increase in interest rates. The instantaneous shock as indicated in the table is subject to periodic interest rate adjustments and caps as dictated by the underlying notes.

        Peoples Bank's fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, Peoples Bank would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Peoples Bank has focused primarily on developing a strong core deposit base. Historically, Peoples Bank has been able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. Peoples Bank attempts to mitigate potential exposure to interest rate risk by:

(1)
Originating one-year and three-year adjustable-rate mortgage loans;

(2)
Increasing originations of nonresidential real estate mortgage loans, which generally have higher yields and shorter terms to maturity than single-family residential mortgage loans;

(3)
Originating home equity lines of credit with interest rates that adjust monthly based on an index;

(4)
Originating unsecured lines of credit with interest rates that adjust monthly based on an index;

(5)
Purchasing adjustable-rate mortgage-backed securities; and

(6)
Utilizing fixed-rate longer-term advances offered by the Federal Home Loan Bank.

Liquidity and Capital Resources

        Peoples, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Liquid assets consist of cash and interest-bearing deposits in other financial institutions, investments and mortgage-backed securities. Management monitors and assesses liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses.

        The primary sources of funds include deposits, principal and interest repayments on loans and on mortgage-backed securities and borrowings. The Bank's first preference is to fund liquidity needs with core deposits, if available, in the marketplace. Core deposits include noninterest-bearing and interest-bearing retail deposits. Other funding sources include Federal Home Loan Bank advances.

        Liquid assets as of September 30, 2003, include cash and deposits in other financial institutions totaling $10.0 million, in addition to investment securities and mortgage-backed securities available for sale at a total market value of $136.0 million. In the belief of management, these liquid assets, as well as the ability to borrow funds, sell loan participations and attract deposits through local pricing or through brokers will allow the Bank to meet its obligations and commitments as indicated in the table below. Any future excess liquidity generated via operations will be utilized to repay borrowings or purchase investment securities, including mortgage-backed securities.

        The following table sets forth information regarding the Bank's obligations and commitments to make future payments under contract as of September 30, 2003.

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In thousands)
Contractual obligations:
Operating lease obligations	$123	$242	$212	$334	$911
Contracts to purchase office premises	3,200	—	—	—	3,200
Advances from the Federal Home Loan Bank and other borrowings	67,400	—	1,500	151,000	219,900
Certificates of deposit	125,197	67,782	51,861	43	244,883
Amount of commitments expiration per period
Commitments to originate loans:
Consumer lines of credit	23,832	—	—	—	23,832
Commercial lines of credit	2,567	—	—	—	2,567
One- to four-family and multi-family loans	9,446	—	—	—	9,446
Non-residential real estate and land loans	6,888	—	—	—	6,888
Commitments to purchase mortgage-backed securities	70,000	—	—	—	70,000

Total contractual obligations	$308,653	$68,024	$53,573	$151,377	$581,627

        Peoples Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At September 30, 2003, Peoples Bank exceeded each of the capital requirements. Peoples Bank's tangible, core and risk-based capital ratios were 7.5%, 7.5% and 12.1%, respectively.

Impact of Inflation and Changing Prices

        The consolidated financial statements and related financial data presented herein regarding Peoples Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Peoples Bancorp's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Peoples Bancorp's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Peoples Community Bancorp, Inc.

        We have audited the consolidated statements of financial condition of Peoples Community Bancorp, Inc. as of September 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Community Bancorp, Inc. as of September 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP Cincinnati, Ohio October 30, 2003

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Year ended September 30,
	2003	2002
	(In thousands)
ASSETS
Cash and due from banks	$4,905	$4,460
Interest-bearing deposits in other financial institutions	5,118	22,177

Cash and cash equivalents	10,023	26,637
Certificates of deposit	221	—
Investment securities designated as available for sale — at market	2,156	1,231
Mortgage-backed securities designated as available for sale — at market	133,828	18,763
Loans receivable — net	554,351	504,012
Office premises and equipment — at depreciated cost	13,056	10,973
Real estate acquired through foreclosure	1,293	97
Federal Home Loan Bank stock — at cost	10,221	9,907
Accrued interest receivable on loans	2,089	2,264
Accrued interest receivable on mortgage-backed securities and other investments	480	77
Prepaid expenses and other assets	488	621
Goodwill, net of accumulated amortization	5,528	4,875
Prepaid federal income taxes	1,506	—
Deferred federal income taxes	3,443	2,175

Total assets	$738,683	$581,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$455,900	$369,080
Advances from the Federal Home Loan Bank	218,500	152,500
Other borrowed money	1,400	450
Guaranteed preferred beneficial interests in junior subordinated debentures	12,500	12,500
Advances by borrowers for taxes and insurance	74	189
Accrued interest payable	709	843
Other liabilities	2,901	2,929
Accrued federal income taxes	—	151

Total liabilities	691,984	538,642
Commitments	—	—
Stockholders' equity
Common stock — 15,000,000 shares of $.01 par value authorized; 2,522,088 and 2,512,615 shares issued at September 30, 2003 and 2002, respectively	25	25
Additional paid-in capital	24,478	23,931
Retained earnings — restricted	23,171	19,447
Shares acquired by stock benefit plan	(286)	(476)
Accumulated comprehensive income (loss), unrealized gains (losses) on securities designated as available for sale, net of related tax effects	(689)	63

Total stockholders' equity	46,699	42,990

Total liabilities and stockholders' equity	$738,683	$581,632

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	Year ended September 30,
	2003	2002	2001
	(In thousands, except share data)
Interest income
Loans	$34,952	$32,790	$22,098
Mortgage-backed securities	1,568	361	2,867
Investment securities	479	446	769
Interest-bearing deposits and other	170	115	163

Total interest income	37,169	33,712	25,897
Interest expense
Deposits	11,260	10,464	8,976
Borrowings	6,812	5,134	6,567

Total interest expense	18,072	15,598	15,543

Net interest income	19,097	18,114	10,354
Provision for losses on loans	4,198	5,265	2,449

Net interest income after provision for losses on loans	14,899	12,849	7,905
Other income
Gain (loss) on sale of investment and mortgage-backed securities	493	(3)	4,713
Gain on sale of branch	148	2,140	—
Other operating	610	372	134

Total other income	1,251	2,509	4,847
General, administrative and other expense
Employee compensation and benefits	5,206	3,780	3,371
Occupancy and equipment	1,926	1,597	596
Franchise taxes	594	395	456
Data processing	624	365	380
Other operating	2,154	2,224	1,146
Merger-related expenses	—	—	317
Amortization and other charges related to goodwill	—	1,456	1,858

Total general, administrative and other expense	10,504	9,817	8,124

Earnings before income taxes	5,646	5,541	4,628
Federal income taxes
Current	2,800	4,761	3,348
Deferred	(878)	(2,369)	(1,044)

Total federal income taxes	1,922	2,392	2,304

NET EARNINGS	$3,724	$3,149	$2,324

EARNINGS PER SHARE
Basic	$1.51	$1.29	$1.08

Diluted	$1.48	$1.27	$1.08

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended September 30,
	2003	2002	2001
	(In thousands)
Net earnings	$3,724	$3,149	$2,324
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $(220), $41 and $879 in 2003, 2002 and 2001, respectively	(427)	79	1,706
Reclassification adjustment for realized (gains) losses included in earnings, net of taxes (benefits) of $168, $(1) and $1,602 in 2003, 2002 and 2001, respectively	(325)	2	(3,111)

Comprehensive income	$2,972	$3,230	$919

Accumulated comprehensive income (loss)	$(689)	$63	$(18)

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common stock	Additional Paid-in capital	Retained earnings	Shares acquired by stock benefit plan	Unrealized gains (losses) on securities designated as available for sale	Total
	(In thousands)
Balance at October 1, 2000	$20	$17,140	$13,974	$(857)	$1,387	$31,664
Issuance of shares in connection with acquisition of Market Financial	5	5,999	—	—	—	6,004
Amortization expense of stock benefit plan	—	—	—	191	—	191
Net earnings for the year ended September 30, 2001	—	—	2,324	—	—	2,324
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(1,405)	(1,405)

Balance at September 30, 2001	25	23,139	16,298	(666)	(18)	38,778
Amortization expense of stock benefit plan	—	649	—	190	—	839
Compensation expense relating to vested stock options	—	143	—	—	—	143
Net earnings for the year ended September 30, 2002	—	—	3,149	—	—	3,149
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	81	81

Balance at September 30, 2002	25	23,931	19,447	(476)	63	42,990
Amortization expense of stock benefit plan	—	391	—	190	—	581
Compensation expense relating to vested stock options	—	149	—	—	—	149
Proceeds from exercise of stock options	—	7	—	—	—	7
Net earnings for the year ended September 30, 2003	—	—	3,724	—	—	3,724
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	(752)	(752)

Balance at September 30, 2003	$25	$24,478	$23,171	$(286)	$(689)	$46,699

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2003	2002	2001
	(In thousands)
Cash flows provided by (used in) operating activities:
Net earnings for the year	$3,724	$3,149	$2,324
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	1,058	264	(436)
Amortization of deferred loan origination fees	(1,574)	(716)	(311)
Amortization expense of stock benefit plan	581	839	191
Compensation expense related to vested stock options	149	143	—
Amortization and other charges related to goodwill	—	1,456	1,858
Reduction of goodwill associated with sale of loans and deposits	1,650	—	—
Depreciation and amortization	879	967	353
Provision for losses on loans	4,198	5,265	2,449
Federal Home Loan Bank stock dividends	(414)	(430)	(528)
Dividends on investment securities	(39)	—	—
(Gain) loss on sale of securities	(493)	3	(4,713)
Gain on sale of branch	(148)	(2,140)	—
Increase (decrease) in cash, net of acquisitions, due to changes in:
Accrued interest receivable on loans	316	(179)	(366)
Accrued interest receivable on investments and mortgage-backed securities	(403)	(58)	195
Prepaid expenses and other assets	134	(3,916)	87
Accrued interest payable	(134)	652	(597)
Other liabilities	(119)	(132)	976
Federal income taxes
Current	(1,657)	3,583	2,072
Deferred	(878)	(2,369)	(1,044)

Net cash provided by operating activities	6,830	6,381	2,510
Cash flows provided by (used in) investing activities:
Purchases of investment securities	(1,000)	—	—
Proceeds from maturity of investment securities	—	—	10,500
Proceeds from sale of investment securities designated as available for sale	32	—	4,167
Purchase of mortgage-backed securities	(208,079)	(20,264)	—
Principal repayments on mortgage-backed securities	23,032	1,730	26,612
Proceeds from sale of mortgage-backed securities designated as available for sale	68,357	3,520	71,727
Proceeds from sale of real estate acquired through foreclosure	65	—	—
Proceeds from sale of loan participations	10,180	6,738	2,747
Principal repayments on loans	247,086	153,207	92,571
Loan disbursements	(278,573)	(261,576)	(241,112)
Purchase of office premises and equipment	(2,132)	(2,002)	(4,358)
Proceeds from sale of branch	—	3,572	—
Purchase of Federal Home Loan Bank stock	—	(970)	—
Proceeds from redemption of Federal Home Loan Bank stock	100	—	—
Increase in certificates of deposit in other financial institutions	(221)	—	—
Cash received from branch acquisition transaction — net	19,730	—	—
Cash received in acquisition of Kenwood Bancorp, Inc. — net	—	2,042	—
Acquisition of Market Financial Corporation common stock — net	—	—	(1,010)

Net cash used in investing activities	(121,423)	(114,003)	(38,156)

Net cash used in operating and investing activities (balance carried forward)	(114,593)	(107,622)	(35,646)

Net cash used in operating and investing activities (balance brought forward)	$(114,593)	$(107,622)	$(35,646)

Cash flows provided by (used in) financing activities:
Net increase in deposit accounts	$31,209	$97,551	$40,007
Proceeds from Federal Home Loan Bank advances and other borrowings	162,950	79,250	85,500
Repayment of Federal Home Loan Bank advances	(96,000)	(69,289)	(80,000)
Proceeds from issuance of junior subordinated debentures	—	12,500	—
Net increase (decrease) in advances by borrowers for taxes and insurance	(187)	(348)	107
Proceeds from exercise of stock options	7	—	—

Net cash provided by financing activities	97,979	119,664	45,614

Net increase (decrease) in cash and cash equivalents	(16,614)	12,042	9,968
Cash and cash equivalents at beginning of year	26,637	14,595	4,627

Cash and cash equivalents at end of year	$10,023	$26,637	$14,595

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$4,530	$2,600	$1,000

Interest on deposits and borrowings	$18,206	$14,833	$16,023

Supplemental disclosure of noncash investing activities:
Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(752)	$81	$(1,405)

Transfers from loans to real estate acquired through foreclosure	$2,863	$620	$197

Loans disbursed to facilitate sale of real estate acquired through foreclosure	$2,325	$191	$412

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$148	$—	$—

Fair value of assets received in acquisition of:
Market Financial Corporation	$—	$—	$56,672

Kenwood Bancorp, Inc.	$—	$56,550	$—

Ameriana branch acquisition	$34,440	$—	$—

The accompanying notes are an integral part of these statements.

PEOPLES COMMUNITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Peoples Community Bancorp, Inc. (the "Corporation") was formed in March 2000, coincident with the mutual-to-stock conversion of Peoples Community Bank ("Peoples" or the "Bank"), its wholly-owned subsidiary.

        On March 30, 2001, the Corporation acquired Market Financial Corporation ("Market") for consideration of $7.8 million in cash and 527,930 shares of the Corporation's common stock. Under the terms of the agreement, each share of Market's common stock was exchanged for cash and/or shares of the Corporation totaling $13.00 per share. The acquisition was accounted for using the purchase method of accounting, consequently prior period amounts were not restated.

        On January 18, 2002, the Bank sold $11.0 million in total loans and $9.9 million in total deposits to another financial institution pursuant to a Purchase and Assumption Agreement. These assets and liabilities had been assigned to the Bank's branch office located in Blanchester, Ohio.

        On April 26, 2002, the Corporation completed its acquisition of Kenwood Bancorp, Inc. for consideration of $25.22 per outstanding share, totaling $7.9 million in cash. Kenwood was merged with and into the Corporation and Kenwood's wholly-owned banking subsidiary, Kenwood Savings Bank, became a wholly-owned subsidiary of Peoples. The Corporation acquired $56.6 million in total assets and recorded approximately $3.4 million in goodwill as a result of the transaction.

        On July 25, 2003, the Bank sold the Kenwood Savings Bank charter, along with $10.0 million in deposits and $10.1 million of loans, to Fort Washington Trust Company, a subsidiary of Western and Southern Life Insurance Company, for total cash consideration of $1.7 million.

        On September 26, 2003, the Bank acquired two Ohio branch offices from Ameriana Bank and Trust, including $32.8 million in loans and $55.6 million in deposits. The Bank recorded approximately $2.3 million in goodwill as a result of this transaction.

        The Corporation is a savings and loan holding company whose activities are primarily limited to holding the stock of the Bank. Peoples conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. Peoples' profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Peoples can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

        The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

        The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

        1.    Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Peoples and Peoples Bancorp Capital Trust I. The fiscal year ended September 30, 2002, also included Peoples' wholly-owned subsidiary, Kenwood Savings Bank. All significant intercompany balances and transactions have been eliminated.

        2.    Investment Securities and Mortgage-Backed Securities

        The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders' equity.

        Realized gains and losses on sales of securities are recognized using the specific identification method.

        3.    Loans Receivable

        Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal. In this case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

        During fiscal 2003, Peoples sold loans as a part of the Kenwood Savings Bank charter sale transaction, retaining servicing on the loans sold.

        Peoples accounts for mortgage servicing rights pursuant to the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that Peoples recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to mortgage servicing rights.

        SFAS No. 140 requires that capitalized mortgage servicing rights be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Peoples, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

        The Bank recorded amortization related to mortgage servicing rights totaling $37,000 for the fiscal year ended September 30, 2003. At September 30, 2003, the fair value and carrying value of the Bank's mortgage servicing rights totaled approximately $111,000. No mortgage servicing rights existed at September 30, 2002.

        4.    Loan Origination Fees

        Peoples accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs of originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Peoples' experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

        5.    Allowance for Loan Losses

        It is Peoples' policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Peoples records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

        Peoples accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. Peoples' current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

        A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one- to four-family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Peoples' investment in multi-family, nonresidential real estate and land loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value. With respect to the Bank's investment in unsecured commercial lines of credit, impairment is measured based upon the present value of expected future cash flows.

        It is Peoples' policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

        Information with respect to the Bank's impaired loans at and for the years ended September 30, 2003 and 2002 is presented below. Peoples had no loans defined as impaired under SFAS No. 114 at September 30, 2001.

	2003	2002
	(In thousands)
Impaired loans with related allowance	$7,822	$6,312
Impaired loans with no related allowance	—	—

Total impaired loans	$7,822	$6,312

Allowance for losses on impaired loans
Beginning balance	$679	$—
Provision for losses on loans	27	679
Charge-offs	(40)	—

Ending balance	$666	$679

Average recorded investment in impaired loans	$8,853	$2,352

Interest income recognized on impaired loans	$172	$211

        The allowance for impaired loans is included in the Bank's overall allowance for loan losses.

        6.    Office Premises and Equipment

        Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty to fifty years for buildings, ten to fifty years for building improvements, and three to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

        7.    Real Estate Acquired Through Foreclosure

        Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the amount determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

        8.    Goodwill

        Prior to adoption of SFAS No. 142, goodwill was amortized over a ten year period using the straight-line method. Management had periodically evaluated the carrying value of intangible assets in relation to the continuing earnings capacity of the acquired assets and assumed liabilities. During fiscal 2002, the Corporation recorded a charge to goodwill totaling $1.0 million following a review of diminished net interest income arising from loans and deposits acquired in the fiscal 2000 purchase of Harvest Home Financial Corporation.

        During fiscal 2003, the Bank acquired two branch offices from another financial institution resulting in recognition of $2.3 million in goodwill. Additionally, the Bank sold its Kenwood Savings Bank charter, resulting in a write-off of approximately $1.7 million of goodwill related to the fiscal 2002 acquisition of Kenwood.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. Goodwill has been assigned to the Bank as the reporting unit that is expected to benefit from the goodwill.

        Peoples evaluated the unamortized goodwill balance of $5.5 million during fiscal 2003 in accordance with the provisions of SFAS No. 142. The evaluation showed no indication of impairment. The adoption of SFAS No. 142 has resulted in the elimination of annual goodwill amortization of approximately $460,000.

        The following table displays the pro forma effects on net earnings and earnings per share as if SFAS No. 142 had been applicable to the fiscal years ended September 30, 2002 and 2001.

	For the year ended September 30,
	2003	2002	2001
	(In thousands, except per share amounts)
Reported net earnings	$3,724	$3,149	$2,324
Add back: goodwill amortization	—	460	460

Adjusted net earnings	$3,724	$3,609	$2,784

Basic earnings per share:
Reported net earnings	$1.51	$1.29	$1.08
Goodwill amortization	—	.19	.21

Adjusted net earnings	$1.51	$1.48	$1.29

Diluted earnings per share:
Reported net earnings	$1.48	$1.27	$1.08
Goodwill amortization	—	.19	.21

Adjusted net earnings	$1.48	$1.46	$1.29

        9.    Federal Income Taxes

        The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

        The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, deferred compensation and stock benefit plans, the general loan loss allowance, percentage of earnings bad debt deductions and purchase price adjustments resulting from acquisitions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

        10.    Benefit Plans

        Peoples has a noncontributory unfunded retirement plan that covers all members of its Board of Directors. Peoples' policy is to maintain an accrued liability equal to the present value of benefits computed using a predetermined annual benefit amount at retirement. The plan provided that each director was vested at 65% upon adoption with an additional vesting of 15% after three years and 5% per year thereafter until 100% vesting is reached. During fiscal 2001, the plan was amended to provide for total vesting for all participants. The provision for directors retirement expense totaled $84,000, $84,000 and $547,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

        The Corporation has an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service. The Corporation accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given fiscal year. Expense recognized related to the ESOP totaled $438,000, $361,000 and $292,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

        The Corporation also has a Management Recognition Plan ("MRP") which provides for awards of up to 79,109 shares of the Corporation's common stock to members of the Board of Directors, management and employees. As of September 30, 2003, the MRP had awarded 57,241 cumulative shares to members of the Board of Directors, management and employees. Common shares awarded to outside members of the Board of Directors were fully expensed in fiscal 2001, while shares awarded to members of management and employees will vest over a five year period beginning with the date of the award. Shares awarded under the MRP are distributed from previously authorized but unissued shares. Shares distributed to recipients of the awards totaled 16,120 shares as of September 30, 2003. The Corporation recorded expense related to the MRP totaling approximately $128,000, $129,000 and $346,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

        11.    Stock Option Plan

        During fiscal 2001 the Board of Directors adopted the Peoples Community Bancorp, Inc. Stock Option and Incentive Plan (the "Plan") that provides for the issuance of 197,773 shares of authorized but unissued shares of common stock at fair value at the date of grant. Through September 30, 2003, the Corporation had granted 144,996 shares, net of forfeitures, under the Plan. The Plan provides that one-fifth of the options granted become exercisable on each of the first five anniversaries of the date of grant. The remaining shares in the Plan may be granted to employees in increments of 20% per year based on management's discretion.

        The Corporation accounts for the Plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

        In fiscal 2001, the Corporation applied APB Opinion No. 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost had been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date for awards under the Plan consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share would have been reported as the pro forma amounts indicated below:

		For the year ended September 30, 2001
Net earnings (In thousands)	As reported	$2,324
	Stock-based compensation, net of tax	(88)

	Pro-forma	$2,236

Earnings per share
Basic	As reported	$1.08
	Stock-based compensation, net of tax	(.04)

	Pro-forma	$1.04

Diluted	As reported	$1.08
	Stock-based compensation, net of tax	(.04)

	Pro-forma	$1.04

        Beginning with fiscal 2002, the Corporation elected to record the expense related to the vesting of its stock options in accordance with the provisions of SFAS No. 123. Total expense recognized related to stock options amounted to $149,000 and $143,000 for the fiscal years ended September 30, 2003 and 2002, respectively.

        The fair value of stock option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model with the following assumptions used for grants in fiscal 2003, 2002 and 2001: no dividend yield; expected volatility of 21.4%, 20.0% and 20.0%, respectively; a risk-free interest rate of 3.6%, 2.0% and 4.0%, respectively, and an expected life of ten years for all grants.

        A summary of the status of the Plan as of and for the fiscal years ended September 30 is presented below:

	2003		2002		2001
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	120,329	$15.34	94,861	$14.00	—	$—
Granted	26,391	23.22	25,728	20.25	94,861	14.00
Exercised	(468)	14.00	—	—	—	—
Forfeited	(1,724)	17.99	(260)	14.00	—	—

Outstanding at end of year	144,528	$16.75	120,329	$15.34	94,861	$14.00

Options exercisable at year-end	42,152	$14.73	18,924	$14.00	—	$—

Weighted-average fair value of options granted during the year		$9.41		$6.19		$5.70

        The following information applies to options outstanding at September 30, 2003:

Number outstanding	118,137
Range of exercise prices	$14.00 – $20.25
Number outstanding	26,391
Range of exercise prices	$23.22
Weighted-average exercise price	$16.75
Weighted-average remaining contractual life	8.3 years

12.    Earnings Per Share

        Basic earnings per share for the fiscal years ended September 30, 2003, 2002 and 2001 is based upon the weighted-average shares outstanding during the year, less 28,560, 47,600 and 85,680 unallocated ESOP shares, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. The computations were as follows:

	2003	2002	2001
Weighted-average common shares outstanding (basic)	2,474,673	2,447,984	2,147,132
Dilutive effect of assumed exercise of stock options	39,490	29,796	9,486

Weighted-average common shares outstanding (diluted)	2,514,163	2,477,780	2,156,618

        Options to purchase 26,391 shares of common stock at a weighted-average exercise price of $23.22 were outstanding at September 30, 2003, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

13.    Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

        The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 2003 and 2002:

    Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

    Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

    Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential, nonresidential real estate and unsecured commercial loans. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

    Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

    Deposits: The fair value of checking accounts, savings accounts, money market demand and escrow deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

    Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

    Other borrowed money: The fair value of other borrowed money is estimated using the rates currently offered for similar borrowings of similar remaining maturities.

    Subordinated debentures: The fair value of the Corporation's subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities.

    Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At September 30, 2003 and 2002, the difference between the fair value and notional amount of loan commitments was not material.

        Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at September 30 are as follows:

	2003		2002
	Carrying value	Fair value	Carrying value	Fair value
	(In thousands)
Financial assets
Cash and cash equivalents	$10,244	$10,244	$26,637	$26,637
Investment securities	2,156	2,156	1,231	1,231
Mortgage-backed securities	133,828	133,828	18,763	18,763
Loans receivable	554,351	568,016	504,012	527,766
Federal Home Loan Bank stock	10,221	10,221	9,907	9,907

	$710,800	$724,465	$560,550	$584,304

Financial liabilities
Deposits	$455,900	$464,207	$369,080	$376,680
Advances from the Federal Home Loan Bank	218,500	227,295	152,500	153,266
Other borrowed money	1,400	1,400	450	450
Subordinated debentures	12,500	13,313	12,500	12,508

	$688,300	$706,215	$534,530	$542,904

14.    Capitalization

        The Corporation's authorized capital stock includes 1,000,000 shares of $.01 per share par value voting preferred stock. No preferred shares have been issued at September 30, 2003 and 2002.

15.    Advertising

        Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $360,000, $174,000 and $139,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

16.    Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

17.    Reclassifications

        Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

18.    Recent Accounting Pronouncements    In August 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective October 1, 2002, without material effect on the Corporation's financial condition or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Corporation's financial condition or results of operations.

        In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

        SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

        SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

        The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

        Management adopted SFAS No. 147 on October 1, 2002, without material effect on the Corporation's financial condition or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management elected to record expense related to stock options beginning in fiscal 2002 and, as a result, adoption of SFAS No. 148 did not have a material effect on the Corporation's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Bank has financial letters of credit which require the Bank to make payment if the customer's financial condition deteriorates, as defined in the agreements. FIN 45 requires the Bank to record an initial liability, generally equal to the fees received for these letters of credit when guaranteeing obligations. FIN 45 applies prospectively to letters of credit the Bank issues or modifies subsequent to December 31, 2002.

        The Bank defines the initial fair value of these letters of credit as the fee received from the customer. The maximum potential undiscounted amount of future payments of these letters of credit as of September 30, 2003 was $874,000 and they expire through fiscal 2006. Amounts due under these letters of credit would be reduced by any proceeds that the Bank would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Corporation adopted the provisions of FIN 46 effective January 31, 2003, without material effect on its financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

        The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Corporation's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

        SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Corporation). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, without material effect on the Corporation's financial position or results of operations.

NOTE B—INVESTMENTS AND MORTGAGE-BACKED SECURITIES

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30, 2003 and 2002, are summarized as follows:

	2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
FHLMC stock	$1,391	$—	$268	$1,123
Mutual funds	1,039	—	6	1,033

	$2,430	$—	$274	$2,156

	2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
FHLMC stock	$1,391	$—	$192	$1,199
Other equity securities	29	3	—	32

	$1,420	$3	$192	$1,231

        Proceeds from sales of investment securities amounted to $32,000 for the fiscal year ended September 30, 2003, resulting in gross realized gains totaling $4,000.

        Proceeds from sales of investment securities amounted to $4.2 million for the fiscal year ended September 30, 2001, resulting in gross realized gains totaling $2.5 million.

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 2003 and 2002, are summarized as follows:

	2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation participation certificates	$94,295	$—	$590	$93,705
Federal National Mortgage Association participation certificates	40,303	—	180	40,123

	$134,598	$—	$770	$133,828

	2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
Government National Mortgage Association participation certificates	$18,479	$284	$—	$18,763

        The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	September 30,
	2003	2002
	(In thousands)
Due in three to five years	$—	$8,681
Due in five to ten years	33,179	9,798
Due in ten to twenty years	101,419	—

	$134,598	$18,479

        Proceeds from sales of mortgage-backed securities amounted to $68.4 million during the fiscal year ended September 30, 2003, resulting in gross realized gains totaling $489,000. Proceeds from sales of mortgage-backed securities acquired in the Kenwood acquisition amounted to $3.5 million during the fiscal year ended September 30, 2002, resulting in gross realized gains of $17,000 and gross realized losses of $20,000. Proceeds from sales of mortgage-backed securities amounted to $71.7 million during the fiscal year ended September 30, 2001, resulting in gross realized gains totaling $2.3 million and gross realized losses totaling $69,000.

        At September 30, 2003, People's had $25.3 million of mortgage-backed securities pledged to secure public deposits, and $49.6 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank.

NOTE C—LOANS RECEIVABLE

        The composition of the loan portfolio at September 30 is summarized as follows:

	2003	2002
	(In thousands)
Residential real estate
One- to four-family	$230,775	$296,294
Multifamily	95,459	56,980
Construction	90,788	51,544
Nonresidential real estate and land	131,444	88,029
Nonresidential real estate construction	31,810	38,458
Commercial	29,955	21,280
Consumer and other	11,769	4,265

Total loans receivable	622,000	556,850
Less:
Undisbursed portion of loans in process	55,308	43,144
Deferred loan origination fees	2,597	2,038
Allowance for loan losses	9,744	7,656

Loans receivable — net	$554,351	$504,012

        As depicted above, Peoples has continued to change the composition of its loan portfolio from a primary focus on one- to four-family residential loans, to the addition of loans secured by multi-family residential and nonresidential real estate. One- to four-family residential loans comprised 41.6% and 58.8% of the total net loan portfolio at September 30, 2003 and 2002, respectively. Multi-family residential loans comprised approximately $95.5 million, or 17.2%, of the net loan portfolio at September 30, 2003, and $57.0 million or 11.3%, of the net loan portfolio at September 30, 2002. Nonresidential real estate lending comprised approximately $163.3 million, or 29.4%, and $126.5 million, or 25.1%, of the net loan portfolio at September 30, 2003 and September 30, 2002, respectively. Generally, real estate loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided Peoples with adequate collateral coverage in the event of default. Nevertheless, Peoples, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management believes that real estate values in Peoples' primary lending area are presently stable.

        In the ordinary course of business, Peoples has granted loans to some of its directors, officers and their related business interests. All loans to related parties have been made on substantially the same terms as those prevailing at the time for unrelated third parties. The aggregate dollar amount of loans to executive officers and directors was approximately $893,000 and $1.2 million at September 30, 2003 and 2002, respectively. During the fiscal year ended September 30, 2003, there were no loans originated to executive officers and directors, while principal repayments of $265,000 were received from executive officers and directors.

NOTE D—ALLOWANCE FOR LOAN LOSSES

        The activity in the allowance for loan losses is summarized as follows for the fiscal years ended September 30:

	2003	2002	2001
	(In thousands)
Balance at beginning of year	$7,656	$3,662	$762
Provision for losses on loans	4,198	5,265	2,449
Charge-off of loans	(2,122)	(1,547)	—
Recoveries	12	—	—
Allowance resulting from acquisition of Market — net	—	—	451
Allowance resulting from acquisition of Kenwood — net	—	276	—

Balance at end of year	$9,744	$7,656	$3,662

        At September 30, 2003, the Bank's allowance for loan losses was solely general in nature and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

        At September 30, 2003, 2002 and 2001, the Bank's nonperforming loans, including impaired loans, totaled $9.6 million, $7.5 million and $783,000, respectively. Interest income which would have been recognized if such loans had performed pursuant to contractual terms totaled approximately $266,000, $343,000 and $27,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

NOTE E—OFFICE PREMISES AND EQUIPMENT

        Office premises and equipment are comprised of the following at September 30:

	2003	2002
	(In thousands)
Land and improvements	$3,858	$2,563
Office buildings and improvements	9,237	8,010
Furniture, fixtures and equipment	3,837	3,397

	16,932	13,970
Less accumulated depreciation	3,876	2,997

	$13,056	$10,973

        During fiscal 2002, the Corporation committed to begin construction of four new branch office facilities located in southwestern Ohio. Two of the new offices replaced existing branch buildings and were completed and opened in the third and fourth quarter of fiscal 2003. The cost of these two projects amounted to approximately $2.1 million. During the fourth quarter of fiscal 2003, the Corporation began construction of a branch office in Warren County. This office is expected to be completed in the second quarter of fiscal 2004 at an estimated cost of $1.2 million. A commitment was also made during fiscal 2003 to construct a new office in Butler County with expected completion in the third quarter of fiscal 2004. The cost of this project is estimated at $3.2 million.

NOTE F—DEPOSITS

        Deposits consist of the following major classifications at September 30:

	2003		2002
Deposit type and weighted-average interest rate
	Amount	%	Amount	%
	(Dollars in thousands)
Non-interest bearing checking accounts	$9,266	2.0%	$6,075	1.6%
Checking accounts — 1.38% in 2003 and 1.51% in 2002	29,602	6.5	17,220	4.7
Savings accounts — 1.39% in 2003 and 2.98% in 2002	134,767	29.6	87,193	23.7
Money market demand deposit — 1.26% in 2003 and 2.51% in 2002	37,382	8.2	29,265	7.9

Total demand, transaction and passbook deposits	211,017	46.3	139,753	37.9
Certificates of deposit:
Original maturities of:
Less than 12 months 1.95% in 2003 and 2.92% in 2002	23,543	5.1	53,674	14.5
12 months to 36 months 3.06% in 2003 and 3.87% in 2002	131,652	28.9	114,171	30.9
More than 36 months 5.05% in 2003 and 5.44% in 2002	45,404	10.0	36,493	9.9
Individual retirement accounts 4.44% in 2003 and 4.99% in 2002	44,284	9.7	24,989	6.8

Total certificates of deposit	244,883	53.7	229,327	62.1

Total deposits	$455,900	100.0%	$369,080	100.0%

        At September 30, 2003 and 2002, Peoples had certificate of deposit accounts with balances greater than $100,000 totaling $46.2 million and $55.2 million, respectively.

        Interest expense on deposit accounts is summarized as follows for the fiscal years ended September 30:

	2003	2002	2001
	(In thousands)
Checking accounts	$207	$218	$111
Savings and escrow accounts	2,459	1,392	768
Money market demand deposit accounts	604	776	818
Certificates of deposit	7,990	8,078	7,279

	$11,260	$10,464	$8,976

        Maturities of outstanding certificates of deposit are summarized as follows at September 30:

	2003	2002
	(In thousands)
Less than one year	$125,197	$123,283
One year to three years	67,782	67,151
Over three years	51,904	38,893

	$244,883	$229,327

NOTE G—ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank, collateralized at September 30, 2003 by pledges of certain residential mortgage loans totaling $215.5 million, certain mortgage backed securities totaling $49.6 million, and Peoples' investment in Federal Home Loan Bank stock, are summarized as follows:

		September 30,
Interest Rate	Maturing fiscal year ending in
		2003	2002
		(Dollars in thousands)
1.10%	2004	$66,000	$—
5.22%	2008	1,500	1,500
3.97% – 4.13%	2011	1,000	1,000
3.58% – 4.24%	2012	150,000	150,000

		$218,500	$152,500

Weighted-average interest rate		3.08%	3.93%

NOTE H—OTHER BORROWED MONEY

        The Corporation has a $10.0 million line of credit with another financial institution, with interest payable at LIBOR plus 150 basis points. At September 30, 2003 and 2002, the Corporation had $1.4 million and $450,000 outstanding at an interest rate of 2.62% and 3.31%, respectively. This line of credit expires in the second quarter of fiscal 2004. The loan is secured by the outstanding shares of the Bank.

NOTE I—GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR SUBORDINATED DEBENTURES

        In November 2001, a Delaware trust owned by the Corporation (the "Trust"), issued $12.5 million of mandatorily redeemable debt securities. The debt securities issued by the Trust are included in the Corporation's regulatory capital, specifically as a component of Tier I capital. The subordinated debentures are the sole assets of the Trust, and the Corporation owns all of the common securities of the Trust. Interest payments on the debt securities are made semi-annually at an annual variable interest rate equal to the six-month LIBOR rate plus 375 basis points, or equal to 4.81% and 5.78% at September 30, 2003 and 2002, respectively, and are reported as a component of interest expense on borrowings. The net proceeds received by the Corporation from the sale of the debt securities were used for general corporate purposes, including to facilitate the growth of the Bank.

NOTE J—COMMITMENTS

        Peoples is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Peoples' involvement in such financial instruments.

        Peoples' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Peoples uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

        At September 30, 2003, Peoples had commitments to originate loans totaling $16.3 million, commitments for unused lines of credit under home equity loans totaling $23.8 million, commitments for unused commercial lines of credit totaling $2.6 million, and commitments for letters of credit under commercial loans totaling $1.0 million. Management believes that such loan commitments are able to be funded through normal cash flow from operations. Fees received in connection with the commitments to originate loans have not been recognized in earnings. Additionally, Peoples had commitments to purchase mortgage-backed securities totaling $70.0 million at September 30, 2003.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by Peoples upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

        Peoples had also entered into lease agreements for office premises under operating leases which expire at various dates through 2012. The following table summarizes minimum payments due under lease agreements by year.

Year ending September 30,	(Dollars in thousands)
2004	$123
2005	123
2006	119
2007	113
2008	100
2009 and thereafter	333

$911

NOTE K—FEDERAL INCOME TAXES

        Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the fiscal years ended September 30 as follows:

	2003	2002	2001
	(Dollars in thousands)
Federal income taxes at statutory rate	$1,920	$1,884	$1,574
Increase in taxes resulting from:
Amortization and other charges related to goodwill	—	495	590
Nondeductible merger-related expenses	—	—	108
Other	2	13	32

Federal income taxes per consolidated financial statements	$1,922	$2,392	$2,304

Effective tax rate	34.0%	43.2%	49.8%

        The composition of the Corporation's net deferred tax asset at September 30 is as follows:

	2003	2002
	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$3,313	$2,603
Deferred compensation	493	488
Stock benefit plans	22	103
Deferred loan origination fees	883	693
Unrealized losses on securities designated as available for sale	355	—
Other	—	14

Total deferred tax assets	5,066	3,901
Deferred tax liabilities:
Percentage of earnings bad debt deduction	(36)	(119)
Cash versus accrual basis of accounting	(70)	(156)
Federal Home Loan Bank stock dividends	(1,096)	(989)
Book/tax depreciation differences	(17)	(26)
Unrealized gains on securities designated as available for sale	—	(32)
Purchase price adjustments	(404)	(404)

Total deferred tax liabilities	(1,623)	(1,726)

Net deferred tax asset	$3,443	$2,175

        Prior to fiscal 1997, Peoples was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This deduction totaled approximately $4.9 million as of September 30, 2003. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $1.6 million.

        As a result of fiscal 1997 legislative changes, Peoples is required to recapture as taxable income approximately $1.2 million of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and is unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Peoples has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1999.

NOTE L—REGULATORY CAPITAL

        Peoples is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest regulatory examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, Peoples multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

        During fiscal 2003, the Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum capital ratios as set forth in the following table.

        As of September 30, 2003, Peoples exceeded all capital adequacy requirements to which it was subject. As of September 30, 2002, Peoples and its subsidiary, Kenwood Savings Bank, exceeded all capital adequacy requirements to which they were subject.

	As of September 30, 2003
			For capital adequacy purposes			To be "well-capitalized" under prompt corrective action provisions
Peoples Community Bank	Actual
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital	$55,081	7.5%	≥$	11,004	≥1.5%	≥$	36,681	≥5.0%
Core capital	$55,081	7.5%	≥$	29,345	≥4.0%	≥$	44,017	≥6.0%
Risk-based capital	$61,429	12.1%	≥$	40,628	≥8.0%	≥$	50,785	≥10.0%
	As of September 30, 2002
	Actual		For capital adequacy purposes			To be "well-capitalized" under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital	$50,793	8.8%	≥$	8,704	≥1.5%	≥$	29,013	≥5.0%
Core capital	$50,793	8.8%	≥$	23,210	≥4.0%	≥$	34,815	≥6.0%
Risk-based capital	$55,689	13.7%	≥$	32,549	≥8.0%	≥$	40,686	≥10.0%
	As of September 30, 2001
			For capital adequacy purposes			To be "well-capitalized" under prompt corrective action provisions
Kenwood Savings Bank	Actual
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital	$4,355	7.7%	≥$	849	≥1.5%	≥$	2,830	≥5.0%
Core capital	$4,355	7.7%	≥$	2,264	≥4.0%	≥$	3,396	≥6.0%
Risk-based capital	$4,456	16.2%	≥$	2,205	≥8.0%	≥$	2,756	≥10.0%

        Management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

NOTE M—CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC.

        The following condensed financial statements summarize the financial position of Peoples Community Bancorp, Inc. as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the fiscal years ended September 30, 2003, 2002 and 2001.

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF FINANCIAL CONDITION
September 30, 2003 and 2002
(In thousands)

	2003	2002
ASSETS
Cash and cash equivalents	$31	$17
Loan receivable from ESOP	286	476
Investment in Peoples Community Bank	60,107	55,857
Accrued interest receivable from ESOP	—	28
Prepaid federal income taxes	665	388

Total assets	$61,089	$56,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities	$490	$826
Borrowings	1,400	450
Guaranteed preferred beneficial interests in junior subordinated debentures	12,500	12,500

Total liabilities	14,390	13,776
Stockholders' equity
Common stock and additional paid-in capital	24,217	23,480
Retained earnings	23,171	19,447
Unrealized gains (losses) on securities designated as available for sale, net of tax effects	(689)	63

Total stockholders' equity	46,699	42,990

Total liabilities and stockholders' equity	$61,089	$56,766

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF EARNINGS
For the years ended September 30, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001
Revenue
Interest income	$2	$66	$68
Equity in earnings of Peoples Community Bank	4,266	3,900	2,324

Total revenue	4,268	3,966	2,392
Expense
Interest expense	575	1,139	—
General and administrative expenses	248	66	68

Total expense	823	1,205	68

Earnings before income tax credits	3,445	2,761	2,324
Federal income tax credits	(279)	(388)	—

NET EARNINGS	$3,724	$3,149	$2,324

PEOPLES COMMUNITY BANCORP, INC.
STATEMENTS OF CASH FLOWS
Years ended September 30, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001
Cash provided by (used in) operating activities:
Net earnings for the year	$3,724	$3,149	$2,324
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Undistributed earnings of consolidated subsidiary	(4,272)	(3,900)	(2,324)
Increase (decrease) in cash due to changes in:
Other assets	(249)	(410)	(7)
Other liabilities	(336)	59	(125)

Net cash used in operating activities	(1,133)	(1,102)	(132)
Cash flows provided by (used in) investing activities:
Proceeds from repayment of loan to ESOP	190	190	191
Contribution to Peoples Community Bank	—	(12,115)	—

Net cash provided by (used in) investing activities	190	(11,925)	191
Cash flows provided by financing activities:
Proceeds from borrowings	950	450	—
Proceeds from issuance of junior subordinated debentures	—	12,500	—
Proceeds from exercise of stock options	7	—	—

Net cash provided by financing activities	957	12,950	—

Net increase (decrease) in cash and cash equivalents	14	(77)	59
Cash and cash equivalents at beginning of year	17	94	35

Cash and cash equivalents at end of year	$31	$17	$94

        The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Corporation. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.

        Historically, management has carefully managed stockholders' equity in a manner whereby the Corporation's capital structure is aligned with the perceived risks inherent in its various lines of business. In this regard, the Board and management are continually evaluating regulatory capital levels in view of projected growth, as well as changes in the asset mix. Management strives to maintain excess regulatory capital at all times and, if necessary, will offer additional common shares in the future in order to maintain this capital posture.

NOTE N—BUSINESS COMBINATIONS

        On March 30, 2001, the Corporation acquired Market utilizing the purchase method of accounting. Market was dissolved upon consummation, with Market's banking subsidiary, Market Bank, merging with and into Peoples. The results of Market's operations subsequent to March 30, 2001, are included in the consolidated financial statements. The Corporation paid $7.8 million in cash and issued 527,930 of its common shares in connection with the acquisition for total consideration of $13.8 million.

        On April 26, 2002, the Corporation completed its acquisition of Kenwood Bancorp, Inc. ("Kenwood") for consideration of $25.22 per outstanding share, totaling $7.9 million in cash. The results of Kenwood's operations subsequent to April 26, 2002, are included in the consolidated financial statements. The Corporation acquired $56.6 million in total assets and recorded approximately $3.4 million in goodwill as part of the transaction.

        On September 26, 2003, the Bank acquired two Ohio branch offices from Ameriana Bank and Trust (Ameriana), including $32.8 million in loans and $55.6 million in deposits. The Bank recorded approximately $2.3 million in goodwill as a result of this transaction.

        Each of the foregoing acquisitions focused on increasing the Corporation's market share and scale of operations, as well as expanding its distribution network within its primary market area.

        Presented below are pro-forma condensed statements of condition of Market, Kenwood and Ameriana at the respective acquisition dates, reflecting the allocation of purchase price to major asset and liability caption.

Market	At Acquisition	Pro-Forma Adjustments	Pro-Forma at March 30, 2001
	(In thousands) Dr. (Cr.)
Cash, investments and mortgage-backed securities	$16,421	$(7,844)	$8,577
Loans receivable, net	37,463	—	37,463
Office premises and equipment	1,414	—	1,414
Other assets	354	—	354
Goodwill	—	123	123

Total assets	$55,652	$(7,721)	$47,931

Deposits	$41,703	$—	$41,703
Other liabilities	224	—	224

Total liabilities	41,927	—	41,927
Stockholders' equity	13,725	7,721	6,004

Total liabilities and stockholders' equity	$55,652	$—	$47,931

Kenwood	At Acquisition	Pro-Forma Adjustments	Pro-Forma at April 26, 2002
	(In thousands) Dr. (Cr.)
Cash, investments and mortgage-backed securities	$13,731	$(7,944)	$5,787
Loans receivable, net	40,260	—	40,260
Office premises	1,647	24	1,671
Other assets	912	—	912
Goodwill	—	3,442	3,442

Total assets	$56,550	$(4,478)	$52,072

Deposits	$48,442	$—	$48,442
Advances	2,989	—	2,989
Other liabilities	641	—	641

Total liabilities	52,072	—	52,072
Stockholders' equity	4,478	(4,478)	—

Total liabilities and stockholders' equity	$56,550	$(4,478)	$52,072

Ameriana	At Acquisition	Pro-Forma Adjustments	Pro-Forma at September 26, 2003
	(In thousands) Dr. (Cr.)
Cash and investments	$19,382	$—	$19,382
Loans, net	28,919	3,909	32,828
Office premises and equipment	541	288	829
Other assets	259	—	259
Goodwill	—	2,303	2,303

Total assets	$49,101	$6,500	$55,601

Deposits	$55,601	$—	$55,601

        Presented below are pro-forma condensed consolidated statements of earnings which have been prepared as if the Ameriana transaction had been consummated as of the beginning of each of the fiscal years ended September 30, 2003 and 2002, as if the Kenwood acquisition had been consummated as of the beginning of each of the fiscal years ended September 30, 2002 and 2001, and as if the Market acquisition had been consummated as of the beginning of the fiscal year ended September 30, 2001.

	2003	2002	2001
	(In thousands) (Unaudited)
Total interest income	$39,481	37,918	30,903
Total interest expense	19,431	18,529	18,918

Net interest income	20,050	19,389	11,985
Provision for losses on loans	4,198	5,265	2,614
Other income	1,251	2,687	5,201
General, administrative and other expense	11,291	10,982	10,092

Earnings before income taxes	5,812	5,829	4,480
Federal income taxes	1,978	2,487	2,272

Net earnings	$3,834	$3,342	$2,208

Pro-forma basic earnings per share	$1.55	$1.37	$0.92

Pro-forma diluted earnings per share	$1.52	$1.34	$0.91

NOTE O—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table summarizes the Corporation's quarterly results for the fiscal years ended September 30, 2003 and 2002. Certain amounts, as previously reported, have been reclassified to conform to the 2003 presentation.

	Three Months Ended
2003:
	December 31,	March 31,	June 30,	September 30,
	(In thousands, except per share data)
Total interest income	$9,543	$9,277	$9,292	$9,057
Total interest expense	4,833	4,616	4,603	4,020

Net interest income	4,710	4,661	4,689	5,037
Provision for losses on loans	1,051	1,059	1,188	900
Other income	152	133	644	322
General, administrative and other expense	2,345	2,529	2,681	2,949

Earnings before income taxes	1,466	1,206	1,464	1,510
Federal income taxes	500	410	498	514

Net earnings	$966	$796	$966	$996

Earnings per share
Basic	$.39	$.32	$.39	$.41

Diluted	$.39	$.32	$.38	$.39

	Three Months Ended
2002:
	December 31,	March 31,	June 30,	September 30,
	(In thousands, except per share data)
Total interest income	$7,666	$7,973	$8,667	$9,406
Total interest expense	3,707	3,462	3,798	4,631

Net interest income	3,959	4,511	4,869	4,775
Provision for losses on loans	1,057	1,412	1,300	1,496
Other income	284	1,628	291	306
General, administrative and other expense	2,234	3,074	2,412	2,097

Earnings before income taxes	952	1,653	1,448	1,488
Federal income taxes	367	941	530	554

Net earnings	$585	$712	$918	$934

Earnings per share
Basic	$.25	$.29	$.38	$.37

Diluted	$.25	$.29	$.37	$.36

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K

  (a)
  The following documents are filed as part of this report:

    Report of Independent Certified Public Accountants.

    Consolidated Statements of Financial Condition as of September 30, 2003 and 2002.

    Consolidated Statements of Earnings for the Years Ended September 30, 2003, 2002 and 2001.

    Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2003, 2002 and 2001.

    Consolidated Statements of Cash Flows for the Years Ended September 30, 2003, 2002 and 2001.

    Notes to Consolidated Financial Statements.

        The following exhibits are filed as part of the Form 10-K/A, and this list includes the Exhibit Index:

No.	Exhibits
3.1	Articles of Incorporation of Peoples Community Bancorp, Inc.*
3.2	Bylaws of Peoples Community Bancorp, Inc.*
4	Stock Certificate of Peoples Community Bancorp, Inc.**
13	Annual Report to Stockholders for the Year Ended September 30, 2003***
21	List of Subsidiaries (See "Item I. Business — Subsidiaries" in this Form 10-K)***
31.1	Certification of Chief Executive Officer Pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934 and Section 302 of the Sarbanes-Oxley Act of 2002***
31.2	Certification of Chief Financial Officer Pursuant to Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934 and Section 302 of the Sarbanes-Oxley Act of 2002***
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

*  Incorporated herein by reference to Peoples' Proxy Statement dated January 28, 2002.

**  Incorporated herein by reference to Peoples' Registration Statement on Form S-1 filed with the SEC on December 17, 1999.

***  Incorporated herein by reference to Peoples' Form 10-K for the year ended September 30, 2003 filed with the SEC on December 29, 2003.

  (b)
  Reports filed on Form 8-K.

        Peoples filed an 8-K dated July 30, 2003 under Item 12 in order to file its press release reporting earnings for the period ended June 30, 2003. No financial statements were filed.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES COMMUNITY BANCORP, INC.
March 8, 2004	By:	/s/ JERRY D. WILLIAMS Jerry D. Williams President, Chief Executive Officer and Director
March 8, 2004	By:	/s/ TERESA A. O'QUINN Teresa A. O'Quinn Chief Financial Officer (principal financial and accounting officer)

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

        The undersigned executive officer of Peoples Community Bancorp, Inc. (the "Registrant") hereby certifies that the Registrant's Form 10-K/A for the fiscal year ended September 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ JERRY D. WILLIAMS Name: Jerry D. Williams Title: President and Chief Executive Officer

Date: March 8, 2004

A signed original of this written statement required by Section 906 has been provided to Peoples Community Bancorp, Inc. and will be retained by Peoples Community Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

        The undersigned executive officer of Peoples Community Bancorp, Inc. (the "Registrant") hereby certifies that the Registrant's Form 10-K/A for the fiscal year ended September 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ TERESA A. O'QUINN Name: Teresa A. O'Quinn Title: Chief Financial Officer

Date: March 8, 2004

A signed original of this written statement required by Section 906 has been provided to Peoples Community Bancorp, Inc. and will be retained by Peoples Community Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

FORM 10-Q

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended December 31, 2003
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File No. 000-29949

PEOPLES COMMUNITY BANCORP, INC. (Exact name of registrant as specified in its charter)
Maryland	31-1686242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6100 West Chester Road, West Chester, Ohio 45069 (Address of principal executive office)

        Registrant's telephone number, including area code: (513) 870-3530

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by checkmark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

As of February 12, 2004, the latest practicable date, 2,522,088 shares of the registrant's common stock, no par value, were issued and outstanding.

Peoples Community Bancorp, Inc.

2

PEOPLES COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	December 31, 2003	September 30, 2003
ASSETS
Cash and due from banks	$11,821	$4,905
Interest-bearing deposits in other financial institutions	2,753	5,118

Cash and cash equivalents	14,574	10,023
Certificates of deposit	221	221
Investment securities designated as available for sale—at market	2,286	2,156
Mortgage-backed securities designated as available for sale—at market	199,767	133,828
Loans receivable—net	565,646	554,351
Office premises and equipment—at depreciated cost	14,220	13,056
Real estate acquired through foreclosure	899	1,293
Federal Home Loan Bank stock—at cost	10,323	10,221
Accrued interest receivable on loans	2,098	2,089
Accrued interest receivable on mortgage-backed securities and other investments	806	480
Prepaid expenses and other assets	880	488
Goodwill, net of accumulated amortization	5,528	5,528
Prepaid federal income taxes	2,136	1,506
Deferred federal income taxes	3,164	3,443

Total assets	$822,548	$738,683

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$450,832	$455,900
Advances from the Federal Home Loan Bank	306,500	218,500
Other borrowed money	1,750	1,400
Guaranteed preferred beneficial interests in junior subordinated debentures	12,500	12,500
Advances by borrowers for taxes and insurance	112	74
Accrued interest payable	570	709
Other liabilities	2,439	2,901

Total liabilities	774,703	691,984
Stockholders' equity
Common stock—15,000,000 shares of $.01 par value authorized; 2,522,088 shares issued	25	25
Additional paid-in capital	24,524	24,478
Retained earnings—restricted	24,006	23,171
Shares acquired by stock benefit plan	(238)	(286)
Accumulated comprehensive loss, unrealized losses on securities designated as available for sale, net of related tax effects	(472)	(689)

Total stockholders' equity	47,845	46,699

Total liabilities and stockholders' equity	$822,548	$738,683

3

Peoples Community Bancorp, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

For the three months ended December 31,
(In thousands, except share data)

	2003	2002
Interest income
Loans	$8,524	$9,054
Mortgage-backed securities	1,214	277
Investment securities	23	10
Interest-bearing deposits and other	112	202

Total interest income	9,873	9,543
Interest expense
Deposits	2,818	3,071
Borrowings	1,994	1,762

Total interest expense	4,812	4,833

Net interest income	5,061	4,710
Provision for losses on loans	900	1,051

Net interest income after provision for losses on loans	4,161	3,659
Other income
Gain on sale of loans	10	—
Gain on sale of real estate	206	—
Other operating	179	152

Total other income	395	152
General, administrative and other expense
Employee compensation and benefits	1,821	1,137
Occupancy and equipment	472	441
Franchise taxes	172	118
Data processing	248	112
Other operating	577	537

Total general, administrative and other expense	3,290	2,345

Earnings before income taxes	1,266	1,466
Federal income taxes
Current	264	925
Deferred	167	(425)

Total federal income taxes	431	500

NET EARNINGS	$835	$966

EARNINGS PER SHARE
Basic	$.33	$.39

Diluted	$.33	$.39

4

Peoples Community Bancorp, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the three months ended December 31,
(In thousands)

	2003	2002
Net earnings	$835	$966
Other comprehensive income, net of tax:
Unrealized holding gains on securities during the period, net of taxes of $112 and $65 for the respective periods	217	126

Comprehensive income	$1,052	$1,092

Accumulated comprehensive income (loss)	$(472)	$189

5

Peoples Community Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended December 31,
(In thousands)

	2003	2002
Cash flows provided by (used in) operating activities:
Net earnings for the period	$835	$966
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	155	150
Amortization of deferred loan origination fees	(419)	(410)
Amortization expense of stock benefit plan	48	48
Compensation expense related to vested stock options	46	35
Depreciation and amortization	224	197
Provision for losses on loans	900	1,051
Federal Home Loan Bank stock dividends	(102)	(112)
Investment securities dividends	(16)	(6)
Gain on sale of real estate	(206)	—
Gain on sale of loans	(10)	—
Proceeds from sale of loans and loan participations	533	74
Loans originated for sale in the secondary market	(523)	—
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(9)	205
Accrued interest receivable on investments and mortgage-backed securities	(326)	(183)
Prepaid expenses and other assets	(392)	236
Accrued interest payable	(139)	(128)
Other liabilities	(462)	(228)
Federal income taxes
Current	(630)	(76)
Deferred	167	(425)

Net cash provided by (used in) operating activities	(326)	1,394
Cash flows provided by (used in) investing activities:
Purchase of mortgage-backed securities	(70,720)	(43,151)
Principal repayments on mortgage-backed securities	4,841	3,379
Purchase of investment securities	—	(500)
Principal repayments on loans	45,902	78,147
Loan disbursements	(57,267)	(78,216)
Purchase of office premises and equipment	(1,672)	(208)
Proceeds from sale of real estate acquired through foreclosure	473	—

Net cash used in investing activities	(78,443)	(40,549)
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposit accounts	(5,068)	21,306
Proceeds from Federal Home Loan Bank advances and other borrowings	88,350	15,375
Net increase (decrease) in advances by borrowers for taxes and insurance	38	(27)

Net cash provided by financing activities	83,320	36,654

Net increase (decrease) in cash and cash equivalents	4,551	(2,501)
Cash and cash equivalents at beginning of period	10,023	26,637

Cash and cash equivalents at end of period	$14,574	$24,136

6

Peoples Community Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the three months ended December 31,
(In thousands)

	2003	2002
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$1,000	$1,000

Interest on deposits and borrowings	$4,951	$4,961

Supplemental disclosure of noncash investing activities:
Unrealized gains on securities designated as available for sale, net of related tax effects	$217	$126

Transfers from loans to real estate acquired through foreclosure	$79	$47

Loans disbursed to facilitate sale of real estate acquired through foreclosure	$—	$193

Loans disbursed to facilitate sale of real estate	$491	$—

7

Peoples Community Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three month periods ended December 31, 2003 and 2002

        1.    Basis of Presentation

        The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of consolidated financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Peoples Community Bancorp, Inc. ("Peoples Bancorp" or the "Company") included in the Annual Report on Form 10-K for the year ended September 30, 2003. However, in the opinion of management, all adjustments (consisting of only normal recurring accruals), which are necessary for a fair presentation of the consolidated financial statements, have been included. The results of operations for the three-month period ended December 31, 2003 are not necessarily indicative of the results which may be expected for the entire fiscal year.

        2.    Business Combinations

        On April 26, 2002, the Company completed its acquisition of Kenwood Bancorp, Inc. for consideration of $25.22 per outstanding share, totaling $7.9 million in cash. Kenwood was merged with and into the Company and Kenwood's wholly-owned banking subsidiary, Kenwood Savings Bank, became a wholly-owned subsidiary of Peoples Community Bank. The Company acquired $56.6 million in total assets and recorded approximately $3.4 million in goodwill as a result of the transaction.

        On July 25, 2003, Peoples Bank sold Kenwood Savings Bank, including $10.0 million in deposits and $10.1 million of loans, to Fort Washington Trust Company, a subsidiary of Western and Southern Life Insurance Company.

        On September 26, 2003, Peoples Bank acquired two Ohio branch offices from Ameriana Bank and Trust, including $32.8 million in loans and $55.6 million in deposits. Peoples Bank recorded approximately $2.3 million in goodwill as a result of this transaction.

        3.    Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and the Bank, its wholly-owned subsidiary. All significant intercompany items have been eliminated.

        4.    Earnings Per Share

        Basic earnings per share is based upon the weighted-average shares outstanding during the three-month periods, less 23,800 and 42,840 unallocated ESOP shares, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. The computations were as follows:

	For the three months ended December 31,
	2003	2002
Weighted-average common shares outstanding (basic)	2,493,580	2,465,067
Dilutive effect of assumed exercise of stock options	38,697	38,444

Weighted-average common shares outstanding (diluted)	2,532,277	2,503,511

8

        Options to purchase 26,391 shares of common stock at a weighted-average exercise price of $23.22 were outstanding at December 31, 2003, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

        5.    Effects of Recent Accounting Pronouncements

        There were no recent accounting pronouncements or developments through December 31, 2003 that would have a material effect on the Company's consolidated financial statements.

        6.    Stock Option Plan

        During fiscal 2001 the Board of Directors adopted the Peoples Community Bancorp, Inc. Stock Option and Incentive Plan (the "Plan") that provides for the issuance of 197,773 shares of authorized but unissued shares of common stock at fair value at the date of grant. Through December 31, 2003, the Company has granted 144,996 shares, net of forfeitures, under the Plan. The Plan provides that one-fifth of the options granted become exercisable on each of the first five anniversaries of the date of grant. The remaining shares in the Plan may be granted to employees in increments of 20% per year based on management's discretion.

        The Company accounts for the Plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

        It is the Company's policy to recognize expense related to the vesting of its stock options in accordance with the provisions of SFAS No. 123. Total expense recognized related to stock options amounted to $47,000 and $35,000 for the three months ended December 31, 2003 and 2002, respectively.

        The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model with the following assumptions used for grants in fiscal 2003 and 2002: no dividend yield; expected volatility of 21.4% and 20.0%, respectively; a risk-free interest rate of 3.6% and 2.0%, respectively, and an expected life of ten years for all grants.

9

        A summary of the status of the Plan for the three months ended December 31, 2003 and for the fiscal years ended September 30, 2003 and 2002, is presented below:

			Year ended September 30,
	Three months ended December 31, 2003
			2003		2002
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of period	144,528	$16.75	120,329	$15.34	94,861	$14.00
Granted	—	—	26,391	23.22	25,728	20.25
Exercised	—	—	(468)	14.00	—	—
Forfeited	—	—	(1,724)	17.99	(260)	14.00

Outstanding at end of period	144,528	$16.75	144,528	$16.75	120,329	$15.34

Options exercisable at period-end	42,152	$14.73	42,152	$14.73	18,924	$14.00

Weighted-average fair value of options granted during the period		N/A		$9.41		$6.19

        The following information applies to options outstanding at December 31, 2003:

Number outstanding	118,137
Range of exercise prices	$14.00 – $20.25
Number outstanding	26,391
Exercise price	$23.22
Weighted-average exercise price	$16.75
Weighted-average remaining contractual life	8.0 years

10

Peoples Community Bancorp, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

        Peoples Bancorp's profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other financial institutions, and interest expense, principally on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Cincinnati. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Peoples Bancorp's profitability also depends, to a lesser extent, on the level of other income, the provision for losses on loans, general, administrative and other expenses and federal income taxes.

        Peoples Bancorp's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond management's control.

Critical Accounting Policies

        The "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures found elsewhere in this quarterly report, are based upon the Company's consolidated financial statements, which are prepared in accordance with US GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information, including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under US GAAP.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and goodwill impairment. Actual results could differ from those estimates.

Allowance for Loan Losses

        The procedures for assessing the adequacy of the allowance for loan losses reflect management's evaluation of credit risk after consideration of all information available. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

        The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a

11

review of the Bank's trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.

Goodwill

        The Company has developed procedures to test goodwill for impairment on an annual basis using September 30 financial data. The evaluation of possible impairment is outsourced to a third party. This evaluation is based on the analysis set forth below.

        The test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. The third party selected by management utilizes the following common approaches to valuing business combination transactions involving financial institutions to derive the fair value of the reporting unit: (1) the comparable transactions approach which is specifically based on earnings, book value, assets and deposit premium multiples received in recent sales of comparable bank franchises; and (2) the discounted cash flow ("DCF") approach. The application of the valuation techniques takes into account the reporting unit's operating history, the current market environment and future prospects. As of the most recent evaluation, the only reporting unit carrying goodwill is the Bank.

        If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If the fair value does not exceed the carrying amount, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value.

        After each testing period, the third party compiles a summary of the test that is then provided to the audit committee for review.

Discussion of Financial Condition Changes from September 30, 2003 to December 31, 2003

        At December 31, 2003, the Company's assets totaled $822.5 million, an increase of $83.9 million, or 11.4%, compared to September 30, 2003. The increase in assets was comprised primarily of an increase of $65.9 million in mortgage-backed securities and an increase of $11.3 million in loans receivable, primarily funded by an $88.4 million increase in borrowings.

        Cash and cash equivalents increased by $4.6 million from September 30, 2003 levels, to a total of $14.6 million at December 31, 2003. Mortgage-backed securities totaled $199.8 million at December 31, 2003, an increase of $65.9 million, or 49.3%, compared to September 30, 2003. The purchase of $70.7 million in mortgage-backed securities during the period was partially offset by $4.8 million in principal repayments.

        Loans receivable totaled $565.6 million at December 31, 2003, an increase of $11.3 million, or 2.0%, over September 30, 2003 levels. Loan disbursements totaling $58.3 million during the three-month period ended December 31, 2003 were substantially offset by principal repayments of $45.9 million and sales of loans in the secondary market totaling $533,000. The Company's volume of loan disbursements decreased by $19.9 million, or 25.5%, compared to the record loan origination

12

volume attained in the three-month period ended December 31, 2002, due primarily to the continued low interest rate environment and a corresponding decrease in loan refinancing. Loan disbursements were comprised of $17.3 million of loans secured by one- to four-family residential real estate, $10.7 million of loans secured by multi-family real estate, $24.3 million of loans secured by commercial real estate and land and $6.0 million in commercial lines of credit and other loans.

        The allowance for loan losses totaled $10.5 million at December 31, 2003, compared to $9.7 million at September 30, 2003. Due primarily to a continuing change in the composition and the relative credit risk of the loan portfolio, $900,000 was added to the allowance through the provision for losses on loans during the three months ended December 31, 2003. Over the past three fiscal years, the Bank has placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, unsecured commercial loans and consumer loans. Nonresidential real estate lending and unsecured commercial lending are generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effect of general economic conditions on the successful operation of the related business and/or income-producing properties. The Bank has endeavored to reduce such risk by evaluating the credit history and the past performance of the borrower, the location of the real estate, the quality of the borrowers' management, the debt service ratio, the quality and characteristics of the income stream generated by the business or the property and appraisals supporting the property's valuation, as applicable.

        Nonperforming loans and impaired loans totaled $9.3 million and $9.6 million at December 31, 2003 and September 30, 2003, respectively. Nonperforming loans and impaired loans at December 31, 2003 consisted of approximately $4.0 million of one- to four-family residential loans, $5.0 million in multi-family residential loans, $218,000 in loans secured by commercial real estate and land, and $65,000 in consumer loans. As of the date of this report, it is management's belief that the nonperforming loans are adequately reserved and no material unreserved losses are presently anticipated on these nonperforming loans.

        In spite of the $300,000 decrease in nonperforming and impaired loans, the Bank's internally classified loans increased by $1.8 million, or 13.7%, to a total of $15.0 million at December 31, 2003, compared to September 30, 2003. The classifications consisted of loans classified special mention totaling $4.5 million, substandard loans of $10.5 million, and $10,000 of loans classified as doubtful. The increase was due primarily to the classification of approximately $1.7 million of construction loans and $881,000 in an unsecured commercial line of credit to one borrower who is a local developer and builder. The classification to special mention was due to the borrower experiencing cash flow difficulties. This increase in classified loans was partially offset by a $987,000 decrease due to the completion and payoff of five single-family residential construction loans of a financially troubled builder.

        The allowance for loan losses represented 1.66% and 1.57% of total loans at December 31, 2003 and September 30, 2003, respectively. The allowance for loan losses represented 133.68% and 134.15% of nonperforming loans as of December 31, 2003 and September 30, 2003, respectively. Although management believes that its allowance for loan losses at December 31, 2003 was appropriate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations.

        Deposits totaled $450.8 million at December 31, 2003, a decrease of $5.1 million, or 1.1%, from September 30, 2003 levels. The decrease in deposits was due primarily to the withdrawal of $7.4 million

13

in public funds, bringing the remaining portfolio of public funds to a total of $14.1 million at December 31, 2003, and a $2.2 million maturity of brokered deposits, bringing the remaining portfolio of brokered deposits to $19.6 million at December 31, 2003. These decreases were partially offset by a $4.5 million increase in retail deposits during the period. Management continues to focus on deposit growth through marketing and pricing strategies.

        Advances from the Federal Home Loan Bank and other borrowings totaled $308.3 million at December 31, 2003, an increase of $88.4 million, or 40.2%, compared to September 30, 2003 totals. Proceeds obtained from the advances and other borrowings were generally used to fund the purchase of mortgage-backed securities and to fund loan originations.

        Stockholders' equity totaled $47.8 million, or 5.8% of total assets, at December 31, 2003, an increase of $1.1 million, or 2.5%, over September 30, 2003 levels. The increase resulted primarily from net earnings of $835,000, the expense amortization effects of the stock benefit and option plans totaling $94,000, and a $217,000 decrease in unrealized losses on available for sale securities.

        The Bank is required to meet minimum capital standards promulgated by the Office of Thrift Supervision ("OTS"). At December 31, 2003, the Bank's regulatory capital exceeded each of the minimum capital requirements.

Comparison of Operating Results for the Three-Month Periods Ended December 31, 2003 and 2002

General

        Net earnings amounted to $835,000 for the three months ended December 31, 2003, a decrease of $131,000, or 13.6%, compared to the $966,000 of net earnings reported for the same period in 2002. The decrease in earnings resulted primarily from a $945,000 increase in general, administrative and other expense, partially offset by a $351,000 increase in net interest income, an increase of $243,000 in other income, a decrease of $151,000 in the provision for losses on loans, and a $69,000 decrease in federal income taxes.

Net Interest Income

        Interest income on loans decreased by $530,000, or 5.9% during the three-month period ended December 31, 2003, compared to the 2002 period, due primarily to a 110 basis point decrease in the weighted-average yield, to 6.00% for the 2003 period, which was partially offset by a $57.6 million, or 11.3%, increase in the average portfolio balance outstanding. The increase in the average balance was due primarily to the acquisition of two branch offices of Ameriana Bank and Trust in September 2003 and the Company's continued strong loan origination volume during the 2003 fiscal year, while the decrease in yield reflected a general decrease in market rates and the corresponding downward repricing of adjustable rate loans, as well as $273,000 of amortization of the premium paid on the loans purchased from Ameriana.

        Interest income on mortgage-backed securities increased by $937,000, or 338.3%, due primarily to a $141.8 million, or 376.1%, increase in the average balance outstanding, partially offset by a 24 basis point decrease in the weighted-average yield, to 2.70% in the 2003 period. Management purchased $70.7 million of adjustable-rate mortgage-backed securities during the three months ended December 31, 2003, in an effort to manage liquidity and interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guaranty of government-sponsored agencies.

14

        Interest income on investment securities and interest-bearing deposits and other decreased by $77,000, or 36.3%, due primarily to a $19.6 million, or 54.8%, decrease in the average balance of the related assets, partially offset by a 97 basis point increase in the weighted-average yield, to 3.35% in the 2003 period. The decrease in the average balance of such assets was primarily due to the reinvestment of excess funds in mortgage-backed securities and the funding of loan disbursements.

        Interest expense on deposits decreased by $253,000, or 8.2%, due primarily to a 71 basis point decrease in the weighted-average cost of deposits, to 2.56% for the 2003 period, partially offset by an increase of approximately $65.0 million, or 17.3%, in the average balance of deposits outstanding. Interest expense on borrowings increased by $232,000, or 13.2%, due primarily to a $116.3 million, or 67.2%, increase in the average balance of borrowings outstanding, partially offset by a 131 basis point decrease in the average cost of borrowings, to 2.76% for the 2003 period.

        As a result of the foregoing changes in interest income and interest expense, net interest income increased by $351,000, or 7.5%, to a total of $5.1 million for the three months ended December 31, 2003, compared to the same period in 2002. The interest rate spread decreased to 2.53% for the three months ended December 31, 2003, from 3.02% for the comparable 2002 period, while the net interest margin decreased to 2.65% for the three months ended December 31, 2003, compared to 3.23% for the same period in 2002.

Provision for Losses on Loans

        A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $900,000 and $1.1 million for the three-month periods ended December 31, 2003 and 2002, respectively. The provision recorded during the period ended December 31, 2003 was predicated primarily upon the $11.3 million, or 2.0%, of growth in the loan portfolio, taking into account the increase in loans secured by multi-family and nonresidential real estate, and unsecured commercial lines of credit, as well as the increase in the level of the Bank's internally classified loans year to year, as previously discussed. Such types of lending are generally considered to involve a higher degree of risk than one- to four-family residential lending. While management presently believes the Company's allowance for loan losses is sufficient to absorb inherent losses in the portfolio, there can be no assurance that the allowance will be sufficient to cover losses on nonperforming assets in the future.

Other Income

        Other income totaled $395,000 for the three months ended December 31, 2003, an increase of $243,000, or 159.9%, compared to $152,000 recorded for the same period in 2002. The increase was primarily due to a $206,000 gain on sale of real estate recorded during the period ended December 31, 2003, a $27,000, or 17.8%, increase in other income, and a $10,000 gain on sale of loans in the secondary market. The gain on sale of real estate resulted from the sale of a former branch office that was acquired in the Kenwood merger transaction.

        In connection with the Ameriana transaction, management initiated a program during the 2003 quarter, to originate and sell certain residential loans in the secondary market on a servicing released

15

basis. Management believes that personnel added to the Bank's staff through the Ameriana transaction possess the requisite experience to promote this sales activity. This sales activity is being conducted in order to accommodate consumer demand through origination and sale of lower-rate, one- to four-family residential loans and as a means for the Bank to maintain its interest rate risk position.

General, Administrative and Other Expense

        General, administrative and other expense totaled $3.3 million for the three months ended December 31, 2003, an increase of $945,000, or 40.3%, compared to the same period in 2002. This increase resulted primarily from an increase of $684,000, or 60.2%, in employee compensation and benefits, a $136,000, or 121.4%, increase in data processing, an increase of $54,000, or 45.8%, in franchise taxes, an increase of $31,000, or 7.0%, in occupancy and equipment, and a $40,000, or 7.4%, increase in other operating expense.

        The increase in employee compensation and benefits was due primarily to an increase in staffing levels to support the growth and branch structure of the Bank, normal merit increases, and an increase of $80,000 in health and other employee benefits. The increase in data processing reflects continued growth in loan and deposit accounts, as well as expenses related to the acquisition and conversion of accounts acquired from Ameriana. The increase in franchise taxes reflects the continued growth and profitability of the Company. The increase in occupancy and equipment expense primarily reflects increased depreciation and maintenance costs associated with the Company's new and acquired branch offices, in accordance with the Company's ongoing commitment to expand its branch office network. The increase in other operating expense was due primarily to a $35,000 increase in costs related to maintaining real estate acquired through foreclosure, and a $5,000, or .9%, increase in other operating costs associated with the Company's overall growth year to year.

        During January 2004, the Company entered into an agreement to change its data processing provider, based upon a six-month evaluation of available alternatives. The new system will provide an enhanced framework for expanded products and services and continued growth. The effects of the agreement will require after-tax expense to be recognized over the next four quarters of approximately $72,000 per quarter, or a total of approximately $290,000.

Federal Income Taxes

        The provision for federal income taxes totaled $431,000 for the three months ended December 31, 2003, a decrease of $69,000, or 13.8%, compared to the $500,000 provision recorded in the same period in 2002. This decrease was primarily due to a decrease in pre-tax earnings of $200,000, or 13.6%. The Company's effective tax rates were 34.0% and 34.1% for the three-month periods ended December 31, 2003 and 2002, respectively.

Impact of Inflation and Changing Prices

        The financial statements and related financial data presented herein have been prepared in accordance with instructions to Form 10-Q, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

        Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

Forward-Looking Statements

        This Form 10-Q contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

16

ITEM 3: Quantitative and Qualitative Disclosures About Market Risk

        There has been no material change in the Company's market risk since the Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2003.

ITEM 4: Controls and Procedures

        (a)   Our management evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities and Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and regulations and are operating in an effective manner.

        (b)   No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) occurred during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

17

Peoples Community Bancorp, Inc.

PART II

ITEM 1. Legal Proceedings

        Not applicable

ITEM 2. Changes in Securities and Use of Proceeds

        Not applicable

ITEM 3. Defaults Upon Senior Securities

        Not applicable

ITEM 4. Submission of Matters to a Vote of Security Holders

        On February 4, 2004, the Company held its Annual Meeting of Shareholders. Four matters were submitted to the shareholder's for a vote. The shareholders elected two directors to terms expiring in 2007 by the following votes:

	For	Withheld
Paul E. Hasselbring	2,148,663	12,220
John E. Rathkamp	2,113,609	47,274

        The shareholders approved the adoption of the 2004 Stock Option Plan by the following vote:

For: 1,315,067	Against: 154,397	Abstain: 17,932

        The shareholders approved the adoption of the 2004 Recognition and Retention Plan and Trust Agreement by the following vote:

For: 1,326,068	Against: 131,574	Abstain: 29,754

        The shareholders also ratified the selection of Grant Thornton LLP as the Company's auditors for the 2004 fiscal year by the following vote:

For: 2,136,731	Against: 9,166	Abstain: 14,986

ITEM 5. Other Information

        On January 16, 2004, Peoples Community Bancorp announced that it filed a registration statement with the SEC relating to a proposed rights offering to its existing stockholders and a concurrent offering to members of the general public. Presently, it is anticipated that the offering will consist of 1,365,674 shares of common stock. Peoples anticipates that the offering will begin promptly following declaration of the effectiveness of the registration statement filed with the Securities and Exchange Commission, and will continue for approximately thirty days thereafter. The net proceeds of the offering will be used to fund Peoples Community Bancorp's growth strategy and for general corporate purposes.

18

ITEM 6. Exhibits and Reports on Form 8-K

Reports on Form 8-K:	Peoples Bancorp filed a Form 8-K dated October 31, 2003 under Item 12 in order to file its press release reporting earnings for the period ended September 30, 2003. No financial statements were filed.

Peoples Bancorp filed a Form 8-K dated January 16, 2004 in order to file its press release announcing the filing of a registration statement related to a proposed rights offering to its existing stockholders and a concurrent offering to members of the general public.
Exhibits:
31.1	Written statement of Chief Executive Officer furnished pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350
31.2	Written statement of Chief Financial Officer furnished pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350
32.1	Written statement of Chief Executive Officer furnished pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350
32.2	Written statement of Chief Financial Officer furnished pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350

19

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2004	By:	/s/ JERRY D. WILLIAMS Jerry D. Williams President
Date: February 13, 2004	By:	/s/ TERESA A. O'QUINN Teresa A. O'Quinn Chief Financial Officer

20

EXHIBIT 31.1

PURSUANT TO RULES 13a-14 AND 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934
AND SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

I, Jerry D. Williams, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Peoples Community Bancorp, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: February 13, 2004	/s/ JERRY D. WILLIAMS Jerry D. Williams Chief Executive Officer

EXHIBIT 31.2

PURSUANT TO RULES 13a-14 AND 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934
AND SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

I, Teresa A. O'Quinn, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Peoples Community Bancorp, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: February 13, 2004	/s/ TERESA A. O'QUINN Teresa A. O'Quinn Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

        The undersigned executive officer of Peoples Community Bancorp, Inc. (the "Registrant") hereby certifies that the Registrant's Form 10-Q for the three months ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ JERRY D. WILLIAMS Name: Jerry D. Williams Title: President and Chief Executive Officer

Date: February 13, 2004

        A signed original of this written statement required by Section 906 has been provided to Peoples Community Bancorp, Inc. and will be retained by Peoples Community Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

        The undersigned executive officer of Peoples Community Bancorp, Inc. (the "Registrant") hereby certifies that the Registrant's Form 10-Q for the three months ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ TERESA A. O'QUINN Name: Teresa A. O'Quinn Title: Chief Financial Officer

Date: February 13, 2004

A signed original of this written statement required by Section 906 has been provided to Peoples Community Bancorp, Inc. and will be retained by Peoples Community Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

QuickLinks

TABLE OF CONTENTS
AVAILABLE INFORMATION ON THE COMPANY
OUR COMPANY
QUESTIONS AND ANSWERS ABOUT THE OFFERING
SUMMARY
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MARKET FOR OUR COMMON STOCK
OUR DIRECTORS AND EXECUTIVE OFFICERS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
WE INTEND TO PAY QUARTERLY CASH DIVIDENDS
PROPOSED MANAGEMENT PURCHASES
DETERMINATION OF SUBSCRIPTION PRICE
THE OFFERING
PLAN OF DISTRIBUTION
INFORMATION AGENT
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
PART I
  Item 1. Business
REGULATION
TAXATION
PART II
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
Peoples Community Bancorp, Inc.
Peoples Community Bancorp, Inc. AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID
Peoples Community Bancorp, Inc. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF EARNINGS
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
PEOPLES COMMUNITY BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF FINANCIAL CONDITION September 30, 2003 and 2002 (In thousands)
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF EARNINGS For the years ended September 30, 2003, 2002 and 2001 (In thousands)
PEOPLES COMMUNITY BANCORP, INC. STATEMENTS OF CASH FLOWS Years ended September 30, 2003, 2002 and 2001 (In thousands)
  Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K
SIGNATURES
  Exhibit 32.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
  Exhibit 32.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER
INDEX
PEOPLES COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except share data)
Peoples Community Bancorp, Inc. CONSOLIDATED STATEMENTS OF EARNINGS For the three months ended December 31, (In thousands, except share data)
Peoples Community Bancorp, Inc. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME For the three months ended December 31, (In thousands)
Peoples Community Bancorp, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS For the three months ended December 31, (In thousands)
Peoples Community Bancorp, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) For the three months ended December 31, (In thousands)
Peoples Community Bancorp, Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the three month periods ended December 31, 2003 and 2002
Peoples Community Bancorp, Inc. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3: Quantitative and Qualitative Disclosures About Market Risk
  ITEM 4: Controls and Procedures
PART II
  ITEM 1. Legal Proceedings
  ITEM 2. Changes in Securities and Use of Proceeds
  ITEM 3. Defaults Upon Senior Securities
  ITEM 4. Submission of Matters to a Vote of Security Holders
  ITEM 5. Other Information
  ITEM 6. Exhibits and Reports on Form 8-K
SIGNATURES
  EXHIBIT 31.1
PURSUANT TO RULES 13a-14 AND 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002 CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER
  EXHIBIT 31.2
PURSUANT TO RULES 13a-14 AND 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002 CERTIFICATION OF THE CHIEF FINANCIAL OFFICER
  EXHIBIT 32.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
  EXHIBIT 32.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER